As filed with the Securities and Exchange Commission on November 29, 2004

Registration No. 333-118873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 4

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

MHI Hospitality Corporation

(Exact Name of Registrant As Specified in its Governing Instruments)

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(Address, Including Zip Code, and Telephone Number, including

Area Code, of Registrant’s Principal Executive Offices)

Andrew M. Sims

President and CEO

MHI Hospitality Corporation

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(757) 564-8801 (Telecopy)

(Name, Address, Including Zip Code, and Telephone

Number, Including Area Code, of Agent for Service)

Copies to:

Thomas J. Egan, Jr. Esq. Baker & McKenzie LLP 815 Connecticut Avenue, NW Washington, DC 20006 (202) 452-7000 (202) 452-7074 (Telecopy)	David C. Wright, Esq. Hunton & Williams LLP 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented without notice. We may not sell the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to Completion

Preliminary Prospectus dated November 29, 2004

PROSPECTUS

6,000,000 Shares of Common Stock

MHI HOSPITALITY CORPORATION

MHI Hospitality Corporation is a recently-formed, self-advised Maryland corporation that intends to qualify as a real estate investment trust or “REIT” for federal income tax purposes. We were organized to succeed to certain of the lodging assets and operations of MHI Hotels Services LLC, and other affiliated entities, and to take advantage of investment opportunities in the lodging industry with a focus on full-service hotels. Upon completion of this offering and our related formation transactions, we will own six hotels located in the Mid-Atlantic and Southeastern United States operated under well known national hotel brands such as Hilton® and Holiday Inn® and will acquire leasehold interests in one resort property. Our officers, directors and affiliates and their family members initially will beneficially own approximately 29.2% of the equity interests in our company on a fully diluted basis and may exercise significant control over our company.

This is our initial public offering of our common stock. No public market currently exists for our common stock. All of the shares offered by this prospectus are being sold by us. Shares of our common stock are subject to ownership limitations relating to the maintenance of our status as a REIT.

We currently expect the public offering price to be between $9.00 and $11.00 per share. We have applied to list the shares of our common stock on the American Stock Exchange under the trading symbol “MDH.”

See “ Risk Factors” beginning on page 18 of this prospectus for risk factors relevant to an investment in shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to us before expenses	$	$

(1)	Does not include (i) financial advisory fees relating to the structuring of the offering in an aggregate amount equal to 1.0% of the gross proceeds of the offering, less $50,000, that will be paid to BB&T Capital Markets or (ii) reimbursement of certain out-of-pocket expenses of BB&T Capital Markets. See “Underwriting.”

The underwriters may also purchase up to an additional 900,000 shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any. The underwriters are offering our common stock as described in “Underwriting.”

We expect to deliver the shares of common stock on or about             , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BB&T Capital Markets

Ferris, Baker Watts Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Flagstone Securities

The date of this prospectus is                     , 2004.

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

All brand and trade names, logos or trademarks contained or referred to in this prospectus are the property of their respective owners, and their appearance in this prospectus may not in any way be construed as participation by, or endorsement of, this offering by any of our franchisors. For more information, see “Our Principal Agreements — Our Franchise Agreements.”

Until             , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in the offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including the section titled “Risk Factors” before making a decision to invest in our common stock. In this prospectus, references to our company, we, us and our mean MHI Hospitality Corporation, including MHI Hospitality, L.P., our operating partnership, and our other subsidiaries, including our taxable REIT subsidiary holding company, MHI Hospitality TRS Holding, Inc., or MHI Holding. References to MHI Holding include references to its wholly-owned subsidiary, MHI Hospitality TRS, LLC, our TRS Lessee, which is the lessee of our initial properties. References to MHI Hotels Services means MHI Hotels Services, LLC and its predecessors, a company in which we have no ownership interest, that will manage our initial hotels. When we use the terms full-service, Upper Upscale, Upscale and Midscale in this prospectus, we mean hotels as classified in those categories by Smith Travel Research. Smith Travel Research categorizes hotels into Luxury, Upper Upscale, Upscale, Midscale with Food and Beverage and Midscale without Food and Beverage, and Economy by reference to the national hotel franchise with which a hotel is affiliated. All of our initial hotels are currently classified as Upper Upscale and Midscale. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriter’s over-allotment option to purchase up to 900,000 additional shares of common stock has not been exercised and that the shares of common stock to be sold in this offering are sold at a price of $10.00 per share, which is the mid-point of the range set forth on the cover page.

Overview

We are a self-advised hotel investment company organized in August 2004 that intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Following completion of this offering, we will initially own six full-service, Upper Upscale and Midscale hotels that are located in primary and secondary markets in the mid-Atlantic and Southeastern United States and are operated under well-known national hotel brands such as Hilton and Holiday Inn. We intend to pursue a growth strategy of purchasing, renovating and upbranding additional underperforming, full-service hotels while seeking to improve the operating results of our initial portfolio.

We intend to focus our investment activities on the following opportunities that involve the acquisition, renovation and upbranding of underperforming or functionally obsolete hotels with a goal of achieving a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel:

•	Deep Turn Opportunity: The acquisition of a hotel that is closed or functionally obsolete and requires a restructuring of both the business components of the operations as well as the physical plant of the hotel, including extensive renovation of the building, furniture, fixtures and equipment.

•	Shallow Turn Opportunity: The acquisition of an underperforming but structurally sound hotel that requires moderate renovation to re-establish the hotel in its market.

•	Upbranding Opportunity: The acquisition of properties that can be upgraded physically and enhanced operationally to qualify for what we view as higher quality franchise brands including Hilton, Doubletree®, Crowne Plaza®, Holiday Inn Select®, Holiday Inn, Westin®, Sheraton® and Intercontinental®. We refer to this as our upbranding strategy. Our upbranding strategy may also be a component of our deep and shallow turn opportunities.

By pursuing deep and shallow turn opportunities and implementing our upbranding strategy, we hope to improve revenue and cash flow and increase the long-term value of the hotels we acquire in the future.

We currently have plans to renovate three of our initial hotel properties, one of which is currently underperforming in its marketplace and represents a shallow turn opportunity. As these hotels are located in attractive markets, we believe that these properties are well positioned for future growth and will benefit from improving industry wide market conditions, our renovations and the efforts of our management team. See “Our Business and Properties – Our Initial Properties.”

MHI Hotels Services, and its affiliates hold controlling interests in the entities that own four of our initial hotel properties. MHI Hotels Services will contribute its interests in these entities to our operating partnership in exchange for units in our operating partnership. We intend to operate as a REIT and because of federal income tax laws applicable to REITs, we cannot manage the hotels we own. MHI Hotels Services will manage each of our initial hotels pursuant to a management agreement and, together with its affiliates, will hold a significant equity interest in our operating partnership. We believe that our ability to access financing to pursue our growth strategy will be enhanced by implementing a REIT structure.

MHI Hotels Services has been in the hospitality industry since 1957 and provides full-service expertise in hotel management, construction, redevelopment, financing and consulting. MHI Hotels Services began its operations with the purchase of a twelve room motel in College Park, Maryland. Its multiple hotel operations began in 1980 and grew over the subsequent ten years to seven hotels operating as Best Western, Days Inn and Ramada. During the 1990’s, MHI Hotels Services expanded its operations to include larger, full service hotels branded by Hilton and Intercontinental Hotels while divesting itself of its limited service and lower branded hotels. Over the past 47 years, MHI Hotels Services has won numerous awards for its outstanding guest services, including Hilton Pride awards at two of our initial hotels. MHI Hotels Services and its affiliates currently manage five of our initial hotels. We expect to benefit from MHI Hotels Services’ extensive experience in managing hotel properties.

We will own our hotels and conduct our business through an operating partnership, MHI Hospitality, L.P. We will be the sole general partner of our operating partnership, and upon completion of the offering and the related formation transactions, will own an approximate 61.1% interest in our operating partnership. The remaining 38.9% interest will be owned by the contributors of five of our initial hotels, including an approximately 29.2% interest which will be owned by our officers, directors, affiliates and family members.

Investment Highlights

We expect to benefit from the following factors as we implement our business plan:

Turn Around Growth Strategy

We intend to pursue investments in underperforming or functionally obsolete hotels that are otherwise structurally sound, at a substantially lower cost than replacement cost or what we would pay for a performing hotel in the same market. We believe that such deep and shallow turn opportunities will yield favorable long-term returns and facilitate attractive dividend distributions. For example, the Maryland Inn, one of our initial hotels, is underperforming in its market. We will use approximately $3.9 million of the offering proceeds to fund renovations to this hotel. We anticipate these renovations, and an intended concurrent upbranding to a Holiday Inn franchise, will improve the hotel’s performance.

Growth-Oriented Balance Sheet

We will have approximately $25.8 million of debt, representing an initial leverage ratio of approximately 27.0% of our pro forma total assets as of September 30, 2004, upon completion of the offering. We intend to maintain target debt levels of 45-55% of total assets and plan to enter into a $23.0 million secured revolving credit facility from an affiliate of BB&T Capital Markets following completion of the offering. Neither our charter nor our bylaws limits the amount of debt that we can incur. We believe our initial leverage ratio and access to an anticipated credit facility will permit future borrowings and will provide us with the flexibility to capitalize on attractive investment opportunities.

Improving Lodging Cycle

Over the three year period from 2001-2003, the U.S. lodging industry suffered what we believe was one of the most significant downturns in its performance in several decades. We believe that current economic trends and, in particular, trends in the lodging industry evidenced by an overall increase in average room rates, occupancy and RevPAR, demonstrate that a recovery is underway. We expect that given these economic trends our initial hotels and any additional hotels we acquire will benefit from improving supply and demand conditions. See “Our Business and Properties — Industry Overview.”

Experienced and Aligned Management Team

We expect to benefit from the extensive experience of our management team in identifying, developing, repositioning, financing and managing hotels. Collectively, our senior executive officers have acquired or sold over 22 hotel properties. Upon completion of the offering and the related formation transactions, our officers, directors, and their affiliates and family members will beneficially own approximately 29.2% of the equity interests in our company on a fully diluted basis, which we believe will align their economic interest with those of our stockholders. None of our officers has any experience operating a public company or a REIT.

Strategic Relationship with MHI Hotels Services

We will enter into a management agreement whereby MHI Hotels Services will manage our initial hotels. We will also enter into a 10-year strategic alliance agreement with MHI Hotels Services which provides that, unless a majority of our independent directors concludes, for valid business reasons, that another management company should manage a hotel owned by us, we will offer MHI Hotels Services the opportunity to manage hotels acquired in the future. In addition, MHI Hotels Services will refer to us, on an exclusive basis, any hotel investment opportunity that is presented to it, in each case subject to certain exceptions.

Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section prior to deciding whether to invest in our common stock. Some of the material risks include:

•	Failure of the lodging industry to exhibit improvement would adversely effect our business plan and cause a decline in the value of our common stock.

•	Conflicts of interest could result in our executive officers and certain of our directors acting in a manner other than in our stockholders’ best interest.

•	Our executive officers and certain of our directors may experience conflicts of interest in connection with their ownership interest in our operating partnership.

•	Our tax indemnification obligations, which were not the result of arm’s-length negotiations and apply in the event that we sell certain properties in taxable transactions, could subject us to liability for substantial payments. The tax indemnification agreements have a 10-year term and require us to indemnify each contributor for 100% of any tax liabilities such contributor may incur as a result of a sale of a property contributed by such person during the first five years, 50% for a sale during year six, 40% for the seventh year, 30% during the eighth year, 20% during the ninth year and 10% during the tenth year. These obligations could limit our operating flexibility and reduce our returns on our investments. Such indemnification obligations could result in aggregate payments of approximately $46.0 million.

•	Because we will use approximately $25.0 million and $18.5 million from the proceeds of the offering to repay indebtedness and fund the cash portions of the purchase price for three of our initial properties, respectively, the cash available for general corporate and working capital purposes will be reduced.

•	We did not obtain independent appraisals of our initial hotel properties or the leasehold interests in the resort property, and thus the consideration paid for these properties may exceed fair market value as determined by third party appraisals.

•	Unanticipated expenses and insufficient demand for hotels we acquire in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

•	We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel and as a result, our returns are dependent on the management of our hotels by MHI Hotels Services.

•	Our ability to make distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

•	We have agreed to provide to certain of our contributors opportunities to guarantee liabilities of our operating partnership which may limit our ability to make similar opportunities available to owners of properties that we would like to purchase. This limitation may adversely affect our ability to acquire properties in the future.

•	Neither our charter nor our bylaws limits the amount of debt we can incur. While we intend to maintain target debt levels of 45-55% of total assets, our board of directors may change this debt policy at any time without stockholder approval. Upon completion of the offering, we will have outstanding debt of approximately $25.8 million and we intend to enter into a $23.0 million revolving credit facility. Future debt service obligations could adversely affect our overall operating results, may require us to liquidate our properties, may jeopardize our tax status as a REIT and limit our ability make distributions to our stockholders.

•	Our company is newly formed and has no operating history and currently owns no properties but has entered into agreements to acquire six hotels.

•	Our officers, directors and affiliates and their family members initially will beneficially own up to approximately 29.2% of our units that may be converted into our common stock and may exercise significant control over our company. In addition, MHI Hotels Services, under the terms of our strategic alliance agreement, has the right to nominate one director to our board, and Andrew Sims, our president and chief executive officer, has the right to be nominated as a director pursuant to the terms of his employment agreement.

•	Our agreements with MHI Hotels Services and its affiliates, including the contribution agreements, management agreement, strategic alliance agreement, subleases, partnership agreement of our operating partnership and employment agreements, were not negotiated on an arms’ length basis and may be less favorable to us than we could have obtained from third parties.

•	If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability, which would limit our ability to make distributions to our stockholders.

Our Initial Properties

Upon consummation of this offering and the related formation transactions, we will own six hotels. The following table sets forth certain information for each of our initial hotel properties:

Property	Location	Year Opened/ Renovated	Average Occupancy(1)	ADR (Average Daily Rate)(1)	RevPAR (revenue per available room)(1)	Number of Rooms(2)	Meeting Space Sq. Ft.(2)	Acquisition Cost(3)
Hilton Philadelphia Airport	Philadelphia, PA	1972/ 1994/ 2001	79.7%	$86.68	$69.09	331	10,000	$25,271,240
Holiday Inn Downtown Williamsburg	Williamsburg, VA	1968/ 1986/ 2000	51.1%	77.92	39.84	137	6,000	5,025,000
Holiday Inn Brownstone	Raleigh, NC	1971/ 2002	64.5%	74.57	48.13	188	15,000	9,396,120
Hilton Savannah DeSoto	Savannah, GA	1968/ 1996/ 2003-4	75.4%	117.08	88.31	246	20,000	27,279,940
Hilton Wilmington Riverside	Wilmington, NC	1970/ 1988/ 1998/ 2000	69.8%	96.51	67.43	274	20,000	25,646,760
Maryland Inn(4)	Laurel, MD	1985/ 1989	66.1%	65.86	43.51	205	8,000	12,200,205

TOTALS / WEIGHTED AVERAGES			70.1%	$89.40	$62.61	1,381	79,000	$104,819,060

(1)	For the twelve months ended September 30, 2004.
(2)	As of September 30, 2004.
(3)	Estimated transaction costs, debt assumed, and units issued in the acquisition valued at the assumed initial public offering price of $10.00 per share, the midpoint of the price range for this offering of our common stock.
(4)	We intend to upbrand the Maryland Inn as a Holiday Inn. For additional information see “Our Business and Properties — Our Initial Properties.”

In addition to these six hotels, we will acquire leasehold interests in the common area of a resort condominium property, Shell Island Resort. The resort is a condominium hotel with approximately 160 condominium suites owned by individual owners. The common areas are leased by the homeowners’ association. MHI Hotels LLC currently leases the common area of the resort from the condominium homeowners’ association. MHI Hotels Two, Inc. currently leases the restaurant, kitchen and other service areas from the condominium homeowners’ association. Both MHI Hotels LLC and MHI Hotels Two, Inc. are affiliated with MHI Hotels Services, LLC. MHI Hotels LLC and MHI Hotels Two, Inc. will pay us a fixed annual rent of $640,000 in connection with the sublease of such property. We will pay annual rent of $120,000 under the Shell Island Resort leases. Other expenses, such as maintenance and utilities, will be paid by MHI Hotels Two, Inc. and MHI Hotels, LLC. In the event of a payment default under the subleases, MHI Hotels Services has agreed to make a capital contribution to the sub-lessees in an amount sufficient to cure the default.

The Company is acquiring the leasehold interests in Shell Island Resort as it believes the leasehold interests will provide incremental cash flow that will benefit the Company. However, due to federal tax regulations attendant to its status as a REIT, the Company is prohibited from directly operating or managing the Shell Island property. Thus, the Company will sublease its entire leasehold interest in both leases. The sublease arrangements provide the Company with the ability to benefit from the economics of the leases, while at the same time maintaining compliance with the limitations placed upon REIT’s by federal income tax regulations.

Formation Transactions

We refer to the following series of transactions as our formation transactions:

•	We will sell 6,000,000 shares of common stock in the offering. We will contribute the net proceeds of the offering to MHI Hospitality, L.P., our operating partnership, in exchange for 6,000,000 operating partnership units, which we refer to as units, which will represent an approximate 61.1% initial interest in our operating partnership. We will act as sole general partner of our operating partnership.

•	Four of the six initial hotel properties will be contributed to our operating partnership by MHI Hotels Services and its affiliates, in exchange for an aggregate of 3,084,783 units, $1.0 million in cash and the assumption of approximately $35.6 million in debt.

•	We will acquire the Hilton Philadelphia Airport from third parties not affiliated with MHI Hotels Services, in exchange for 732,254 units, $1.8 million in cash and the assumption of approximately $15.2 million in debt. The entity that owns the Hilton Philadelphia Airport may receive additional units in exchange for the contribution of the property. In the event that the initial offering price of our common stock is less than $9.50 per share, the number of additional units to be issued to this entity will be increased to reflect the difference between the offering price and $9.50 per share multiplied by 732,254. For example, if the offering price is $9.00, this entity would receive an additional 40,681 units worth $366,127.

•	We will acquire the Maryland Inn for a cash payment of approximately $12.2 million. An affiliate of MHI Hotels Services will receive $500,000 in cash for its 25% interest in Accord LLC and West Laurel Corp., the entities that own the Maryland Inn.

•	We will use approximately $25.0 million of the proceeds of the offering to repay outstanding indebtedness on three of our initial hotel properties.

•	We will acquire two space leases for the common areas of the Shell Island Resort, a condominium resort property located in Wrightsville Beach, North Carolina, from MHI Hotels LLC and its affiliate, MHI Hotels Two, Inc., for a cash payment of $3.5 million, $3.0 million of which will be used to acquire the lease for the common areas and $500,000 for the lease of the restaurant area. We will enter into sublease agreements with MHI Hotels Two, Inc. and MHI Hotels LLC with respect to such leasehold interests. MHI Hotels Two, Inc. and MHI Hotels LLC will pay us a fixed annual rent of $640,000 in connection with the sublease of such property and we will incur annual lease expense of approximately $120,000.

•	We will enter into tax indemnity and debt allocation agreements with the entities that contribute five of our initial properties. These agreements will require us to indemnify the contributors against tax liabilities in the event we sell those properties in a taxable transaction during a 10-year period. Such indemnification obligations could result in aggregate payments of approximately $46.0 million. The terms of the tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. The contributing entities will guarantee a portion of our initial indebtedness following the closing and we will be obliged to give the contributors the opportunity to guarantee a similar amount of debt in the future.

•	We will lease each of our initial hotel properties to our TRS Lessee, a wholly-owned subsidiary of our taxable REIT subsidiary, MHI Holding.

•

Our operating partnership will use approximately $2.0 million of the net proceeds of the offering to compensate MHI Hotels Services for the amendment and restructuring of existing management agreements relating to five of our initial hotel properties. The $2.0 million payment is a non-recurring charge and will be recognized in our first accounting period following completion of the offering. Our

TRS Lessee will enter into a new management agreement with MHI Hotels Services upon completion of the offering that will cover all of our initial properties and any future hotels managed by MHI Hotels Services. See “Our Principal Agreements – Our Management Agreement.”

•	We will issue 1,000 shares of restricted common stock to each of our initial directors, which will vest on the first anniversary of the date of grant.

Our Team

Our executive officers have extensive experience in the lodging industry as set forth below:

Andrew M. Sims, our president, chief executive officer and chairman of the board, has served as President of MHI Hotels Services since 1995 after serving for seven years as vice president of finance and development. Following the completion of the formation transactions, Andrew Sims will own a 6.5% equity interest in our company on a fully diluted basis.

William J. Zaiser, our executive vice president, chief financial officer and treasurer, has served as vice president of accounting of MHI Hotels Services since 1990 and is responsible for financial analysis, cash management, insurance, investment and reporting. Following the completion of the formation transactions, William Zaiser will own a 1.7% equity interest in our company on a fully diluted basis.

Our chairman and our senior executive officers may be considered promoters of the offering. None of our officers has experience operating a public company or a REIT. See “Management — Directors and Executive Officers.”

Conflicts of Interest

Our executive officers and certain of our directors have interests that may conflict with our interests and the interests of our stockholders. Andrew Sims, our president, chief executive officer and chairman, and William Zaiser, our chief financial officer, together with Kim and Christopher Sims who will become directors upon completion of the offering, hold substantial ownership interests in and are currently officers and employees of MHI Hotels Services. MHI Hotels Services currently owns, with certain affiliates, directly or indirectly, a substantial amount of the ownership interests in the entities that own four of our six initial hotel properties and the entity that will be the sublessee. As such, they are beneficiaries of the payments to be made by us under the agreements pursuant to which we will acquire these initial hotels, and payments we will make to acquire our leasehold interests in the Shell Island Resort and to restructure and amend existing management agreements with MHI Hotels Services. The terms of these agreements and the valuation methods used to determine the value of the initial hotel properties and amounts to be paid in respect of the leasehold interest and restructuring of existing management agreements were determined by our management team who had conflicts of interest as described above. Because our agreements with MHI Hotels Services and its affiliates were not negotiated on an arm’s-length basis, they may be less favorable to us than we could have obtained from third parties. We did not obtain third-party appraisals of the initial hotel properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed the fair market value as determined by third-party appraisals. Upon completion of the offering and the formation transactions, our executive officers, directors and their affiliates and family members will beneficially own, in the aggregate, approximately 29.2% of the equity interests in our company on a fully diluted basis. See “Certain Relationships and Related Party Transactions – Other Benefits to Related Parties”.

Additionally, MHI Hotels Services, our hotel management company, will enter into a management agreement with us to manage our initial hotels and will receive management fees from us pursuant to the management agreement. Conflicts may arise as a result of Andrew Sims’, William Zaiser’s, Kim Sims’ and

Christopher Sims’ ownership interests in MHI Hotels Services to the extent that MHI Hotels Services’ interests diverge from our interests, particularly with regard to the management of our hotel properties. The initial term of the management agreement is 10 years, and is subject to extension options. If we terminate the management agreement with respect to a hotel, we may be required to pay MHI Hotels Services a substantial termination fee.

We will also enter into a Strategic Alliance Agreement with MHI Hotels Services pursuant to which, unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we will offer MHI Hotels Services the right to manage hotels we acquire, subject to certain exceptions. In addition, for so long as Andrew, Kim and Christopher Sims and their families and affiliates hold, in the aggregate, not less than 1.5 million units or shares of our common stock, MHI Hotels Services will have the right to nominate one person for election to our board of directors at our annual meeting of stockholders, subject to approval of such nominee by the Governance and Compensation Committee.

Conflicts may also arise as a result of Andrew Sims’, William Zaiser’s, Kim Sims’ and Christopher Sims’ ownership interests in our operating partnership to the extent that their interests as limited partners diverge from our interests, particularly with regard to transactions such as sales of assets or repayment of indebtedness, that could be in our and our stockholders best interests, but may have adverse tax consequences to the limited partners in our operating partnership.

We may be required to indemnify the contributors of some of our initial hotels against a percentage of, or possibly all of, such contributor’s tax liabilities if we sell such hotels in a taxable transaction within 10 years or fail to make available to these contributors opportunities to guarantee specified amounts of the liabilities of our operating partnership to defer such guarantors’ tax liabilities. The tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. These tax indemnities may adversely affect the way we conduct our business, including when and under what circumstances we sell these properties or interests therein during the indemnification period. While we currently do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to do so, the tax indemnification payment amounts would be substantial. See “Certain Relationships and Related Party Transactions.”

To comply with our charter and the rules and regulations of the American Stock Exchange, which we refer to as the AMEX, our initial board of directors will consist of a majority of independent directors. Under our bylaws, any transaction between us and MHI Hotels Services or its affiliates or any interested director must be approved by a committee consisting of only independent directors. However, there can be no assurance that these policies always will be successful in mitigating such conflicts, and decisions could be made that might not fully reflect the interests of all of our stockholders.

Benefits to Affiliates

The following table summarizes consideration to be received by our affiliates in connection with the formation transactions at an assumed offering price of $10.00 per share.

Transaction	Affiliated Party	Consideration
Contribution of initial hotels	MHI Hotels Services, an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims, and 9.0% by William Zaiser	$18.1 million which represents the aggregate value of the units issuable to MHI Hotels Services in connection with the contribution of its 80.0% interest in Savannah Hotel Associates LLC (1,332,395 units having a value of approximately $13.3 million), its 25.0% interest in Capitol Hotel Associates LP, LLP (314,919 units having a value of approximately $3.1 million), and its 50% ownership in Brownestone Partners LLC (159,512 units having a value of $1.6 million issuable to KDCA Partnership, which is 100% owned by MHI Hotels Services and its affiliates), and $1.0 million in cash, which will be used to repay a $1.0 million construction loan.

	MHI Hotels LLC, an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims, and 9.0% owned by William Zaiser	$3.0 million in cash in consideration for the assignment of the common area leases at the Shell Island resort property.

	MHI Hotels Two, Inc., an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims, and 9.0% owned by William Zaiser	$500,000 in cash in consideration for the assignment of the restaurant lease at the Shell Island resort property.

	Edgar Sims, Jr. Irrevocable Trust, Andrew, Kim and Christopher Sims, Trustees for the benefit of Edgar Sims’ grandchildren	$0.8 million, which represents the aggregate value of the 75,581 units issuable to the Edgar Sims, Jr. Irrevocable Trust in connection with the contribution of the 6.0% equity interests of Capitol Hotel Associates LP, LLP, held by such trust. Edgar Sims, Jr. is the father of Andrew, Kim and Christopher Sims.

	Laurel Holdings LLC (owned by Edgar Sims, Jr.)	Approximately $500,000 cash for its 25% interest in Accord LLC and West Laurel Corp., the entities that own the Maryland Inn.

Transaction	Affiliated Party	Consideration
	Andrew Sims, Kim Sims and Christopher Sims	$4.9 million, which represents the aggregate value of 491,274 units issuable in connection with the contribution of the 38.7% equity interests of Capitol Hotel Associates LP, LLP, (each of Andrew, Kim and Christopher Sims have a 12.9% interest in Capitol Hotel Associates LP, LLP).

	Krichman Trusts (Edward Stein, Trustee)	$3.3 million, which represents the aggregate value of 333,099 units issuable to the Krichman Trusts in connection with their contribution of their 20% ownership interest in Savannah Hotel Associates LLC. Edward Stein, who will serve as a member of our board of directors following completion of the offering, is the Trustee of the Trusts.

Wilmington Hotel Associates Corp. (100% owned by Jeanette Sims)	$3.8 million, which represents the aggregate value of 377,903 units issuable to Wilmington Hotel Associates Corp, in connection with contribution of its 30.3% ownership interest in Capitol Hotel Associates

LP, LLP. Jeanette Sims, the mother of Andrew, Kim and Christopher Sims, is the sole stockholder of Wilmington Hotel Associates Corp.

Restructuring of Management Agreements	MHI Hotels Services	$2.0 million in cash in consideration of the restructuring of the management agreements relating to five of our initial hotel properties. In connection with the restructuring, the company is consolidating the former management agreements into one agreement and reducing the management fees.

Repayment of offering expenses	MHI Hotels Services	Approximately $1.5 million in cash.

Repayment of Indebtedness/Release of Guaranty	MHI Hotels Services, Andrew Sims, Kim Sims and Christopher Sims	MHI Hotels Services, Andrew, Kim and Christopher Sims will be released from their guarantees of $9.8 million of debt with respect to two initial properties being contributed by entities partially owned by MHI Hotels Services which debt will be repaid with offering proceeds.

Transaction	Affiliated Party	Consideration

Management Agreement	MHI Hotels Services	Monthly base management fee of 2.0% for the first year, 2.5% for the second year, and 3.0% thereafter of all gross revenues for the hotels managed by MHI Hotels Services plus an annual incentive management fee in an amount equal to 10% of the annual year over year increase in gross operating profit not to exceed 0.25% of gross hotel revenues.

Strategic Alliance Agreement	MHI Hotels Services	During the 10-year term of the strategic alliance agreement, unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we have agreed to offer MHI Hotels Services the right to manage hotel properties we acquire, subject to certain exceptions. MHI Hotels Services has agreed to refer to us on an exclusive basis, any hotel investment opportunity presented to it, subject to certain exceptions. For so long as Andrew, Kim and Christopher
Sims own 1.5 million units or shares, MHI Hotels Services will have the right to nominate a director.

Employment Agreements	Andrew Sims, William Zaiser	Messrs. Sims and Zaiser will enter into five-year employment agreements with us that provide, in addition to other benefits, upon a change of control or termination without cause, severance benefits equal to five times the executive’s combined base salary and bonus compensation for the preceding fiscal year, plus reimbursement for taxes on all excess parachute amounts. We must also nominate Mr. Sims to serve on our board subject to the determination of our nominating, corporate governance and compensation committee, otherwise we must pay Mr. Sims the change of control payment described above. See “Management—Employment Agreements.”

Transaction	Affiliated Party	Consideration

Tax Indemnification	Andrew, Kim and Christopher Sims, Wilmington Hotel Associates (Jeanette Sims), Krichman Trusts (Edward Stein), Edgar Sims, Jr. irrevocable Trust, and William J. Zaiser	If we sell, during the 10-year period following the closing of the acquisition of the initial hotels, the five initial hotels contributed to us in exchange for units in a taxable transaction, we would be required to indemnify the contributors for their tax liability plus a gross up tax amount. Such indemnification obligations could result in aggregate payments of up to approximately $46.0 million.

Corporate Information

Our corporate offices are located at 814 Capitol Landing Road, Williamsburg, Virginia 23185. Our telephone number is (757) 229-5648.

We intend to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As long as we maintain our status as a REIT, we generally will not be subject to federal income taxes on our net income to the extent we distribute our net income to our stockholders. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to stockholders, and we may be subject to state income and franchise taxes. Our taxable REIT subsidiary, MHI Holding, will be fully subject to corporate income tax as a C corporation.

In order for our income to constitute “rents from real property” for purposes of the gross income test required for REIT qualification, we cannot directly operate any of our hotels. Accordingly, we will lease each of our hotels to our TRS Lessee, a wholly owned subsidiary of our taxable REIT subsidiary, MHI Holding. Our TRS Lessee will pay rent to us that can qualify as “rents from real property,” provided that it engages an “eligible independent contractor” to manage our hotels. The eligible independent contractor engaged to manage our hotels will be MHI Hotels Services.

Our Structure

The following chart shows the structure of our company following completion of the offering and the formation transactions described above:

The Offering

Shares of common stock offered	6,000,000 shares(1)

Shares of common stock to be outstanding upon completion of the offering	6,004,000 shares(1)(2)(3)

Proposed AMEX symbol	“MDH”

(1)	Does not include 900,000 shares issuable upon exercise of the underwriters’ over-allotment option in full.
(2)	Includes 4,000 shares of common stock that will be issued to our independent directors as restricted stock awards under our 2004 Omnibus Stock Incentive Plan.
(3)	Does not include 3,817,036 shares of common stock issuable upon redemption of units issuable in the formation transactions.

Use of Proceeds

We estimate that the net proceeds from the offering of 6,000,000 shares of our common stock pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses, will be approximately $54.6 million. If the underwriter’s over-allotment is exercised in full, our net proceeds from the offering will be approximately $63.0 million. We will contribute the net proceeds to our operating partnership. Our operating partnership intends to subsequently use the net proceeds as follows:

•	approximately $25.0 million to repay the outstanding indebtedness on three of our initial properties as follows:

•	a loan secured by a first mortgage lien on the Hilton Philadelphia Airport with a principal amount outstanding of approximately $15.2 million, an interest rate of 8.25% and a maturity date of September 2006;

•	a loan from an affiliate of BB&T Capital Markets secured by a first mortgage lien on the Holiday Inn Brownstone with a principal amount outstanding of approximately $4.8 million, an interest rate of prime plus 0.25% and a maturity date of December 2008;

•	a loan secured by a first mortgage lien on the Holiday Inn Downtown Williamsburg with a principal amount outstanding of approximately $3.0 million, an interest rate of 5.82% and a maturity date of January 2023; and

•	two construction loans with respect to the Holiday Inn Brownstone hotel with a combined principal amount outstanding of approximately $2.0 million, an interest rate of prime plus 1% and a maturity date of August 2005;

•	approximately $12.2 million to fund the acquisition of the Maryland Inn in Laurel, Maryland and approximately $3.9 million for subsequent renovations of the hotel;

•	approximately $4.1 million to fund renovation and pay closing costs and $1.8 million to fund the cash portion of the purchase of the Hilton Philadelphia Airport;

•	approximately $0.5 million to fund renovations at the Holiday Inn Downtown Williamsburg;

•	approximately $1.0 million to fund the cash portion of the purchase of the Holiday Inn Brownstone;

•	approximately $3.5 million to fund the acquisition of the leasehold interests in the resort property;

•	$2.0 million to MHI Hotels Services in consideration of the amendment and restructuring of existing management agreements relating to five of our initial hotel properties; and

•	approximately $0.4 million for general corporate and working capital purposes.

Each of the agreements to acquire the initial properties is subject to customary closing conditions. As a result, we cannot provide any assurances that we will complete the acquisitions. In the event that we do not complete the acquisition of one or more of the initial properties, the offering proceeds allocated to these acquisitions will be available to fund future Upper Upscale, Upscale and Midscale lodging-related investments and for general corporate and working capital purposes.

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

Distribution Policy

To maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our REIT taxable income excluding net capital gains, which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States of America. We intend to commence making distributions to stockholders after the first full calendar quarter following completion of this offering. However, the timing, frequency and amount of distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, MHI Hospitality, L.P., which will depend upon receipt of rent payments with respect to our properties from our TRS Lessee. Our cash available for distribution may be less than 90% of our REIT taxable income which may require us to sell assets or borrow funds in order to make distributions. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in hotel properties, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a return of capital. To the extent not inconsistent with maintaining our REIT status, our taxable REIT subsidiary, MHI Holding, and our TRS Lessee may retain any after-tax earnings.

Summary Historical and Pro Forma Financial Data

The following table sets forth summary historical combined operating and financial data for our accounting predecessor, MHI Hotels Services Group, and summary pro forma combined operating and financial data for MHI Hospitality Corporation. For more information, see “Selected Financial Data.”

	MHI Hospitality Corporation		MHI Hotels Services Group (Predecessor Group)
	Pro Forma for		Historical for the Years Ended December 31
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	1999	2000	2001	2002	2003
Statement of Operations
Operating Income
Total Revenues	$44,566,586	$36,472,020	$21,397,926	$23,888,266	$24,109,017	$23,959,027	$24,435,206
Total Operating Expenses excluding depreciation & amortization	(35,224,518)	(27,969,704)	(17,396,522)	(18,691,858)	(18,976,588)	(18,921,439)	(19,540,957)
Depreciation & amortization	(4,303,222)	(3,215,260)	(1,724,620)	(2,196,038)	(2,167,706)	(2,236,136)	(2,045,250)

Net Operating Income	5,038,846	5,287,056	2,276,785	3,000,370	2,964,723	2,801,452	2,848,999

Adjustments to Operating Income
Interest Income	13,152	857	—	—	29,575	9,379	3,668
Interest Expense	(2,168,318)	(1,572,083)	(2,285,971)	(2,645,232)	(2,579,493)	(2,481,528)	(2,369,422)
Other Income—net	(16,456)	—	(152,356)	(205,181)	(765,841)	(226,478)	(191,312)
Minority Interest	(1,115,350)	(1,445,458)	(152,809)	(275,629)	(206,708)	(224,864)	(152,097)

Net Income (loss)	$1,751,874	$2,270,372	$(314,351)	$(125,672)	$(557,744)	$(122,039)	$139,836

Statement of Cash Flows
Cash from Operations—net		$2,546,576	$3,388,998	$1,131,332	$4,374,020	$2,068,531	$2,710,595
Cash from (used in) Investing—net		(55,599,475)	(8,511,427)	(1,238,187)	(1,147,231)	(1,372,064)	(2,397,600)
Cash from (used in) Financing—net		63,206,428	4,113,690	95,832	(2,527,241)	(974,065)	(400,010)

Net Increase (Decrease) in Cash Flow		$10,153,529	$(1,008,739)	$(11,023)	$699,548	$(277,598)	$(87,015)

Balance Sheet
Total Assets (1)		$95,697,269	$34,158,064	$33,147,144	$33,315,565	$30,600,738	$30,757,456
Total Long-Term Debt Including Current Portion (1)		25,916,150	33,177,083	32,470,151	31,591,771	30,548,250	29,640,738
Total Current and Long-Term Liabilities (1)		30,483,392	36,341,572	35,164,039	35,904,496	33,678,765	32,924,595
Minority Interest (1)		25,368,198	(736,567)	(618,283)	(673,405)	(489,365)	(521,268)
Total Owners' Equity (Deficit) (1)		39,845,679	(1,446,941)	(1,398,612)	(1,915,525)	(2,588,662)	(1,645,871)
Operating Data
Number of Rooms (1)	1,381	1,381	657	657	657	657	657
Number of Room Nights Annually	504,065	378,065	239,805	240,462	239,805	239,805	239,805
Occupancy Percent (2)	64.9%	73.1%	58.6%	64.6%	67.4%	66.3%	67.3%
Average Daily Rate (ADR) (2)	$89.76	$90.40	$101.79	$100.44	$98.53	$98.48	$98.10
RevPAR (2)	$58.26	$66.05	$59.66	$64.91	$66.42	$65.30	$66.01
Additional Financial Data
FFO (3)	$7,172,759	$6,931,090	$1,571,357	$2,371,290	$2,009,157	$2,338,961	$2,338,318

(1)	As of the period end.
(2)	Occupancy Percent is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available. Average Daily Rate, ADR, is calculated by dividing the total daily room revenue by the total daily number of rooms sold. Revenue Per Available Room, RevPAR, is calculated by dividing the total daily room revenue by the total daily number of rooms available.
(3)

Funds from Operations, FFO, is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non- cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company's real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs. Below is a reconciliation of FFO to net income (loss).

	Pro Forma for
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Historical for the Years Ended December 31
			1999	2000	2001	2002	2003
Reconciliation of FFO
Net income (loss)	$1,751,874	$2,270,372	$(314,351)	$(125,672)	$(557,744)	$(122,039)	$139,836
add back minority interest	1,115,350	1,445,458	152,809	275,629	206,708	224,864	152,097
add back depreciation & amortization	4,303,222	3,215,260	1,724,620	2,196,038	2,167,706	2,236,136	2,045,250
add back loss (gain) on disposal of assets	2,313	—	8,279	25,295	192,487	—	1,135

FFO	$7,172,759	$6,931,090	$1,571,357	$2,371,290	$2,009,157	$2,338,961	$2,338,318

RISK FACTORS

The following factors are the material risks that apply to an investment in our common stock. In addition to other information in this prospectus, you should carefully consider the following risk factors before deciding whether to purchase our common stock.

Risks Related to Our Business and Properties

Failure of the lodging industry to exhibit improvement would adversely effect our business plan and cause a decline in the value of our common stock.

A substantial part of our business plan is based on our belief that the lodging markets in which we intend to invest are experiencing improving economic fundamentals. There can be no assurance that lodging industry fundamentals will continue to improve. In the event conditions in the industry do not continue to improve as we expect, our cash available for distribution would be less than anticipated.

Conflicts of interest could result in our executive officers and certain of our directors acting in a manner other than in our stockholders’ best interest.

Conflicts of interest relating to MHI Hotel Services and the terms of its management agreement may lead to management decisions that are not in the stockholders’ best interest.

Conflicts of interest relating to MHI Hotels Services may lead to management decisions that are not in the stockholders’ best interest. MHI Hotels Services is owned and controlled by members of the Sims family, including Andrew Sims, our chairman and CEO, Kim Sims and Christopher Sims, who will serve on our board of directors, William Zaiser, our executive vice president and CFO, and Steven Smith who is the Executive Vice President of MHI Hotels Services. Andrew Sims, William Zaiser, Kim Sims and Christopher Sims are currently officers and employees of MHI Hotels Services. Four of our initial hotels will be contributed to our operating partnership by MHI Hotels Services and its affiliates. MHI Hotels Services will manage our initial hotel properties. In addition, MHI Hotel Services will have a right of first offer to manage hotels we acquire in the future, subject to certain exceptions, and will receive substantial management fees based on the revenues and operating profit of our hotels. Our management agreement with MHI Hotels Services, including the financial terms thereof, was not negotiated on an arm’s-length basis and may be less favorable to us than we could have obtained from third parties.

Our management agreement establishes the terms of MHI Hotels Services’ management of our hotels. Under certain circumstances, if we terminate our management agreement as to one of the hotels, we will be required to pay MHI Hotels Services a termination fee. If we were to terminate the management agreement with respect to all six of these initial hotels immediately after this offering in connection with a sale of those hotels, the aggregate termination fee would be approximately $8.8 million. As majority owners of MHI Hotels Services, which would receive any management and management termination fees payable by us under the management agreement, Andrew Sims, William Zaiser, Kim Sims and Christopher Sims may influence our decisions to sell a hotel or acquire or develop a hotel when it is not in the best interests of our stockholders to do so. In addition, Andrew Sims and William Zaiser will have conflicts of interest with respect to decisions to enforce provisions of the management agreement, including any termination thereof.

There can be no assurance that provisions in our bylaws will always be successful in mitigating conflicts of interest.

Under our bylaws, any transaction between us and MHI Hotels Services or its affiliates or any interested director must be approved by a committee consisting of only independent directors. However, there can be no assurance that these policies always will be successful in mitigating such conflicts, and decisions could be made that might not fully reflect the interests of all of our stockholders.

Certain of our officers and directors will hold units and may seek to avoid adverse tax consequences which could result from transactions that would otherwise benefit our stockholders.

Holders of units, including members of our management team, may suffer adverse tax consequences upon our sale or refinancing of certain properties. Therefore, holders of units, including Andrew Sims, William Zaiser, Kim Sims, Christopher Sims, and Edward Stein may have different objectives than holders of our common stock regarding the appropriate pricing and timing of a property’s sale, or the timing and amount of a property’s refinancing. These officers and directors of ours may influence us not to sell or refinance certain properties, even if such sale or refinancing might be financially advantageous to our stockholders, or to enter into tax-deferred exchanges with the proceeds of such sales when such a reinvestment might not otherwise be in our best interest. For more information regarding the tax indemnity agreements that we have entered into with the contributors of the initial hotels, see “— Our tax indemnification obligations, which were not the result of arm’s-length negotiations and which apply in the event that we sell certain properties, could subject us to liability which we currently estimate to be $46.0 million, and limit our operating flexibility and reduce our returns on our investments” and “Certain Relationships and Related Party Transactions” in this prospectus.

Contractual obligations require us to nominate affiliates of the Sims family as two of our directors.

Pursuant to the strategic alliance agreement, MHI Hotels Services has a contractual right to nominate one person for election as a director, and, pursuant to his employment agreement with us, Andrew Sims has the right to be nominated as a director. These provisions in effect provide the Sims family and their affiliates the right to nominate two of our directors. As discussed herein, such persons have conflicts of interest with our company.

Our executive officers and certain of our directors may experience conflicts of interest in connection with their ownership interests in our operating partnership.

Our executive officers and certain of our directors, which include Andrew Sims, Williams Zaiser, Kim Sims, Christopher Sims and Ed Stein, may experience conflicts of interest relating to their ownership interests in our operating partnership. With regard to ownership interests in our operating partnership, upon completion of this offering and our formation transactions, Andrew Sims, William Zaiser, Kim Sims, Christopher Sims and Ed Stein will beneficially own 6.5%, 1.6%, 6.5%, 6.5% and 3.4% interests in our operating partnership, respectively. These individuals, together with their affiliates, will own in the aggregate approximately 29.2% of the outstanding units in our operating partnership upon completion of this offering and our formation transactions. Conflicts may arise as a result of these persons’ ownership interests as limited partners diverge from the interests of MHI Hospitality Corporation, particularly with regard to transactions such as sales of assets or the repayment of indebtedness, that could be in the best interests of MHI Hospitality Corporation and its stockholders but may have adverse tax consequences to the limited partners in our operating partnership.

Our tax indemnification obligations, which were not the result of arm’s-length negotiations and which apply in the event that we sell certain properties, could subject us to liability which we currently estimate to be approximately $46.0 million, and limit our operating flexibility and reduce our returns on our investments.

If we dispose of any of the initial hotels, we would be obligated to indemnify the original contributors (including their permitted transferees and persons who are taxable on the income of a contributor or permitted transferee) against certain tax consequences of the sale pursuant to the tax indemnity agreements, the terms of which were not the result of arm’s-length negotiations. These original contributors include Andrew Sims, our chairman, president and chief executive officer, William Zaiser, our chief financial officer, Kim Sims, one of our director nominees, and Christopher Sims, one of our director nominees. We have agreed to pay a certain amount of the contributor’s tax liability with respect to gain allocated to the contributor under Section 704(c) of the Internal Revenue Code if we dispose of a property contributed by the contributor in a taxable transaction during a “protected period,” which continues until the earlier of:

•	10 years after the contribution of such property; or

•	the date on which the contributor no longer owns, in the aggregate, at least 25% of the units we issued to the contributor at the time of its contribution of property to our operating partnership.

This tax indemnity will be equal to a certain amount of the federal and state income tax liability the contributor incurs with respect to the gain allocated to the contributor upon such sale based on a sliding scale percentage. Specifically, we will indemnify the contributors for 100% of their tax liability during the first five years after contribution, 50% during the sixth year, 40% during the seventh year, 30% during the eighth year, 20% during the ninth year and 10% during the tenth year. The terms of the tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. While the tax indemnities do not contractually limit our ability to conduct our business in the way we desire, we are less likely to sell any of the contributed properties in a taxable transaction during the protected period because of the significant tax liability we would have to the contributors. Instead, we would either hold the property for the entire protected period, or at least the first five years, or seek to transfer the property in a tax-deferred like-kind exchange.

If we were to sell during the next five years in a taxable transaction the five initial hotels contributed to us in exchange for units immediately after the closing of the offering, our estimated total tax indemnification obligation to our indemnified contributors, including the gross-up payment, would be approximately $46.0 million.

We did not obtain independent appraisals of our initial hotel properties or the leasehold interests in the resort property, and thus the consideration paid for these properties may exceed fair market value as determined by third party appraisals.

We did not obtain third-party appraisals of the initial hotel properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed the fair market value as determined by third-party appraisals. The terms of these agreements and the valuation methods used to determine the value of the initial hotel properties were determined by our management team who had conflicts of interest as described above. Our executive officers and certain of our directors, including Andrew Sims, our president and chief executive officer, will receive an aggregate of 2,870,863 units, having an aggregate value of approximately $28.7 million, in the formation transactions. It is possible that the consideration we give in exchange for our initial hotels may exceed their fair market value and that we could realize less value from the hotels than we would have realized if the agreements had been entered into with an unrelated third party or if we had obtained independent appraisals of the initial assets. For more information on the allocation of units to our directors and executive officers, see “Management” and “Certain Relationships and Related Party Transactions” in this prospectus.

Our agreements with MHI Hotels Services and its affiliates, including the contribution agreements, management agreement, strategic alliance agreement, subleases, partnership agreement of our operating partnership and employment agreements, were not negotiated on an arms’ length basis and may be less favorable to us than we could have obtained from third parties.

In connection with this offering and the formation transactions, we have entered into, or will enter into, various agreements with MHI Hotels Services and its affiliates, including the contribution agreements, management agreement, strategic alliance agreement, subleases, partnership agreement of our operating partnership and employment agreements. The terms of each of these agreements were determined by our management team who had conflicts of interest as described above and ownership interests in MHI Hotels Services and its affiliates. The terms of each of these agreements may be less favorable to us than we could have obtained from third parties. For more information on the terms of these agreements, see “Our Principal Agreements,” “Management,” “Certain Relationships and Related Party Transactions,” and “Partnership Agreement.”

Unanticipated expenses and insufficient demand for hotels we acquire in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

As part of our business plan, we may develop or acquire hotels in geographic areas in which our management may have little or no operating experience and in which potential customers may not be familiar with our franchise brands. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. These hotels may attract fewer customers than our existing hotels, while at the same time, we may incur substantial additional costs with these new hotel properties. Unanticipated expenses and insufficient demand at a new hotel property, therefore, could adversely affect our profitability and our ability to make distributions to our stockholders.

We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel and as a result, our returns are dependent on the management of our hotels by MHI Hotels Services.

Under the terms of the management agreement that we will enter into with MHI Hotels Services and the REIT qualification rules, our ability to participate in operating decisions regarding the hotels is limited. We will depend on MHI Hotels Services to operate our hotels as provided in the management agreement. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, revenue per available room, which we refer to as RevPAR, and average daily rates, we may not be able to force MHI Hotels Services to change its method of operation of our hotels. Additionally, in the event that we need to replace MHI Hotels Services or any other management companies in the future, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Our ability to make distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute at least 90% of our REIT taxable income, excluding net capital gains, each year to our stockholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, including capital improvements which may be required by our franchisors, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will continue to generate sufficient cash to fund distributions.

Among the factors which could adversely affect the results of our operations and our distributions to stockholders are the failure of our TRS Lessee to make required rent payments because of reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the net operating profits of our TRS Lessee are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from a new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

We will lease all of our hotels to our TRS Lessee. The TRS Lessee will be subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. These risks can affect adversely the net operating profits of our TRS Lessee, our operating expenses, and our ability to make distributions to our stockholders.

We have agreed to provide to certain of our contributors opportunities to guarantee liabilities of our operating partnership which may limit our ability to make similar opportunities available to owners of properties that we would like to purchase. This limitation may adversely affect our ability to acquire properties in the future.

Under certain of the tax indemnification agreements, we have agreed to use commercially reasonable efforts during the protected period to make available to certain contributors opportunities to guarantee liabilities of our operating partnership. By guaranteeing liabilities of the operating partnership, the contributors will be entitled to defer recognition of gain in connection with the contribution of certain hotels. As a consequence of the allocation of debt to them for tax purposes by virtue of guaranteeing the liabilities of the operating partnership, contributors will not be deemed to have received a distribution under the applicable provisions of the Code. In the case of our tax indemnification obligation, the protected period continues until the earlier of:

•	10 years after the contribution of such property; or

•	the date on which the contributor no longer owns, in the aggregate, at least 25% of the units we issued to the contributor at the time of its contribution of property to our operating partnership.

The obligation to make guarantee opportunities available to the contributors could adversely affect our ability to acquire additional properties in the future by reducing the amount of debt that could be guaranteed by other, future contributors.

Because we will use approximately $25.0 million and $18.5 million from the proceeds of the offering to repay indebtedness and fund the cash portions of the purchase price for three of our initial properties, respectively, the cash available for general corporate and working capital purposes will be reduced.

We intend to use approximately $25.0 million from the proceeds of the offering to repay outstanding indebtedness relating to three of our initial hotel properties, including one loan in which the lender is affiliated with BB&T Capital Markets, our lead managing underwriter, and approximately $18.5 million to acquire certain of our initial hotel properties. This use of funds from the offering will reduce the amount of cash available for general corporate and working capital purposes.

Future debt service obligations could adversely affect our overall operating results, may require us to liquidate our properties, may jeopardize our tax status as a REIT and limit our ability to make distributions to our stockholders.

After the completion of the offering, we will have approximately $25.8 million in debt representing an initial leverage ratio of approximately 27.0% of our pro forma total assets as of September 30, 2004. While we intend to maintain target debt levels of 45-55% of total assets, our board of directors may change this debt policy at any time without stockholder approval. In addition, we intend to enter into a $23.0 million revolving credit facility following completion of the offering. We must satisfy certain financial covenants, including, among others, that the proportion of our floating rate debt will not exceed 50% of consolidated total debt, we will maintain a minimum tangible net worth of $67.5 million, our maximum leverage will not exceed 55%, other cash flow related covenants and we will expand and/or deposit, in aggregate, a minimum of at least 3% of room revenues for capital improvements to the Holiday Inn Brownstone and the Hilton Philadelphia Airport. We must also satisfy other non-financial covenants. If we do not satisfy these covenants, we would be in default under this credit facility, and the lender could require us to immediately repay all outstanding indebtedness under the credit facility. We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;
•	our debt may increase our vulnerability to adverse economic and industry conditions;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	our debt service obligations on floating rate debt will increase as interest rates rise;
•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and
•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

If we violate covenants in our future indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we incur debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense would lower our cash flow, and, consequently, cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses that reduce cash flow from operating activities. We may place mortgages on our hotel properties to secure our line of credit or other debt. To the extent we cannot meet our debt service obligations, we risk losing some or all of those properties to foreclosure. Also, covenants applicable to our debt could impair our planned strategies and, if violated, result in a default of our debt obligations.

We are subject to risks of increased hotel operating expenses and decreased hotel revenues.

Our leases with our TRS Lessee will provide for the payment of rent based in part on gross revenues from our hotels. Our TRS Lessee is subject to hotel operating risks including decreased hotel revenues and increased hotel operating expenses, including but not limited to the following:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any increases in these operating expenses can have a significant adverse impact on the TRS Lessee’s ability to pay rent and other operating expenses and, consequently, our earnings and cash flow.

Operating our hotels under franchise agreements could increase our operating costs and lower our net income.

Our hotels will operate under franchise agreements which will subject us to risks in the event of negative publicity related to one of our franchisors.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that we, our lessee and our management company follow their standards. Failure by us, our TRS Lessee or our management company to maintain these standards or other terms and conditions could result in a franchise license being cancelled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of continuing a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise license, or to operate the hotel without a franchise license. The loss of a franchise license could significantly decrease the revenues at the hotel and reduce the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition and results of operations and reduce our cash available for distribution to stockholders.

Our executive officers have no experience operating a public company or a REIT, which could increase our general and administrative costs and reduce our cash available for distributions.

None of our senior executive officers has any experience operating a public company or a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions. As a result, we may initially incur higher general and administrative expenses than our competitors that are managed by persons with experience operating a public company or a REIT, which would reduce our net income and cash available for distribution.

Future acquisitions may not yield the returns expected, may result in disruptions to our business, may strain management resources and may result in stockholder dilution.

Our business strategy may not ultimately be successful and may not provide positive returns on our investments. Acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations. The issuance of equity securities in connection with any acquisition could be substantially dilutive to our stockholders.

Our net income would be adversely affected if our leases for the resort property are terminated or if the sub-lessees have insufficient net income to pay rent.

If the Shell Island resort property leases are terminated, our sublease agreements for the resort property will also be terminated. The property leases may be terminated by the resort property’s homeowners’ association if MHI Hotels, LLC or MHI Hotels Two, Inc. breaches certain provisions under the leases. The leases may also be terminated by the homeowners’ association if MHI Hotels, LLC or MHI Hotels Two, Inc. serves as central rental agent for less than 80 of the 160 rental units at the resort. Upon termination of these subleases, MHI Hotels, LLC and MHI Hotels Two, Inc. would be unable to meet their payment obligations, and we would no longer receive the fixed annual amount of approximately $640,000, less our lease payments of $120,000 to the resort property’s homeowners’ association. In addition, the ability of MHI Hotels, LLC and MHI Hotels Two, Inc. to make rent payments is dependent upon generating revenues from the operation of the resort properties. Although MHI Hotels Services has agreed to make capital contributions to MHI Hotels, LLC and MHI Hotels Two, Inc. in an amount sufficient to cure their defaults under the sublease agreements, MHI Hotels Services has nominal assets, and is dependent on management fee income. In such event, our net income could be adversely affected, and we may be required to write off our investment in the Shell Island Resort property leases.

We may realize reduced revenue because our management company may experience conflicts of interest in connection with the management of the resort property.

MHI Hotels Services may experience conflicts of interest in connection with the management of our resort property and one of our initial hotel properties, which are located less than one mile from each other, and its continued management of an additional resort property not owned by us and located nearby in the same geographic market. The fees MHI Hotels Services earns for managing our properties are largely fixed under our management agreement with MHI Hotels Services and may be less than the fees it earns for managing the resort property that we do not own or lease. Because MHI Hotels Services handles the reservations for all of these properties, MHI Hotels Services may have a greater financial incentive to direct guests to the resort property that we do not own or lease.

Geographic concentration of our initial hotels will make our business vulnerable to economic downturns in the Mid-Atlantic and Southeastern United States.

All of our six initial hotels are located in the Mid-Atlantic and Southeastern United States. Economic conditions in the Mid-Atlantic and Southeastern United States will significantly affect our revenues and the value of our hotels. Business layoffs or downsizing, industry slowdowns, changing demographics and other similar factors may adversely affect the economic climate in these areas. Any resulting oversupply or reduced demand for hotels in the Mid-Atlantic and Southeastern United States and our markets in particular would therefore have a disproportionate negative impact on our revenues and limit our ability to make distributions to stockholders.

Our borrowing costs are sensitive to fluctuations in interest rates.

Higher interest rates could increase debt service requirements on our floating rate debt including any borrowings, under our proposed credit facility, which we anticipate will permit us to borrow up to $23.0 million. Any borrowings under our proposed credit facility will have floating interest rates of 30 day LIBOR plus 2.5%. We currently do not intend to engage in interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations. If we were to engage in any hedging transactions, they would have to be structured so as to not jeopardize our status as a REIT. See “Material Federal Income Tax Considerations — Income Tests — Hedging Transactions.”

We are a new company with no operating history, and we might not be able to operate our business or implement our operating policies and strategies successfully, which could negatively impact our ability to make distributions and cause you to lose all or part of your investment.

We were incorporated in Maryland in August 2004 and have not yet commenced business operations. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our business objectives and that the value of your investment could decline substantially. The results of our operations will depend on many factors, including the availability of opportunities for investment, readily accessible short and long-term funding alternatives in the financial markets and economic conditions. Furthermore, if we cannot successfully operate our business or implement our operating policies and strategies as described in this prospectus, it could negatively impact our ability to make distributions and cause you to lose all or part of your investment.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. We may also, in certain circumstances, be liable for the actions of our third-party partners or co-venturers. For example, we may be required to guarantee indebtedness incurred by a partnership, joint venture or other entity for the purchase or renovation of a hotel property. Such a guarantee may be on a joint and several basis with our partner or co-venturer in which case we may be liable in the event such party defaults on its guaranty obligation.

Risks Related to the Hotel Industry

Our ability to make distributions to our stockholders may be affected by factors in the lodging industry.

Operating Risks

Our hotel properties are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net income of our TRS Lessee, which in turn could adversely affect our ability to make distributions to our stockholders.

Competition for Acquisitions

We compete for investment opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Seasonality of Hotel Business

The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our stockholders.

Investment Concentration in Particular Segments of Single Industry

Our entire business is lodging-related. Therefore, a downturn in the lodging industry, in general, and the segments in which we operate, in particular, will have a material adverse effect on amounts available for distribution to our stockholders.

Capital Expenditures

Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotel properties. The existing loan obligations relating to the Hilton Savannah DeSoto and the Hilton Wilmington Riverside, which we will assume in the formation transactions, will require us to set aside 5% of gross sales for capital improvements. The existing loans on the Hilton Philadelphia Airport and the Holiday Inn Brownstone, which will be repaid with proceeds from the offering, mandate that 3% of room sales be set aside for capital improvement. We expect future credit arrangements to be consistent with such requirements and expect the average lenders’ capital improvements reserve requirement for all of our hotels will be approximately 4% of gross sales. Based upon our initial hotels’ gross revenue in 2003, the average lender’s capital improvements reserve requirement for all of our hotels would have been approximately $1,760,423 based on an average 4% capital improvement reserves. We may spend in excess of lender reserve requirements. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

Hotel re-development is subject to timing, budgeting and other risks that would increase our operating costs and limit our ability to make distributions to stockholders.

We intend to acquire hotel properties from time to time as suitable opportunities arise, taking into consideration general economic conditions and seek to re-develop or reposition these hotels. Redevelopment of hotel properties involve a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	financing; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any re-development project will be completed on time or within budget. Our inability to complete a project on time or within budget would increase our operating costs and reduce our net income.

The hotel business is capital intensive, and our inability to obtain financing could limit our growth.

Our hotel properties will require periodic capital expenditures and renovation to remain competitive. Acquisitions or development of additional hotel properties will require significant capital expenditures. The lenders under some of the mortgage debt that we will assume will require us to set aside varying amounts each year for capital improvements at our hotels. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we must distribute at least 90% of our REIT taxable income, excluding net capital gains, each year to maintain our REIT tax status. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. As a result, our ability to fund capital expenditures, acquisitions or hotel development through retained earnings is very limited. Our ability to grow through acquisitions or development of hotels will be limited if we cannot obtain satisfactory debt or equity financing which will depend on market conditions. Neither our charter nor our bylaws limits the amount of debt that we can incur. However, we cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

The events of September 11, 2001, recent economic trends, the military action in Afghanistan and Iraq and prospects for future terrorist acts and military action have adversely affected the hotel industry generally, and these adverse effects may continue.

Before September 11, 2001, hotel owners and operators had begun experiencing declining RevPAR, as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the prospects for more terror attacks in the United States and abroad), combined with economic trends and the U.S.-led military action in Afghanistan and Iraq, substantially reduced business and leisure travel and lodging industry RevPAR generally. We cannot predict the extent to which these factors will directly or indirectly impact your investment in our common stock, the lodging industry or our operating results in the future. Declining RevPAR at hotels that we acquire would reduce our net income and restrict our ability to fund capital improvements at our hotels and our ability to make distributions to stockholders necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the markets on which shares of our common stock will trade, the lodging industry at large and our operations in particular.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We intend to maintain comprehensive insurance on each of our hotel properties, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that current coverage will continue to be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Initially, we do not expect to obtain terrorism insurance on our hotel properties because it is costly. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could reduce our net income and limit our ability to obtain future financing.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters

Our hotels may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be unknown environmental problems associated with our properties. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to stockholders.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties or mortgage loans in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts such as those that occurred on September 11, 2001.

We may decide to sell our hotels in the future. We cannot predict whether we will be able to sell any hotel property or loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property or loan.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to stockholders.

Our hotels may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which would reduce our cash available for distribution. In addition, the presence of significant mold could expose us to liability from our guests, employees or our management company and others if property damage or health concerns arise.

Risks Related to Our Organization and Structure

Our failure to qualify as a REIT under the federal tax laws will result in substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

The federal income tax laws governing REITs are complex.

We intend to operate in a manner that will qualify us as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. We have not applied for or obtained a ruling from the Internal Revenue Service that we will qualify as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

Failure to make distributions could subject us to tax.

In order to qualify as a REIT, each year we must pay out to our stockholders in distributions at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy this distribution minimum, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than the minimum amount specified under federal tax laws. Our only source of funds to make these distributions comes from rent and dividends we receive from MHI Holding, which in turn receives revenues from hotel operations. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Failure to qualify as a REIT would subject us to federal income tax.

If we fail to qualify or remain qualified as a REIT in any taxable year (including, but not limited to, a failure resulting from not making the minimum required distribution), and if the relief provisions were not to apply, we will be subject to federal income tax on our taxable income. If we fail to qualify as a REIT, we would not be required to make any distributions. In addition, any distributions that we do make will not be deductible by us. This would substantially reduce our earnings, our cash available to pay distributions, and your yield on your investment.

The resulting tax liability might cause us to borrow funds, liquidate some of our investments, or take other steps that could negatively affect our operating results in order to pay any such tax. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement and the relief provisions did not excuse our failure to qualify as a REIT, or if we voluntarily revoke our election, we generally would be disqualified from re-electing treatment as a REIT until the fifth calendar year after the year in which we failed to qualify as a REIT.

Failure to qualify as a REIT may cause us to reduce or eliminate distributions to our shareholders, and we may face increased difficulty in raising capital or obtaining financing.

If we fail to qualify or remain qualified as a REIT, we may have to reduce or eliminate any distributions to our stockholders in order to satisfy our income tax liabilities. Any distributions that we do make to our stockholders would be treated as taxable dividends to the extent of our current and accumulated earnings and profits. This may result in negative investor and market perception regarding the market value of our common stock, and the value of your shares of our common stock may be reduced. In addition, we may face increased difficulty in raising capital or obtaining financing if we fail to qualify or remain qualified as a REIT because of the resulting tax liability and potential reduction of our market valuation.

The formation of MHI Holding and our TRS Lessee increases our overall tax liability.

MHI Holding and our TRS Lessee are subject to federal and state income tax on their taxable income, which will consist of the revenues from the hotels leased by our TRS Lessee, net of the operating expenses for such hotels and rent payments to us. Accordingly, although our ownership of our TRS Lessee will allow us to participate in the operating income from our hotels in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of our TRS Lessee is available for distribution to us.

We will incur a 100% excise tax on transactions with MHI Holding and our TRS Lessee that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by our TRS Lessee to us exceeds an arm’s-length rental amount, such amount potentially will be subject to this excise tax. We intend that all transactions between us and MHI Holding and our TRS Lessee will be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRS Lessee to us will not be subject to this excise tax.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets. For example:

•	We will be required to pay tax on undistributed REIT taxable income.

•	We may be required to pay “alternative minimum tax” on our items of tax preference.

•	If we have net income from the disposition of foreclosure property held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

•	If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” would be a sale of property, other than a foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	MHI Holding is a fully taxable corporation and will be required to pay federal and state taxes on its income, which will consist of the revenues from the hotels leased from our operating partnership, net of the operating expenses for such hotels and rent payments to us.

Our ability to effect a merger or other business combination transaction may be restricted by our operating partnership agreement.

Conflicts of interest relating to a merger or other business combination transactions involving our change of control may occur between us and Andrew Sims, our chairman of our board of directors, president and chief executive officer, William Zaiser, our chief financial officer and Kim Sims, Christopher Sims, and Edward Stein, three of our director nominees. Our operating partnership’s agreement of limited partnership provides that the holders of 66.7% of the outstanding limited partnership interests in our operating partnership (including our limited partnership interest in our operating partnership) must approve such a merger or other business combination transaction, unless the holders of 50% or more of the outstanding limited partnership interests (other than our limited partnership interest) approves such a merger or other business combination transaction. Upon completion of this offering and our formation transactions, Andrew Sims, William Zaiser, Kim Sims, Christopher Sims and Ed Stein will beneficially own 24.6% of our outstanding limited partnership interests, and we will own 60.1%. Although our stockholders must approve a merger or other business combination transaction under applicable Maryland law, under our operating partnership agreement, limited partners, including certain of our officers and directors, must approve certain other business combination transactions involving us. These approval rights of limited partners may lead to conflicts of interest, which could result in decisions that do not fully reflect our best interests or the best interests of our stockholders.

In addition, in the event of a change of control of our company, the limited partners will have the right, for a period of 30 days following the change of control event, to cause the operating partnership to redeem all of the units held by the limited partners for a cash amount equal to the cash redemption amount otherwise payable upon redemption pursuant to the partnership agreement. This cash redemption right may make it more unlikely or difficult for a third party to propose or consummate a change of control transaction, even if such transaction were in the best interests of our shareholders.

Complying with REIT requirements may cause us to forego attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our stockholders.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.

To qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. After January 1, 2005, if we fail to comply with these requirements at the end of any calendar quarter, and the failure exceeds a de minimis threshold, we may be able to preserve our REIT status if the failure was due to reasonable cause and not to willful neglect. In this case, we will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which the failure occurred, and we will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

Taxation of dividend income could make our common stock less attractive to investors and reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. On May 28, 2003, the President signed the Jobs and Growth Tax Relief

Reconciliation Act of 2003, which we refer to as the Jobs and Growth Tax Act. Effective for taxable years beginning after December 31, 2002, and before January 1, 2009, the Jobs and Growth Tax Act generally reduced the maximum rate of tax applicable to individuals, trusts and estates on dividend income from regular C corporations to 15.0%. This reduced substantially the so called “double taxation” (that is, taxation at both the corporate and stockholder levels) that has generally applied to corporations that are not taxed as REITs. Generally, dividends from REITs do not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to stockholders. As a result of the Jobs and Growth Tax Act, individual, trust, and estate investors could view stocks of non REIT corporations as more attractive relative to shares of REITs than was the case previously because the dividends paid by non REIT corporations are subject to lower tax rates for such investors.

Provisions of our charter may limit the ability of a third party to acquire control of our company.

Aggregate Share and Common Share Ownership Limits

Our charter provides that no person may directly or indirectly own more than 9.9% of the value of our outstanding shares of stock or more than 9.9% of the number of our outstanding shares of common stock. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of directors’ approval, even if our stockholders believe the change of control is in their interest. Our board of directors has discretion to waive that ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

Authority to Issue Stock

Our amended and restated Charter authorizes our board of directors to issue up to 49,000,000 shares of common stock and up to 1,000,000 shares of preferred stock, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our stock, even if stockholders believe that a change of control is in their interest. We will be able to issue additional shares of stock or preferred stock without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price.

Provisions in our executive officers’ employment agreements and the strategic alliance agreement may make a change of control of our company more costly or difficult.

Our employment agreements with our president and chief executive officer and our chief financial officer contain provisions providing for substantial payments to these officers in the event of a change of control of our company. Specifically, if we terminate the executive’s employment without cause or the executive resigns with good reason, which includes a failure to nominate Mr. Sims to our board of directors or his involuntary removal from our board of directors, unless for cause or vote by the stockholders, or if there is a change of control, each of the executives is entitled to the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options and restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of five years following termination;

•	any unreimbursed expenses; and

•	a severance payment equal to five times the executive’s combined salary base and actual bonus compensation for the preceding fiscal year.

In addition, the executives will receive additional payments to compensate them for the additional taxes, if any, imposed on them under Section 4999 of the Internal Revenue Code by reason of receipt of excess parachute payments.

These provisions may make a change of control of our company, even if it is in the best interests of our stockholders, more costly and difficult and may reduce the amounts our stockholders would receive in a change of control transaction.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year (other than the first year for which a REIT election is made). To preserve our REIT qualification, our charter contains a 9.9% aggregate share ownership limit and a 9.9% common share ownership limit. Generally, any shares of our stock owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any shares of common stock owned by affiliated owners will be added together for purposes of the common share ownership limit.

If anyone transfers shares in a way that would violate the aggregate share ownership limit or the common share ownership limit, or prevent us from continuing to qualify as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common share ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then we will consider the initial intended transfer to be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the aggregate share ownership limit, the common share ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

The board of directors’ revocation of our REIT status without stockholder approval may decrease our stockholders’ total return.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

The ability of our board of directors to change our major corporate policies may not be in your interest.

Our board of directors determines our major corporate policies, including our acquisition, financing, growth, operations and distribution policies. Our board may amend or revise these and other policies from time to time without the vote or consent of our stockholders.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our president and chief executive officer, Andrew Sims, and our executive vice president, chief financial officer and treasurer, William Zaiser, to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

Risks Related to the Offering

We cannot assure you that a public market for our common stock will develop.

Prior to the offering, there has not been a public market for our common stock and, even though we have applied to list the shares of our common stock on the AMEX under the trading symbol “MDH,” we cannot assure you that a regular trading market for the shares of common stock offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price has been determined by us and the underwriters. We cannot assure you that the price at which the shares of common stock will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

The number of shares available for future sale could cause our share price to decline.

Upon the completion of this offering, we will have 6,004,000 shares of common stock outstanding and 3,817,036 shares of common stock reserved for issuance upon redemption of units. Limited partners may exercise redemption rights to cause the redemption of units at any time after the one-year anniversary of the issuance of the units. Provided that we are then eligible to file a registration statement on Form S-3, we have agreed to file a shelf registration statement with the SEC on or about the first anniversary of the closing of this offering, and thereafter to use our best efforts to have the registration statement declared effective, covering the continuous resale of the 3,817,036 shares of common stock issuable upon exercise of the units. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock.

The exercise of the underwriter’s over-allotment option, the redemption of units for common stock, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders.

Investors in this offering will experience immediate and significant dilution in the book value per share.

The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $3.36 in net tangible book value per share of our common stock, based on the mid-point of the price range for the shares to be sold in this offering.

There are no assurances of our ability to make distributions in the future.

We intend to make quarterly distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. However, our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay distributions in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common stock likely will be strongly affected by the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Our officers, directors and affiliates and their family members initially will beneficially own up to approximately 29.2% of our units that may be converted into our common stock and may exercise significant control over our company.

Upon completion of the offering and related formation transactions, Andrew Sims, our chief executive officer, William Zaiser, our chief financial officer, and Kim and Christopher Sims, who will become directors upon completion of the offering, and their affiliates and family members, will beneficially own units which represent an aggregate of approximately 29.2% of the equity interests in us. Accordingly, our officers, directors, their affiliates and family members may be able to exercise significant control over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors and the determination of our day-to-day corporate and management policies. In addition, Andrew Sims, William Zaiser, Kim Sims and Christopher Sims may be able to exercise significant control over the outcome of any proposed merger or consolidation of our company through their roles as our directors and executive officers and through the supermajority voting requirement for these types of transactions set forth in our limited partnership agreement, which would also require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Their ownership interest in our company may discourage third parties from seeking to acquire control of our company at a premium to the then current market price of our common stock.

Future offerings of debt securities or preferred stock, which would be senior to our common stock upon liquidation and for the purposes of distributions, may cause the market price of our common stock to decline.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. We will be able to issue additional shares of stock or preferred stock without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Preferred stock and debt, if issued, could have a preference on liquidating distributions or a preference on dividend or interest payments that could limit our ability to make a distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interest.

Because the number of units we will issue to our officers and directors and their affiliates in the formation transactions is fixed, any increase in the offering price will increase the value of their consideration.

The number of units we will issue in the formation transactions to our officers and directors and their affiliates is fixed. Therefore, if the offering price increases, the value of the consideration received by these officers, directors and affiliates will also increase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our forecasted operating results;

•	completion of any pending or future transactions;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	market and industry trends;

•	projected capital expenditures; and

•	use of the proceeds of the offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statement. You should carefully consider this risk when you make an investment decision concerning our common stock. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•	the factors discussed in this prospectus, including those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties”;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	changes in our industry and the markets in which we operate, interest rates or the general U.S. or international economy; and

•	the degree and nature of our competition.

When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET DATA

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes, including market information compiled by Smith Travel Research. Smith Travel Research, a Tennessee-based lodging and travel research firm, among other things, provides research reports and forecasts on the performance of the lodging and travel industry. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of 6,000,000 shares of our common stock pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses, will be approximately $54.6 million. If the underwriter’s over-allotment is exercised in full, our net proceeds from the offering will be approximately $63.0 million.

We will contribute the net proceeds to our operating partnership. Our operating partnership intends to subsequently use the net proceeds received from us as follows:

•	approximately $25.0 million to repay the outstanding indebtedness on three of our initial properties as follows:

•	a loan secured by a first mortgage lien on the Hilton Philadelphia Airport with a principal amount outstanding of approximately $15.2 million, an interest rate of 8.25% and a maturity date of September 2006;

•	a loan from an affiliate of BB&T Capital Markets secured by a first mortgage lien on the Holiday Inn Brownstone with a principal amount outstanding of approximately $4.8 million, an interest rate of prime plus 0.25% and a maturity date of December 2008;

•	a loan secured by a first mortgage lien on the Holiday Inn Downtown Williamsburg with a principal amount outstanding of approximately $3.0 million, an interest rate of 5.82% and a maturity date of January 2023; and

•	two construction loans with respect to the Holiday Inn Brownstone hotel with a combined principal amount outstanding of approximately $2.0 million, an interest rate of prime plus 1% and a maturity date of August 2005;

•	approximately $12.2 million to fund the acquisition of the Maryland Inn in Laurel, Maryland and approximately $3.9 million for the subsequent renovation of the hotel;

•	approximately $4.1 million to fund renovation and to pay closing costs and $1.8 million to fund the cash portion of the purchase of the Hilton Philadelphia Airport;

•	approximately $0.5 million to fund renovations at the Holiday Inn Downtown Williamsburg;

•	$3.5 million to fund the acquisition of the leasehold interests in the resort property;

•	$1.0 million to fund the cash portion of the acquisition of the Holiday Inn Brownstone;

•	$2.0 million to MHI Hotels Services in consideration of the amendment and restructuring of existing management agreements relating to five of our initial hotel properties; and

•	approximately $0.4 million for general corporate and working capital purposes.

Our agreements to acquire the initial hotel properties are subject to customary closing conditions and contingencies, and no assurances can be given that these acquisitions will occur. The obligations of the contributing entities under the contribution agreements to transfer the initial hotel properties to us are conditioned upon completion of this offering, payment of the consideration described above and other customary conditions, including receipt of third party consents, approval of the franchisors, execution of indemnity agreements, the operating partnership agreement and assignment agreements. The contribution agreements relating to the Holiday Inn Brownstone and Hilton Philadelphia Airport also provide for the repayment of debt. The sale agreement relating to the Maryland Inn is conditioned upon the receipt of third party consents. In the event that we do not close the acquisition of one or more of the initial hotel properties, the offering proceeds allocated to these acquisitions will be available to fund future lodging-related investments and for general corporate and working capital purposes.

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participation.

CAPITALIZATION

The following table sets forth the historical capitalization, as of September 30, 2004, of MHI Hotels Services Group, our accounting predecessor. The pro forma column reflects our capitalization, as of September 30, 2004, after giving effect to the contribution of the three initial hotel properties which are included in our accounting predecessor (the Hilton Savannah DeSoto, the Hilton Wilmington Riverside, and the Holiday Inn Downtown Williamsburg) and the acquisition of the other three initial hotel properties (Hilton Philadelphia Airport, Maryland Inn and the Holiday Inn Brownstone). The pro forma as adjusted column reflects our capitalization, as of September 30, 2004, after giving effect to (i) the sale of 6,000,000 shares of our common stock at the offering price of $10.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated expenses payable by us in connection with this offering and (ii) the application of the net proceeds of the offering as described in “Use of Proceeds.”

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Formation Transactions” and “Use of Proceeds” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	As of September 30, 2004
	MHI Hotels Services Group (Predecessor Group)	Pro Forma(1)	Pro Forma As Adjusted(1)(2)

Long-term debt (including current portion)	$28,819,406	$48,870,859	$25,860,239

Minority interest in operating partnership	—	—	25,368,198

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $.01 par value, 49,000,000 shares authorized, 6,004,000 shares issued and outstanding, after offering(1)(3)	—	—	60,040
Minority Interest	(531,635)	(531,635)	—
Equity of Contributing Members/Owners	(2,061,765)	6,260,344	—
Additional paid-in capital	—	—	39,785,639

Total stockholders’ equity (deficit)	(2,593,400)	5,728,709	39,845,679

Total capitalization	$26,226,006	$54,599,568	$91,074,116

(1)	Does not include 3,817,036 shares of common stock issuable upon redemption of units issued as consideration for the acquisition of certain of our initial hotels.
(2)	We expect to use approximately $25.0 million of the net proceeds of the offering to repay outstanding debt on three of the initial properties.
(3)	As of the date of this prospectus, 100 shares of our common stock were issued and outstanding, all of which were owned by Andrew Sims, which shares will be cancelled upon completion of this offering.

DISTRIBUTION POLICY

In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

•	any excess non-cash income (as determined under Sections 856 through 860 of the Internal Revenue Code).

See “Material Federal Income Tax Considerations.”

We intend to commence making distributions to our stockholders after the first full calendar quarter following consummation of this offering.

The timing, frequency and amount of distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of the offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, MHI Hospitality, L.P., which may depend upon receipt of lease payments from our TRS Lessee, and, in turn, upon the management of our hotel properties by MHI Hotels Services, who will be engaged to operate our hotels. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income; however, because a portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, our TRS, MHI Holding, may retain any after-tax earnings. For more information, see “Material Federal Income Tax Considerations — Taxation of our Company.”

DILUTION

The initial price per share to the public of the common stock offered under this prospectus exceeds the net tangible book value per share of our common stock immediately after this offering, but assuming no exercise of the underwriters’ over-allotment option. As a result, the holders of units issued in connection with the formation transactions will receive an immediate increase in the net tangible book value of their units, while purchasers of common stock in the offering will realize an immediate dilution in the net tangible book value of their shares. Pro forma net tangible book value per unit before the offering is determined by dividing tangible book value of approximately $(2.6) million (total tangible assets less total liabilities of the MHI Hotels Services Group, our accounting predecessor), as adjusted to reflect completion of our formation transactions, by 3,084,682 units issuable in the formation transactions for the assets of our accounting predecessor. Pro forma net tangible book value per share and unit after the offering is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock and units that will be outstanding after the offering. The increase in pro forma net tangible book value per share and unit attributable to the offering and formation transactions is determined by subtracting pro forma net tangible book value per unit before the offering from the pro forma net tangible book value per share and unit after the offering. This increase is separated below into decreases attributable to the formation transactions and increases attributable to the offering. Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the formation transactions and this offering from $10.00, the assumed initial public offering price per share, at the mid-point of the price range for this offering, before deducting the underwriter’s discount and estimated expenses of the offering. The following table illustrates the dilution to purchasers of shares sold in the offering, based on an assumed initial public offering price of $10.00 per share.

Initial price per share to the public	$10.00
Pro forma net tangible book value per unit before the offering	$(0.84)
Increase in pro forma net tangible book value per share and unit attributable to the offering	$8.03
Decrease in pro forma net tangible book value per share and unit attributable to the formation transactions	$(0.55)
Pro forma net tangible book value per share and unit after the offering(1)	$6.64
Dilution in pro forma net tangible book value per share to new investors	$3.36

(1)	Based on the pro forma combined balance sheet contained elsewhere in this prospectus and assumes that 6,004,000 shares of common stock and 3,817,036 operating partnership units will be outstanding immediately after consummation of this offering and the formation transactions.

SELECTED FINANCIAL DATA

MHI Hospitality Corporation was formed in August 2004 and has no operating history. The following table sets forth selected historical combined operating and financial data for the entities that comprise the accounting predecessor to the business of MHI Hospitality Corporation. This information represents the collective historical combined financial condition and results of operations of MHI Hotels Services Group, our accounting predecessor. MHI Hotels Services Group consists of the entities and interests under common ownership and control by Edgar Sims, Jr., Jeanette Sims, Andrew Sims, Kim Sims and Christopher Sims. MHI Hotels Services Group includes three of our initial hotel properties: the Holiday Inn Downtown Williamsburg, the Hilton Wilmington Riverside and the Hilton Savannah DeSoto. The following selected historical combined financial data as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from audited combined financial statements contained elsewhere in this prospectus. These financial statements have been audited by Witt Mares & Company, PLC our independent registered public accounting firm. The selected historical combined financial data presented below as of and for the nine months ended September 30, 2004 are derived from the unaudited financial statement of MHI Hotels Services Group. The following selected historical combined financial data as of December 31, 2001, 2000 and 1999 and for each of the years ending December 31, 2000 and 1999 were derived from unaudited financial statements that are not contained in this prospectus. The audited and unaudited historical combined financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and the results of operations as of those dates and for those periods under accounting principles generally accepted in the United States.

The following selected pro forma financial and operating data includes consolidated pro forma financial information to reflect adjustments relating to the formation transactions. The unaudited pro forma statement of operations data for the year ended December 31, 2003 are presented as if the formation transactions, this offering and the application of the net proceeds from this offering had occurred on January 1, 2003. The unaudited pro forma statement of operations data for the nine months ended September 30, 2004 are presented as if the formation transactions, this offering and the application of the net proceeds from this offering had occurred on January 1, 2004. The unaudited pro forma balance sheet data as of September 30, 2004 are presented as if the formation transactions, this offering and the application of the net proceeds of this offering had occurred on September 30, 2004.

The historical financial information for our accounting predecessor included herein and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, because the information presented below is only a summary and does not provide all of the information contained in our financial statements and those of our predecessor entities, including notes, you should read the following selected historical combined and pro forma consolidated financial and operating data together with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the formation transactions of this offering and repayment of debt in connection with the application of the net proceeds this offering occurred on the dates indicated, or, purport to project our financial position or results of operations for any future date or period.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

	MHI Hospitality Corporation		MHI Hotels Services Group (Predecessor Group)
	Pro Forma for		Historical for the Years Ended December 31
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	1999	2000	2001	2002	2003
Statement of Operations
Operating Income
Total Revenues	$44,566,586	$36,472,020	$21,397,926	$23,888,266	$24,109,017	$23,959,027	$24,435,206
Total Operating Expenses excluding depreciation & amortization	(35,224,518)	(27,969,704)	(17,396,522)	(18,691,858)	(18,976,588)	(18,921,439)	(19,540,957)
Depreciation & amortization	(4,303,222)	(3,215,260)	(1,724,620)	(2,196,038)	(2,167,706)	(2,236,136)	(2,045,250)

Net Operating Income	5,038,846	5,287,056	2,276,785	3,000,370	2,964,723	2,801,452	2,848,999

Adjustments to Operating Income
Interest Income	13,152	857	—	—	29,575	9,379	3,668
Interest Expense	(2,168,318)	(1,572,083)	(2,285,971)	(2,645,232)	(2,579,493)	(2,481,528)	(2,369,422)
Other Income—net	(16,456)	—	(152,356)	(205,181)	(765,841)	(226,478)	(191,312)
Minority Interest	(1,115,350)	(1,445,458)	(152,809)	(275,629)	(206,708)	(224,864)	(152,097)

Net Income (loss)	$1,751,874	$2,270,372	$(314,351)	$(125,672)	$(557,744)	$(122,039)	$139,836

Statement of Cash Flows
Cash from Operations—net		$2,546,576	$3,388,998	$1,131,332	$4,374,020	$2,068,531	$2,710,595
Cash from (used in) Investing—net		(55,599,475)	(8,511,427)	(1,238,187)	(1,147,231)	(1,372,064)	(2,397,600)
Cash from (used in) Financing—net		63,206,428	4,113,690	95,832	(2,527,241)	(974,065)	(400,010)

Net Increase (Decrease) in Cash Flow		$10,153,529	$(1,008,739)	$(11,023)	$699,548	$(277,598)	$(87,015)

Balance Sheet
Total Assets (1)		$95,697,269	$34,158,064	$33,147,144	$33,315,565	$30,600,738	$30,757,456
Total Long-Term Debt Including Current Portion (1)		25,916,150	33,177,083	32,470,151	31,591,771	30,548,250	29,640,738
Total Current and Long-Term Liabilities (1)		30,483,392	36,341,572	35,164,039	35,904,496	33,678,765	32,924,595
Minority Interest (1)		25,368,198	(736,567)	(618,283)	(673,405)	(489,365)	(521,268)
Total Owners' Equity (Deficit) (1)		39,845,679	(1,446,941)	(1,398,612)	(1,915,525)	(2,588,662)	(1,645,871)
Operating Data
Number of Rooms (1)	1,381	1,381	657	657	657	657	657
Number of Room Nights Annually	504,065	378,065	239,805	240,462	239,805	239,805	239,805
Occupancy Percent (2)	64.9%	73.1%	58.6%	64.6%	67.4%	66.3%	67.3%
Average Daily Rate (ADR) (2)	$89.76	$90.40	$101.79	$100.44	$98.53	$98.48	$98.10
RevPAR (2)	$58.26	$66.05	$59.66	$64.91	$66.42	$65.30	$66.01
Additional Financial Data
FFO (3)	$7,172,759	$6,931,090	$1,571,357	$2,371,290	$2,009,157	$2,338,961	$2,338,318

(1)	As of the period end.
(2)	Occupancy Percent is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available. Average Daily Rate, ADR, is calculated by dividing the total daily room revenue by the total daily number of rooms sold. Revenue Per Available Room, RevPAR, is calculated by dividing the total daily room revenue by the total daily number of rooms available.
(3)

Funds from Operations, FFO, is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company's real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs. Below is a reconciliation of FFO to net income (loss).

	Pro Forma for
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Historical for the Years Ended December 31
			1999	2000	2001	2002	2003
Reconciliation of FFO
Net income (loss)	$1,751,874	$2,270,372	$(314,351)	$(125,672)	$(557,744)	$(122,039)	$139,836
add back minority interest	1,115,350	1,445,458	152,809	275,629	206,708	224,864	152,097
add back depreciation & amortization	4,303,222	3,215,260	1,724,620	2,196,038	2,167,706	2,236,136	2,045,250
add back loss (gain) on disposal of assets	2,313	—	8,279	25,295	192,487	—	1,135

FFO	$7,172,759	$6,931,090	$1,571,357	$2,371,290	$2,009,157	$2,338,961	$2,338,318

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition, results of operations, liquidity and capital resources in conjunction with our combined historical financial statements and the related notes. The notes to the combined financial statements provide additional information about us and the basis of presentation used in this prospectus.

Overview

We are a Maryland corporation that was formed in August 2004 to pursue current and future opportunities in the full-service, Upper Upscale, Upscale and Midscale segments of the hotel industry. We intend to be self-advised and to own our hotels and conduct our business through our operating partnership, MHI Hospitality, L.P. Upon consummation of the formation transactions and the closing of this offering, we will be the sole general partner of our operating partnership and we initially will own an approximate 61.1% interest in our operating partnership, with the remaining interest initially being held by the contributors of our initial properties as limited partners. We also intend to elect to be treated as a REIT for federal income tax purposes.

Upon consummation of the formation transactions, our portfolio will consist of six full-service, Upper Upscale and Midscale hotels. We will own a 100% interest in all of our initial hotels. Based on an assumed offering price of $10.00 per share, the aggregate consideration to be paid for 100% of the interests in five of the initial hotels (excluding the Maryland Inn) is valued at $94.4 million, including the assumption of $50.8 million of consolidated debt. In accordance with generally accepted accounting principles, the majority interests in hotels comprising our accounting predecessor and minority interests held by the controlling holders of our accounting predecessor in hotels acquired from third parties are recorded at historical cost basis. Minority interests in those entities that comprise our accounting predecessor and the interests in hotels, other than those held by the controlling members of our accounting predecessor, acquired from third parties are recorded at fair value. We expect to use approximately $25.0 million of proceeds of the offering to retire the debt on the Holiday Inn Brownstone, the Hilton Philadelphia Airport and the Holiday Inn Downtown Williamsburg. We will acquire the Maryland Inn for approximately $12.2 million in cash. In addition, we will acquire leasehold interests in the resort property leases at the Shell Island Resort, Wrightsville Beach, North Carolina for $3.5 million in cash and will pay $2.0 million in cash to restructure existing management agreements relating to five of our initial properties. The $2.0 million payment is a non-recurring charge and will be recognized in our first accounting period following completion of the offering. See “Our Business and Properties — Our Initial Properties.”

In the hotel industry, most categories of operating costs, with the exception of franchise, management, and credit card fees and the costs of the food and beverages served, do not vary directly with revenues. This aspect of our operating costs creates operating leverage, whereby changes in sales volume disproportionately impacts operating results. Room revenue is the most important category of revenue and drives other revenue categories such as food and beverage and telephone. There are three key performance indicators used in the hotel industry to measure room revenues:

•	Occupancy, or the number of rooms sold, usually expressed as a percentage of total rooms available;

•	Average daily rate or ADR, which is total room revenue divided by the number of rooms sold; and

•	Revenue per available room or RevPAR, which is the room revenue divided by the total number of available room nights.

To qualify as a REIT, we cannot operate hotels. Therefore, our operating partnership will lease our hotel properties to our TRS Lessee. Our TRS Lessee will engage MHI Hotel Services to manage our hotels. Our TRS Lessee, and its parent, MHI Holding, will be consolidated into our financial statements for accounting purposes. Since both our operating partnership and MHI Holding are controlled by us, our principal source of funds on a consolidated basis will be from the operations of our hotels. The earnings of MHI Holding will be subject to taxation similar to other regular C corporations.

The discussion below relates to the consolidated financial condition and results of operations of our accounting predecessor, MHI Hotels Services Group, which consists of the entities that own the Hilton Savannah DeSoto, the Hilton Wilmington Riverside and the Holiday Inn Downtown Williamsburg. For the purposes of the following discussion, references to “we”, “us”, and “our” refer to MHI Hotels Services Group, our accounting predecessor. All significant intercompany accounts and transactions have been eliminated. The combined historical financial statements presented herein were prepared in accordance with GAAP.

Critical Accounting Policies

The critical accounting policies are described below. We consider these policies critical because they involve difficult management judgments and assumptions, are subject to material change from external factors or are pervasive, and are significant to fully understand and evaluate our reported financial results.

Investment in Hotel Properties. Hotel properties are stated at cost, net of any impairment charges, and are depreciated using the straight-line method over an estimated useful life of 7-39 years for buildings and 3-10 years for furniture and equipment.

We review our hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause us to perform our review include, but are not limited to adverse changes in the demand for lodging at our properties due to declining national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the related hotel property’s estimated fair market value is recorded and an impairment loss is recognized.

There have been no charges for impairment recorded in 2003, 2002 or 2001.

We estimate the fair market values of our properties through cash flow analysis taking into account each property’s expected cash flow generated from operations, holding period and expected proceeds from ultimate disposition. These cash flow analyses are based upon significant management judgments and assumptions including revenues and operating costs, growth rates and economic conditions at the time of ultimate disposition. In projecting the expected cash flows from operations of the asset, we base our estimates on future projected net operating income before depreciation and eliminating non-recurring operating expenses, which is a non-GAAP operational measure, and deduct expected capital expenditure requirements. We then apply growth assumptions based on estimated changes in room rates and expenses and the demand for lodging at our properties, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are determined as a matter of management’s business judgment based on a combination of anticipated cash flow in the year of disposition, terminal capitalization rate, ratio of selling price to gross hotel revenues and selling price per room.

If actual conditions differ from those in our assumptions, the actual results of each asset’s operations and fair market value could be significantly different from the estimated results and value used in our analysis.

Revenue Recognition. Hotel revenues, including room, food, beverage and other hotel revenues, are recognized as the related services are delivered. We generally consider accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If we determine that amounts are uncollectible, which would generally be the result of a customer’s bankruptcy or other economic downturn, such amounts will be charged against operations when that determination is made.

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of FASB Statement No. 145 related to the rescission of FASB Statement No. 4 is applied in fiscal years beginning after May 15, 2002. The provisions of FASB Statement No. 145 related to the rescission of FASB Statement No. 13 were effective for transactions occurring after May 15, 2002. Management adopted SFAS No. 145 as of May 15, 2022 and it has no material effects on the financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (revised), an Interpretation of ARB No. 51, Consolidated Financial Statements.” FIN 46(R) revises the requirements for consolidation by business enterprises of variable business entities with specific characteristics. FIN 46(R) is effective immediately for variable interests created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic entities, such as the Group, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 30, 2003. Management adopted FIN 46(R) as of January 1, 2003. The application of this Interpretation is not expected to have a material effect on the group’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Group will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The Group does not believe that it is reasonably possible that the adoption of FIN 46(R) will result in the consolidation of any of its equity investees in the future.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation issues; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 as of July 1, 2003 and it has had no material effect on the financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity.” This statement requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. Management adopted FASB No. 150 as of July 1, 2003 and it has had no material effect on the financial statements.

Results of Operations of the MHI Hotels Services Group

Overview. In the first three quarters of 2004, the hotel industry began to recover from a challenging year in 2003. In 2003, the hospitality industry was affected by a number of factors, including the war in Iraq, intermittently raised terror alert levels as well as an overall weak economy. In addition, in the third quarter of 2003, the mid-Atlantic region was negatively impacted by Hurricane Isabel.

Comparison of the Nine Months Ended September 30, 2004 to the Nine Months Ended September 30, 2003

	For the Nine-Months Ended
	September 30, 2004	September 30, 2003	Variance	% Change
ADR	$104.99	$99.84	$5.15	5.2%

RevPAR	$74.28	$69.66	$4.62	6.6%

Occupancy %	70.7%	69.8%	0.9%	1.3%

Room Revenue	$13,370,476	$12,488,996	$881,480	7.1%

Food and Beverage Revenue	$5,849,616	$5,614,690	$234,926	4.2%

Total Operating Revenue	$19,926,177	$18,760,074	$1,166,103	6.2%

Depreciation and Amortization	$1,589,531	$1,566,030	$23,501	1.5%

Total Operating Expenses	$16,995,392	$16,252,159	$743,233	4.6%

Net Operating Income	$2,930,785	$2,507,915	$422,870	16.9%

Interest Expense	$1,708,856	$1,789,493	$(80,637)	(4.5)%

Net Income	$861,653	$453,415	$408,238	90.0%

Revenues. Total operating revenue increased $1.1 million, or 6.2%, from $18.8 million in the first three quarters of 2003 to $19.9 million in the first three quarters of 2004. This $1.1 million increase includes approximately $0.9 million attributable to room revenue and approximately $0.2 million to food and beverage revenue. Room revenue increased 12.6% in the Hilton Savannah DeSoto and 6.2% in the Hilton Wilmington Riverside. Room revenue for the Holiday Inn Downtown Williamsburg decreased 7.7% due to a weak local market in 2004, a decline in demand from military reservists training at nearby military installations due to the Iraqi war and a reorganization and change of emphasis in the sales department of the hotel. With many military reservists serving overseas, the Holiday Inn Downtown Williamsburg sales team refocused on other group business such as bus tours and student groups. We expect that in the event of a reduction in the number of military reservists serving abroad, the Holiday Inn Downtown Williamsburg will benefit from demand generated by an increase in military reservists training at local military installations. The food and beverage revenue increase is attributable to a 12.7% increase in food and beverage sales in the Hilton Savannah DeSoto. Collectively, the remaining hotels’ food and beverage sales remained largely unchanged.

Over the past few years, our general operating strategy has been to maintain ADR for the entire portfolio, rather than reducing ADR in order to maintain or increase occupancy. The rationale for our strategy was to position our properties for future growth in ADR and occupancy upon an expected rebound in the economy and hospitality markets.

Portfolio ADR for the first three quarters of 2004 was up $5.15 at $104.99 as compared to $99.84 in the first three quarters of 2003. Occupancy increased 1.3% from 69.8% for the first three quarters of 2003 to 70.7% for the first three quarters of 2004. Portfolio RevPAR grew 6.6% during this period to $74.28 for the first three quarters of 2004 from $69.66 in the same period in 2003.

Operating Expenses. Total operating expenses increased by $0.7 million, or 4.6%, from $16.3 million in the first three quarters of 2003 to $17.0 million in the same period of 2004. Although energy costs rose slightly, the majority of the increase was due to expense items such as franchise, management and credit card fees, sales bonuses, and food and beverage costs that increase with higher revenues.

Depreciation and Amortization Expense. Depreciation and amortization expense increased 1.5% from the amount recognized during the first nine months of 2003 compared to the same period in 2004. This increase was primarily due to increased capital expenditures for furniture and equipment.

Operating Income. Net operating income increased by 16.9% from $2.5 million in the first three quarters of 2003 to $2.9 million in the first three quarters of 2004.

Interest Expense. Interest expense decreased approximately $80,000, or 4.5%, in the first three quarters of 2004 from the first three quarters of 2003 due to stable interest rates and declining principal balances on outstanding debt.

Net Income. Net income increased 90.0% in the first three quarters of 2004 from approximately $453,000 in the first three quarters of 2003 to approximately $862,000 in the same period in 2004 due, in part, to the increase in total operating revenue which was attributable to increased room revenue and food and beverage sales. The increase in net income reflects increased operating revenue while limiting growth in operating expenses and benefiting from lower interest expense versus the prior period.

Comparison of 2003 to 2002

	For the Year Ended
	December 31, 2003	December 31, 2002	Variance	% Change
ADR	$98.10	$98.48	$(0.38)	(0.4)%

RevPAR	$66.01	$65.30	$0.71	1.1%

Occupancy %	67.3%	66.3%	1.0%	1.5%

Room Revenue	$15,828,663	$15,660,065	$168,598	1.1%

Food and Beverage Revenue	$7,772,413	$7,412,848	$359,565	4.9%

Total Operating Revenue	$24,435,206	$23,959,027	$476,179	2.0%

Total Operating Expenses	$21,586,207	$21,157,575	$428,632	2.0%

Depreciation and Amortization	$2,045,250	$2,236,136	$(190,886)	(8.5)%

Net Operating Income	$2,848,999	$2,801,452	$47,547	1.7%

Interest Expense	$2,369,422	$2,481,528	$(112,106)	(4.5)%

Net Income	$139,836	$(122,039)	$261,875	n/a

Overview. The hotel industry had a very challenging year in 2003. In addition, our hotel properties in Wilmington and Williamsburg, Virginia suffered significant revenue losses due to the impact of hurricane Isabel in the second half of 2003.

Revenues. Total operating revenue increased $0.5 million, or 2.0%, from $23.9 million in 2002 to $24.4 million in 2003. This increase was due primarily to $1.1 million in growth from the Hilton Wilmington Riverside, partially offset by a drop of $0.5 million at the Hilton Savannah DeSoto.

Room revenue on an aggregate basis for the year ended December 31, 2003 increased $0.2 million as compared to the year ended December 31, 2002. The Hilton Wilmington Riverside increased room revenue by $0.5 million despite losing $100,000 to Hurricane Isabel through group cancellations. Room revenue at the Hilton Savannah DeSoto declined $0.4 million due to a decision to pursue new business at a higher rate than groups and tour business.

ADR declined $0.38 or 0.4% from 2002 to 2003 while RevPAR increased approximately $0.71 or 1.1% from 2002 to 2003. Occupancy increased 1.0 occupancy percentage points during 2003 as compared to 2002.

Operating Expenses. Total operating expenses increased by $0.4 million, or 2.0%, from $21.2 million in 2002 to $21.6 million in 2003. This increase was primarily due to higher energy costs of $0.1 million and higher food and beverage costs of $0.2 million. Food and beverage costs were driven by the increase of 4.9% in food and beverage business.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by approximately $191,000 or 8.5% for the year ended December 31, 2003 as compared to 2002 due to the absence of major capital expenditures.

Net Operating Income. Net operating income increased 1.7% in 2003. This increase is primarily due to lower depreciation and amortization costs offset by higher energy costs.

Interest Expense. Interest expense was essentially flat year over year ended December 31, 2003 declining approximately $112,000 from 2002 as favorable interest rates and declining principal balances decreased the interest expense. The Holiday Inn Downtown Williamsburg was refinanced in 2003, which is expected to have a positive effect on interest expense in 2004.

Net Income (Loss): In 2003, we posted a net gain of approximately $140,000 as compared to a net loss of approximately $122,000 in 2002.

Comparison of 2002 to 2001

	For the Year Ended
	December 31, 2002	December 31, 2001	Variance	% Change
ADR	$98.48	$98.53	$(0.05)	—

RevPAR	$65.30	$66.42	$(1.12)	(1.7)%

Occupancy %	66.3%	67.4%	(1.1)%	(1.6)%

Room Revenue	$15,660,065	$15,928,592	$(268,527)	(1.7)%

Food and Beverage Revenue	$7,412,848	$7,278,015	$134,833	1.9%

Total Operating Revenue	$23,959,027	$24,109,017	$(149,990)	(0.6)%

Total Operating Expenses	$21,157,575	$21,144,294	$13,281	0.1%

Depreciation and Amortization	$2,236,136	$2,167,706	$68,430	3.2%

Net Operating Income	$2,801,452	$2,964,723	$(163,271)	(5.5)%

Interest Expense	$2,481,528	$2,579,493	$(97,965)	(3.8)%

Net Income (Loss)	$(122,039)	$(551,317)	$429,278	n/a

Overview. The hotel business began slowing in the late Spring of 2001. This soft market collapsed in the Fall due to terrorist attacks in New York and Washington, D.C. Travel for the months of September through December particularly in the New York and Washington, D.C. areas, including Williamsburg, Virginia, was severely impacted. The year 2002 showed a mild rebound from these trends, but hotel business overall remained a soft market. Generally, a soft market is illustrated by stagnant growth overall. Opportunities for growth are limited and can be sector specific. Markets become soft when the economy, and travel, in particular, declines.

Revenues. Hotel operating revenue decreased by $150,000, or 0.6%. Increased revenues at the Hilton Savannah DeSoto were offset by declines at Hilton Wilmington Riverside and Holiday Inn Downtown Williamsburg.

Operating Expenses. Net hotel operating expenses were virtually unchanged for the two periods. Strict expense controls and wage and hiring freezes were put in effect after September 11, 2001. The net effect for the two periods was to hold expenses increase to approximately $13,000 increase, or 0.1%.

Depreciation and Amortization Expense. Depreciation and amortization expense increased by approximately $68,000.

Operating Income. Net operating income increased by approximately $163,000 from $2.9 million in 2001 to $2.8 million in 2002.

Interest Expense. Interest expense decreased from $2.6 million for the year ended December 31, 2001 to $2.5 million in 2002. This decrease was due to stable or declining interest rates combined with declining principal balances.

Net Income (Loss). In 2001, we posted a net loss of approximately $551,000, including approximately $192,000 of loss on disposal of assets. This compares to a net loss of approximately $122,000 in 2002.

Liquidity and Capital Resources

Sources and Uses of Cash. Recurring capital expenditures and debt service are the most significant short-term liquidity requirements. During the next 12 months, we expect capital expenditures will be funded by our replacement reserve accounts, other than costs that we may incur to make capital improvements required by the franchisors as a condition of their consent to the transfer of the hotels in conjunction with the formation transactions, or as part of our upbranding strategy for the Maryland Inn which we will acquire with the proceeds of this offering. The capital reserve accounts are escrowed funds deposited monthly (5% of gross sales), and reserved for capital projects. The Hilton Savannah DeSoto and Hilton Wilmington Riverside have these reserve accounts as a condition of the mortgages held by Mutual of New York. Our intent for the capital reserve accounts at other hotels is an overall blended rate of 4% of gross revenue. We intend to use approximately $7.9 million of the proceeds of the offering to fund renovations and capital improvements at three of the initial hotels.

We expect to fund our short-term liquidity requirements, including working capital, through a combination of cash flows from operating activities and borrowings under a $23.0 million secured revolving line of credit that we expect to enter into following the closing of this offering. We expect the credit facility to have a term of three years and our borrowings under the credit facility are expected to bear interest at a floating interest rate of 30 day LIBOR plus 2.5%. The primary collateral for the credit facility will be a first mortgage on the Holiday Inn Brownstone, the Hilton Philadelphia Airport, and a lien on all business assets including but not limited to equipment, accounts receivable, inventory, furniture, fixtures and proceeds thereof. We must satisfy certain financial covenants, including, among others, that the proportion of our floating rate debt will not exceed 50% of consolidated total debt, we will maintain a minimum tangible net worth of $67.5 million, our maximum leverage will not exceed 55%, other cash flow related covenants and we will expend and/or deposit, in aggregate, a minimum of at least 3% of room revenues for capital improvements to the Holiday Inn Brownstone and the Hilton Philadelphia Airport. We must also satisfy other non-financial covenants. If we do not satisfy these covenants, we would be in default under this credit facility, and the lender could require us to immediately repay all outstanding indebtedness under the credit facility. As we have not yet entered into a definitive agreement, the final terms may materially differ from those described in the prospectus. Further, there can be no assurance that we will be able to obtain such a credit facility on favorable terms or at all. Debt service requirements on our borrowings will reduce our cash flows. The offering and related restructuring of existing management agreements and execution of a new management agreement with lower management fees will reduce historical debt service payments, management fees and lease payments and, consequently, improve cash flow and liquidity. On a pro forma basis, the new management fees would have positively impacted cash flow by approximately $425,000 for the year ended December 31, 2003, and approximately $342,000 for the nine months ended September 30, 2004. On a pro forma basis, there is no significant impact on cash flow from franchise related fees.

Our long-term liquidity needs will generally include the funding of future acquisitions and development activity, the retirement of mortgage debt and amounts outstanding under our secured line of credit, and obligations under our tax indemnity agreements, if any. We remain committed to maintaining a flexible capital structure. Accordingly, in addition to the sources described above with respect to our short-term liquidity, we expect to meet our long-term liquidity needs through a combination of some or all of the following:

•	The issuance by the operating partnership of secured and unsecured debt securities;

•	The issuance of additional shares of our common stock or preferred stock;

•	The issuance of additional units;

•	The selective disposition of non-core assets; or

•	The sale or contribution of some of our wholly owned properties, development projects and development land to strategic joint ventures to be formed with unrelated investors, which would have the net effect of generating additional capital through such sale or contributions.

Our obligations under the tax indemnity agreements may effectively preclude us from selling or disposing of certain of the initial hotels in taxable transactions or reducing our consolidated indebtedness below approximately $11.0 million.

We anticipate that our available cash and cash equivalents and cash flows from operating activities, with cash available from borrowings and other sources, will be adequate to meet our capital and liquidity needs in both the short and long term. However, if these sources of funds are insufficient or unavailable, our ability to satisfy cash payment obligations and make stockholder distributions may be adversely affected.

Outstanding Debt. After application of a portion of the net proceeds from this offering to repay approximately $25.0 million of consolidated mortgage debt, we expect to have approximately $25.8 million of outstanding debt. The following table sets forth the debt to be assumed by our operating partnership upon completion of the formation transactions.

Property	Estimated Amount of Debt to be Assumed (In thousands)	Estimated Principal Balance as of September 30, 2004 (In thousands)	Prepayment Penalties(1)	Interest Rate(2)	Maturity Date	Amortization Provisions
Hilton Savannah DeSoto	$10,650	$10,704	yes	7.49%	Nov. 2008	20 years
Hilton Wilmington Riverside	$15,100	$15,140	yes	8.22%	March 2008	20 years

(1)	As of November 1, 2004, the prepayment penalty for the Hilton Savannah DeSoto was $1.5 million and the prepayment penalty for the Hilton Wilmington Riverside was $2.3 million.
(2)	Fixed rate.

Contractual Obligations. The following table outlines the timing of payment requirements related to the consolidated mortgage debt and other commitments of MHI Hotels Services Group as of December 31, 2003.

Contractual Obligations	Total	Payments due by period
		less than 1 year	1-3 years	3-5 years	more than 5 years
Long-Term Debt Obligations	$36,798,112	$3,260,871	$6,521,742	$23,554,552	$3,460,947
Capital Lease Obligations	61,478	57,343	4,135	—	—
Operating Lease Obligations	94,630	39,750	45,621	9,259	—

Totals	$36,954,490	$3,357,964	$6,571,498	$23,563,811	$3,460,947

We do not expect our capital expenditures to exceed our reserves for such amounts, other than costs that we may incur to make capital improvements required by the franchisers as a condition of their consent to the transfer of the hotels in conjunction with the formation transactions or the capital improvements anticipated for the Maryland Inn which will be funded with the proceeds of this offering.

In addition to the amounts disclosed above, we are subject to various franchise and management agreements that have ongoing fees that are contingent upon future results of operations of the hotels in our portfolio as well as a potential for termination fees dependent upon the timing and method of termination of such agreements.

Off-Balance Sheet Arrangements. We currently have no off-balance sheet arrangements and expect to have no such arrangements upon consummation of the formation transactions.

Distributions to Stockholders. We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2004. To qualify as a REIT, we will be required to make annual distributions to our stockholders of at least 90% of our REIT taxable income, excluding net capital gain, which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). The amount, timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors, and no assurance can be given that our distribution policy will not change in the future. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership which may depend upon receipt of lease payments with respect to our properties from our TRS Lessee, and in turn, upon the management of our properties by our hotel manager. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income; however, because a portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, our TRS may retain any after-tax earnings. For more information, see “Material Federal Income Tax Considerations — Taxation of our Company.”

Quantitative and Qualitative Disclosures About Market Risk

The effects of potential changes in interest rate prices are discussed below. Our market risk discussion includes “forward-looking statements” and represents an estimate of possible changes in fair value or future earnings that would occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses. As a result, actual future results may differ materially from those presented. See the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments to selected changes in market interest rates.

To meet in part our long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We do not hold or issue derivative contracts for trading or speculative purposes.

Upon consummation of the formation transactions and repayment of approximately $25.0 million of outstanding debt, we expect to assume approximately $25.8 million of fixed-rate debt and no variable rate debt. As of September 30, 2004, the weighted average interest rate on the fixed-rate debt was 7.79%.

Inflation

We expect to generate revenues primarily from lease payments from our TRS Lessee and net income due to the operations of our TRS Lessee. Therefore, we initially will be relying primarily on the performance of the initial properties and the ability of our hotel manager to increase revenues and to keep pace with inflation.

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures at some or all of our hotels may limit the ability of our management companies to raise room rates.

Seasonality

The operations of the initial properties historically have been seasonal. The periods from mid-November through mid-February are traditionally slow. The months of March and April are traditionally strong, as is October. The remaining months are generally good, but are subject to the weather and can vary significantly.

Geographic Concentration

Our initial hotels are located in North Carolina, Georgia, Virginia, Maryland and Pennsylvania.

Tax and Depreciation

The following table reflects certain real estate tax information for our initial properties:

Property	Federal Tax Basis	Property Tax Rate 2004 estimate(1)	Real Estate Tax 2004 Estimate		Depreciation Method(2)	Depreciation Life (Years)(3)	Depreciation Percent (%)
Holiday Inn Downtown Williamsburg	$3,774,049	5.4	$22,100	(4)	SL	39	2.6

Holiday Inn Brownstone	7,275,717	9.9	56,607		SL	39	2.6

Hilton Savannah DeSoto	7,058,300	21.3	327,300		SL	39	2.6

Hilton Wilmington Riverside	15,274,227	11.6	151,100		SL	39	2.6

Hilton Philadelphia Airport	6,042,845	8.5	460,000	(5)	SL	39	2.6

Maryland Inn	3,318,873	13.3	136,000	(6)	SL	39	2.6

(1)	Per $1,000 of assessed value.
(2)	Straight line method of depreciation.
(3)	Depreciation life in years.
(4)	We currently intend to spend approximately $500,000 on property renovations. These expenditures may increase real estate taxes by approximately $2,700.
(5)	We currently intend to spend approximately $3,400,000 on property renovations. These expenditures may increase real estate taxes by approximately $29,000.
(6)	We currently intend to spend approximately $4,200,000 on property renovations. These expenditures may increase real estate taxes by approximately $56,000.

FORMATION TRANSACTIONS

We refer to the following series of transactions as our formation transactions:

•	We will sell 6,000,000 shares of common stock in the offering. We will contribute the net proceeds of the offering to MHI Hospitality, L.P., our operating partnership. In return for our contribution, we will receive 6,000,000 units of and initially will own an approximate 61.1% interest in our operating partnership. We will act as sole general partner of our operating partnership.

•	Our operating partnership will issue an aggregate of 3,084,783 units having a value of approximately $31.0 million based on an assumed value of $10.00 per share, $1.0 million in cash and we will assume $35.5 million in debt in exchange for the contribution of all of the outstanding equity interests in the entities that own four of our initial hotel properties. These entities include the Holiday Inn Downtown Williamsburg, the Holiday Inn Brownstone, the Hilton Wilmington Riverside, and the Hilton Savannah DeSoto.

•	We will acquire the assets of the Hilton Philadelphia Airport in exchange for $1.8 million in cash, the assumption of $15.2 million in debt and 732,254 units having a value of approximately $7.3 million based on a value of $10.00 per share. The entity that owns the Hilton Philadelphia Airport may receive additional units in exchange for the contribution of the property. In the event that the initial offering price of our common stock is less than $9.50 per share, the number of units to be issued to this entity will be increased to reflect the difference between the offering price and $9.50 per share multiplied by 732,254. For example, if the offering price is $9.00, this entity would receive an additional 40,681 units worth $366,127.

•	We will acquire the Maryland Inn for a cash payment of approximately $12.2 million. An affiliate of MHI Hotels Services will receive $500,000 in cash for its 25% interest in Accord LLC and West Laurel Corp., the entities that own the Maryland Inn.

•	The consideration we will pay to MHI Hotels Services and its affiliates for the contribution of the initial properties was determined by our senior executive officers taking into account an analysis of market pricing multiples of expected earnings, sales of similar assets, an internal rate of return analysis and their assessment of the fair market value of the hotels. No single factor was given greater weight than any other in valuing any of these assets.

•	We will use approximately $25.0 million of the net proceeds of the offering to repay the outstanding indebtedness on three of our initial hotel properties. This indebtedness includes (i) $4.8 million of mortgage debt and $2.0 million in construction loans relating to the Holiday Inn Brownstone, as discussed above, and (ii) approximately $3.0 million mortgage debt on the Holiday Inn Downtown Williamsburg. The mortgage debt on the Holiday Inn Brownstone is personally guaranteed by MHI Hotels, LLC, Andrew Sims, Kim Sims, Christopher Sims and Mark Smith. The mortgage debt on the Holiday Inn Downtown Williamsburg is guaranteed by MHI Hotels Services, Andrew Sims, Kim Sims and Christopher Sims. Our operating partnership will also use approximately $15.2 million of the net proceeds of the offering to repay indebtedness on the Hilton Philadelphia Airport.

•	We will use approximately $2.0 million in cash of the net proceeds of the offering to compensate MHI Hotels Services for the restructuring of existing management agreements relating to five of our initial hotel properties. The $2.0 million payment is a non-recurring charge and will be recognized in our first accounting period following completion of the offering. Upon closing of the offering, we will enter into a new management agreement with MHI Hotels Services for all of our initial properties and any future hotels managed by MHI Hotels Services. See “Our Principal Agreements – Our Management Agreement.”

•

We will acquire two resort property leases at the Shell Island Resort, a condominium resort property located in Wrightsville Beach, North Carolina, from MHI Hotels LLC and MHI Hotels Two, Inc. for a cash payment of $3.5 million, $3.0 million of which will be paid to acquire the common areas lease and $500,000 for the lease of the restaurant area. We will enter into sublease agreements with MHI Hotels Two, Inc. and MHI Hotels LLC with respect to such property. MHI Hotels Two, Inc. and MHI Hotels

LLC will pay us a fixed annual rent of $640,000 in connection with the sublease of such property, and we will incur annual lease expense of approximately $120,000.

•	We will lease each of our initial hotel properties to our TRS Lessee.

•	We will enter into tax indemnity and debt allocation agreements with the entities that contribute five of our initial properties. These agreements will require us to indemnify the contributors against tax liabilities in the event we sell those properties in a taxable transaction during a 10-year period. Specifically, we will indemnify the contributors for 100% of their tax liability during the first five years after contribution, 50% during the sixth year, 40% during the seventh year, 30% during the eighth year, 20% during the ninth year and 10% during the tenth year. Such indemnification obligations could result in aggregate payments of up to approximately $46.0 million. The terms of the tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. The contributing entities will guarantee a portion of our initial indebtedness following the closing and we will be obliged to give the contributors the opportunity to guarantee a similar amount of debt in the future.

•	We will issue 1,000 shares of restricted common stock to each of our initial non-employee independent directors, which shares will vest on the first anniversary of the date of grant.

•	We will enter into a strategic alliance agreement with MHI Hotels Services which provides, among other matters, that, unless a majority of our independent directors concludes, for valid business reasons, that another management company should manage a hotel owned by us, we will offer MHI Hotels Services the opportunity to manage hotels and that MHI Hotels Services and its directors and executive officers acting in their individual capacity, will refer to us, on an exclusive basis, any hotel investment opportunity that is presented to it, in each case subject to certain exceptions. In addition, MHI Hotels Services will have the right to nominate one person for election to our board of directors for so long as Andrew, Kim and Christopher Sims and their families and affiliates hold, in the aggregate, not less than 1.5 million shares or units of our common stock.

The six initial hotel properties will be contributed to and/or acquired by our operating partnership as follows:

Capitol Hotel Associates LP, LLP

Capitol Hotel Associates LP, LLP owns the Holiday Inn Downtown Williamsburg and the Hilton Wilmington Riverside in Wilmington, North Carolina. MHI Hotels Services and certain affiliates, including Andrew Sims, Kim Sims, Christopher Sims, and the Edgar Sims, Jr. Irrevocable Trust, collectively own 69.7% of the equity interests in Capitol Hotel Associates LP, LLP. Edgar Sims, Jr. is the father of Andrew Sims, Kim Sims and Christopher Sims. Wilmington Hotel Associates Corp. owns the remaining 30.3% equity interest in Capitol Hotel Associates LP, LLP. Jeanette Sims, the mother of Andrew Sims, Kim Sims and Christopher Sims, is the sole stockholder of Wilmington Hotel Associates Corp. We will issue 314,919 units having a value of approximately $3.1 million based upon an assumed offering price of $10.00 per share in exchange for the contribution of MHI Hotels Services’ equity interest in Capitol Hotel Associates LP, LLP, and will issue to Andrew Sims, Kim Sims, Christopher Sims and the Edgar Sims, Jr. Irrevocable Trust an aggregate 566,855 units having a value of approximately $5.7 million in exchange for their contributions of their equity interest in Capitol Hotel Associates LP, LLP. We will issue to Wilmington Hotel Associates Corp., 377,903 units having a value of approximately $3.8 million in connection with the contribution of its equity interest in Capitol Hotel Associates LP, LLP. We will assume $15.1 million in existing mortgage debt on the Hilton Wilmington Riverside in connection with the transaction.

Savannah Hotel Associates LLC

Savannah Hotel Associates LLC owns the Hilton DeSoto in Savannah, Georgia. MHI Hotel Services owns an 80% equity interest in Savannah Hotel Associates LLC. We will issue to MHI Hotels Services

1,332,395 units having a value of approximately $13.3 million in connection with the contribution of its ownership interest in Savannah Hotel Associates LLC to our company. We will assume approximately $10.7 million of existing mortgage debt in connection with the transaction.

The remaining 20% equity interest in Savannah Hotel Associates LLC is held by the Krichman Revocable Trust and the Krichman Charitable Trust, which we refer to as the Trusts. We will issue to these Trusts 333,099 units having a value of approximately $3.3 million in connection with the contribution of its 20% interest in Savannah Hotel Associates, LLC to our company. Edward S. Stein, who will become a director upon completion of the offering, is the trustee for the Trusts.

Brownestone Partners LLC

Brownestone Partners LLC owns the Holiday Inn Brownstone in Raleigh, North Carolina. MHI Hotels Services holds a 99% partnership interest in KDCA Partnership, an entity that owns 50% of the equity interests of Brownestone Partners LLC. Maryland Hospitality, Inc. owns the remaining 1% interest. We will issue to KDCA Partnership 159,512 units having a value of approximately $1.6 million, and approximately $1.0 million in cash in connection with its contribution of its 50% interest in Brownestone Partners LLC. The $1.0 million cash payment will be used to pay off a $1.0 million construction loan.

The remaining 50% interest in Brownestone Partners LLC is owned by MAVAS LLC. MAVAS LLC will receive 100 units having a value of approximately $1,000 and $2.0 million in cash for its 50% interest in Brownestone Partners LLC. MAVAS LLC will use the $2.0 million cash payment, in part, to pay off a $1.0 million construction loan on the Holiday Inn Brownstone.

Hilton Philadelphia Airport

The Hilton Philadelphia Airport is owned by third parties not related to MHI Hotels Services or the Sims family or their affiliates. We will issue an aggregate of 732,254 units, having a value of approximately $7.3 million, and $1.8 million in cash to acquire from these third parties the Hilton Philadelphia Airport in Philadelphia, Pennsylvania and related real property.

The entity that owns the Hilton Philadelphia Airport may receive additional units in exchange for the contribution of its interest in the property. In the event that the offering price of our common stock is less than $9.50 per share, the number of units to be issued to this entity will be increased to reflect the difference between the offering price and $9.50 per share multiplied by 732,254. For example, if the offering price is $9.00, this entity would receive an additional 40,681 units worth $366,127.

MHI Hotels Services has managed the Hilton Philadelphia Airport for the past 10 years.

Best Western Maryland Inn

We will acquire substantially all of the assets of Accord LLC and West Laurel Corp., the two entities that own the Best Western Maryland Inn, in Laurel, Maryland, for a purchase price of approximately $12.2 million in cash. Edgar Sims Jr., the father of Andrew Sims, Kim Sims and Christopher Sims, holds a 100% interest in a holding company, Laurel Holdings, LLC, that is a 25% member in Accord LLC and a 25% stockholder in West Laurel Corp.

The obligations of the contributing entities under the contribution agreements to transfer the initial hotel properties to us are conditioned upon completion of this offering, payment of the consideration described above and other customary conditions, including receipt of third party consents, approval of the franchisors, execution of indemnity agreements, the operating partnership agreement and assignment agreements. The contribution agreements relating to the Holiday Inn Brownstone and Hilton Philadelphia Airport also provide for the repayment of debt. The sale agreement relating to the Maryland Inn is conditioned upon the receipt of third party consents.

OUR BUSINESS AND PROPERTIES

Overview

We are a self-advised hotel investment company organized as a Maryland corporation in August 2004 that intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Following completion of this offering, we will initially own six full-service, Upper Upscale and Midscale hotels that are located in primary and secondary markets in the mid-Atlantic and Southeastern United States and are operated under well-known national hotel brands such as Hilton and Holiday Inn. We intend to pursue a growth strategy of purchasing, renovating and upbranding underperforming, full-service hotels while seeking to improve the operating results of our initial portfolio.

We intend to focus our investment activities on the following types of opportunities that involve the acquisition, renovation and upbranding of underperforming or functionally obsolete hotels with the goal of achieving a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel:

•	Deep Turn Opportunity: The acquisition of a hotel that is closed or functionally obsolete and requires a restructuring of both the business components of the operations as well as the physical plant of the hotel, including extensive renovation of the building, furniture, fixtures and equipment.

•	Shallow Turn Opportunity: The acquisition of an underperforming but structurally sound hotel that requires moderate renovation to re-establish the hotel in its market.

•	Upbranding Opportunity: The acquisition of properties that can be upgraded physically and enhanced operationally to qualify for what we view as higher quality franchise brands including Hilton, Doubletree, Crowne Plaza, Holiday Inn Select, Holiday Inn, Westin, Sheraton and Intercontinental. We refer to this as our upbranding strategy. Our upbranding strategy may also be a component of our deep and shallow turn opportunities.

By pursuing deep and shallow turn opportunities and implementing our upbranding strategy, we hope to improve revenue and cash flow and increase the long-term value of the hotels we acquire in the future.

An example of our management team’s shallow turn strategy is illustrated by the 1996 acquisition of the Hilton DeSoto hotel in Savannah, Georgia, one of our initial hotel properties. Prior to its acquisition, the hotel was in bankruptcy and the Hilton brand was in the process of being removed from the project. In 1995, the hotel, achieved a 57.3% occupancy for the prior period, an average daily rate of $69.44 and net operating income of approximately $778,000. MHI Hotels Services acquired the hotel for $6.9 million and, in 1997, effected a $5.7 million renovation for a total investment of $12.6 million or approximately $50,000 per room. MHI Hotels Services extended the hotel’s license with Hilton for an additional 12 years. After a three-year stabilization period the hotel achieved 75.0% occupancy, an average daily rate of $113.00 and net operating income of $1.5 million for calendar 2001.

We currently have plans to renovate three of our initial hotel properties, one of which is currently underperforming in its marketplace and represents a shallow turn opportunity. As these hotels are located in attractive markets, we believe that these properties are well positioned for future growth and will benefit from improving industry wide market conditions, our renovations and the efforts of our management team. See “Our Business and Properties – Our Initial Properties.”

MHI Hotels Services and its affiliates hold controlling interests in the entities that own four of our initial hotel properties. MHI Hotels Services Group, our accounting predecessor, consists of entities and interests under common ownership and control by Edgar Sims, Jr., Jeanette Sims, Andrew Sims, Kim Sims and Christopher Sims (the “Sims Family”). These individuals have majority ownership interests in Savannah Hotel Associates and Capitol Hotel Associates, LP, LLP and minority ownership interests in Brownestone Partners, LLC and Accord, LLC. The Sims Family will contribute their interests in these entities to our operating partnership in exchange for units in our operating partnership. Because of federal income tax laws applicable to REITs, we cannot manage the hotels we own. MHI Hotels Services will manage each of our initial hotels pursuant to a management agreement and, together with its affiliates, will hold a significant equity interest in our operating partnership.

MHI Hotels Services has been in the hospitality industry since 1957 and provide a full-service expertise in hotel management, construction, redevelopment, financing and consulting. Over the past 47 years, MHI Hotels Services has won numerous awards for its outstanding guest services, including Hilton Pride awards at two of our initial hotels. We expect to benefit from MHI Hotels Services’ extensive experience in managing hotel properties.

We will be self-advised and own our hotels and conduct our business through our operating partnership, MHI Hospitality, L.P. We will be the sole general partner of our operating partnership and upon completion of the offering and related formation transactions, will own an approximate 61.1% interest in our operating partnership upon completion of the offering and formation transactions. The remaining 38.9% interest will be owned by the contributors of five of our initial hotels, including an approximately 29.2% interest which will be owned by our officers, directors, affiliates and family members.

Upon completion of the offering and the formation transactions, our executive officers, directors and their affiliates and families will beneficially own, in the aggregate, approximately 29.2% of the equity interest in our company on a fully diluted basis with an aggregate value of approximately $28.7 million.

Our Strategy

Our primary objectives are to enhance stockholder value over time by generating attractive risk-adjusted returns on invested capital, consistently paying distributions to our stockholders and achieving long-term appreciation in the value of our lodging investments. We will seek to grow internally by improving the operating results of our initial hotel properties. We will also seek to invest in additional well-located hotel properties which are underperforming in their respective markets and would benefit from renovation, upbranding or a change in management.

Acquisition Strategy

We believe the acquisition of hotel properties that are well located and possess sound operating fundamentals, but are underperforming in their respective markets and would benefit from upbranding, renovation or new management currently present the best opportunities to create value in the lodging industry. We may also pursue acquisition opportunities to convert non-hotel properties to use as a hotel.

•	Upbranding. We will investigate opportunities to acquire and re-brand existing hotels by analyzing brands available in the market, seeking to quantify the potential improvement in revenue and profitability resulting from a rebranding and undertaking a cost/benefit analysis relating to the capital expenditures required to bring the property into compliance with the standards of the selected brand.

•	Renovation. We will consider investing in hotel properties in prime locations that are structurally sound, but have been neglected and can be purchased at attractive prices and renovated and reintroduced into the market at a cost significantly lower than what would have been spent to acquire a stabilized property or to develop a new hotel of similar quality.

•	New management. We intend to identify hotel properties that are underperforming due to poor management where we can acquire the properties at attractive prices and replace management with MHI Hotels Services.

•	Best use. We will analyze opportunities to convert well-located real estate not currently being used as a hotel to a hotel property. Examples could include an office building which could be converted into a full-service hotel and benefit from a downtown setting where new hotel development is scarce, or the conversion of an apartment building into an extended stay hotel where conversion costs are relatively low due to the design structure.

Internal Growth Strategy - Our Initial Hotels

MHI Hotels Services designed and implemented an upbranding and renovation strategy which has yielded improved operating results for four of our six initial hotels, the Holiday Inn Williamsburg, the Holiday Inn Brownstone, the Hilton Savannah DeSoto and the Hilton Wilmington Riverside. We currently plan to renovate the Holiday Inn Williamsburg in 2005. In addition, we plan to extensively renovate the Hilton Philadelphia Airport in 2005 to comply with Hilton relicensing requirements. As these hotels are located in attractive markets, we believe that these properties are well positioned for future growth and will benefit from improving industry wide market conditions, our renovations, and the efforts of our management team.

The Maryland Inn is currently underperforming in its market and represents a shallow turn opportunity. We intend to use approximately $3.9 million of the net proceeds of the offering to fund renovations to the Maryland Inn and anticipate improved operating results following renovation and upbranding to a Holiday Inn franchise. We have a franchise application currently pending with Holiday Inn. See “Our Business and Properties – Our Initial Properties.”

Financing Strategy

We will seek to maintain target debt levels of 45-55% of total assets. Upon completion of the offering and the related formation transactions, we will have $25.8 million of debt (representing an initial leverage ratio of approximately 27.0% of pro forma total assets as of September 30, 2004) on two of our initial hotels. We intend to enter into a $23.0 million secured revolving credit facility from an affiliate of BB&T Capital Markets secured by first mortgages on two of our initial hotel properties following completion of the offering. We expect the credit facility to have a term of 3 years and our borrowings under the credit facility are expected to bear interest at a floating interest rate of 30 day LIBOR plus 2.5%. The primary collateral for the credit facility will be a first mortgage on the Holiday Inn Brownstone, the Hilton Philadelphia Airport, and a lien on all business assets including but not limited to equipment, accounts receivable, inventory, furniture, fixtures and proceeds thereof. As we have not yet entered into a definitive agreement with respect to the credit facility, the final terms may materially differ from those described in the prospectus. We must satisfy certain financial covenants, including, among others, that the proportion of our floating rate debt will not exceed 50% of consolidated total debt, we will maintain a minimum tangible net worth of $67.5 million, our maximum leverage will not exceed 55%, other cash flow related covenants and we will expend and/or deposit, in aggregate, a minimum of at least 3% of room revenues for capital improvements to the Holiday Inn Brownstone and the Hilton Philadelphia Airport. We must also satisfy other non-financial covenants. If we do not satisfy these covenants, we would be in default under this credit facility, and the lender could require us to immediately repay all outstanding indebtedness under the credit facility. We expect the credit facility to be available for general corporate purposes, including the following:

•	funding of investments;

•	funding of hotel renovations and improvements;

•	payment of distributions to stockholders;

•	working capital needs; or

•	any other payments deemed necessary or desirable by management and approved by the lender.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable-rate debt.

Beyond our anticipated credit facility, we intend to use other financing methods as necessary, including obtaining from banks, institutional investors or other lenders, financings through property mortgages, bridge loans, letters of credit, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our investments. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the collateral will be limited to the particular properties to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to refinance investments, including the redevelopment of existing properties, for general working capital or to purchase additional interests in partnerships or joint ventures or for other purposes when we deem it advisable.

Our Team

We believe that our senior executive officers, who have extensive lodging industry experience, will help drive our growth. Our senior executive officers’ strategy over the years has been driven by a keen knowledge of lodging industry fundamentals, and their ability to:

•	identify lodging industry supply and demand trends and respond accordingly by selectively investing in and disposing of hotel properties;

•	drive property level performance through active asset management and capital improvement programs;

•	prudently finance investments to achieve attractive risk-adjusted returns; and

•	build relationships with leading franchisors in the lodging industry.

Upon completion of the offering, Andrew Sims, our president, chief executive officer and chairman and William Zaiser, our chief financial officer and treasurer, will resign from their positions as executive officers of MHI Hotels Services, and will continue as our senior executive officers and become our full-time employees. Our senior executive officers may be considered promoters of the offering. See “Management — Directors and Executive Officers.”

Kim Sims and Christopher Sims, who will remain officers and directors of MHI Hotels Services, will be members of our board of directors. Andrew Sims and William Zaiser will remain members of the board of directors of MHI Hotels Services. Each has been a senior executive officer of MHI Hotels Services and its predecessors for more than twenty years.

Our executive officers and directors include Andrew, Kim and Christopher Sims, three second generation hoteliers who have grown their family hospitality operations from a single 12 room motel in College Park,

Maryland to a full-service hotel development and management group with over approximately 1,600 employees and more than 2,200 rooms. Consequently, in managing a lodging enterprise through the economic cycles that characterize the hotel industry, they have successfully adapted their business strategies to take advantage of opportunities presented during various stages of the cycle. During that time, they have established long-standing relationships with hotel owners, lodging industry brokers, management companies, franchisors and lenders and have pursued investment strategies that include opportunistically and successfully acquiring, developing, financing, repositioning, managing and selling hotel properties depending on their view of overall lodging industry fundamentals. Collectively, they have acquired or sold over 22 hotel properties and have managed over 33 hotel properties.

Strategic Relationship with MHI Hotels Services

MHI Hotels Services has extensive experience in the lodging industry and has developed the following:

•	a staff of highly competent professionals that have successfully worked together for many years on numerous projects, including the acquisition and the redevelopment of four of our initial hotels;

•	extensive contacts in the hospitality industry including those that may generate potential investments in lodging properties;

•	extensive relationships with premier hotel franchise companies that provide franchise opportunities to enhance the value of repositioned assets; and

•	the ability to initiate and complete development projects, oversee renovations, perform construction and identify suitable investments.

MHI Hotels Services is currently managing, or has managed in the past, each of our initial hotels.

We intend to enter into a strategic alliance agreement with MHI Hotels Services, which provides, among other matters, that, unless a majority of our independent directors concludes, for valid business reasons, that another management company should manage a hotel owned by us, we will offer MHI Hotels Services the opportunity to manage our hotels and MHI Hotels Services, will refer to us, on an exclusive basis, any hotel investment opportunity that is presented to any of them, in each case subject to certain exceptions. Upon completion of the offering and formation transactions, officers and directors of MHI Hotels Services, their affiliates and family members will beneficially own 2,870,863 units representing 29.2% of the fully diluted shares of our common stock. We believe that MHI Hotels Services will be motivated in assisting us in the successful growth of our company and that the interests of MHI Hotels Services will be aligned with the interests of our stockholders.

Industry Overview

We intend to invest in hotels that are underperforming, and which may benefit from renovation, upbranding, and new management. We intend to focus on investments in the Upper Upscale, Upscale and Midscale segments of the lodging industry, as defined by Smith Travel Research. Smith Travel Research is a leader in lodging industry benchmarking and performance tracking.

Smith Travel Research maintains an extensive database on the U.S. lodging industry. According to Smith Travel Research, the database consists of detailed information on over 47,000 lodging establishments representing approximately 4.4 million rooms. The database is a collection of properties with 20 rooms or more. Each month, Smith Travel Research collects performance data on over 22,000 hotels including measures of rooms available for occupancy, rooms sold and room revenue. Smith Travel Research collects this data from hotel chain headquarters, management companies, owners and directly from independent hotels. Smith Travel Research frequently issues reports on the U.S. lodging industry. The information presented in this section is derived from one or more such Smith Travel Research reports.

Smith Travel Research segments the lodging industry into six segments. Below are Smith Travel Research’s segments and examples of representative hotel brands:

•	Luxury – Four Seasons®, Ritz Carlton®, Fairmont®

•	Upper Upscale – Embassy Suites®, Hilton, Marriott, Sheraton

•	Upscale – Hilton Garden Inn®, Courtyard by Marriott®, Crowne Plaza

•	Midscale with Food & Beverage (F&B) – Holiday Inn, Ramada®

•	Midscale without F&B – Hampton Inn®, Holiday Inn Express, Comfort Inn®

•	Economy – Motel 6®, Red Roof®, Days Inn®

We evaluate our performance and that of the industry by focusing on the following key performance statistics: (1) occupancy, which is defined as total rooms sold divided by total rooms available for the period; (2) revenue per available room, or RevPAR, which is defined as total room revenue divided by total number of room nights; and (3) average daily rate, or ADR, which is defined as total room revenue divided by the total number of rooms occupied on a paid-for basis for the period. RevPAR does not include food and beverage or other ancillary revenues such as telephone, parking or other guest services generated by the hotel.

U.S. Lodging Industry

The U.S. hotel industry stabilized in 2003, after two consecutive years of declining performance in 2001 and 2002, which followed a period of sustained growth during the economic expansion of the 1990s as the following information from Smith Travel Research demonstrates. We believe this decline was caused by the severe contraction of the financial markets following market highs of 2000, a deterioration of general economic activity and consumer sentiment, reduced travel following the events of September 11, 2001, and, to a lesser degree, by new supply.

The following chart depicts changes in occupancy rate and the corresponding annual percentage change in occupancy rate for the U.S. lodging industry from 1994 through 2003, including projections for 2004 and 2005. The chart illustrates relatively flat occupancy levels in 2002 and 2003, and the projected improvements in 2004 and 2005 (Source: Smith Travel Research):

We believe continued improvement in the U.S. economy will drive increases in occupancy. We also believe occupancy will benefit from overall demand increases in the lodging industry, as new supply slows. The chart below illustrates historic and projected national levels of supply and demand in the lodging industry and further demonstrates, that along with an improving economic outlook, that a slowing of new supply may enhance industry performance (Source: Smith Travel Research):

We believe construction spending and rooms supply growth have reached a low point in the lodging cycle and should continue to remain at or near this level during the next two to three years. We expect that if new supply remains constrained over this period, even moderate increases in demand should translate into increases in hotel revenues and profitability. Based on the forecasted trend of demand exceeding supply, we expect overall industry occupancy rates to continue to climb in the near term.

We believe that, in addition to occupancy rates and supply/demand trends, RevPAR and ADR are also significant statistical measures of the lodging industry’s financial health. The charts below provide recent national trends in RevPAR and ADR in the U.S. lodging industry, as well as the corresponding annual percentage changes in these measures (Source: Smith Travel Research):

Current Market Developments

Recent statistical comparisons of occupancy, ADR and RevPAR demonstrate that for the first nine months of 2004 these measures of performance exceeded 2003 levels. We believe these results are indicative of a recovery in the lodging industry (Source: Smith Travel Research):

Through the nine months ended in September, 2004, ADR improved 3.7% and RevPAR improved 7.5% over the same period in 2003 (Source: Smith Travel Research).

Our Initial Properties

Our Initial Hotels and Leased Property

Upon consummation of the formation transactions, we will own our six initial hotels in fee simple. Other than renovations for the Hilton Philadelphia Airport, the Holiday Inn Downtown Williamsburg, and the Maryland Inn, we have no present plans for major improvements on these properties. Other than the Maryland Inn, all of these hotels are currently managed by MHI Hotels Services. The Maryland Inn is currently managed by the current owners of the hotel and will be managed by MHI Hotels Services following our acquisition. We believe that each of these properties is adequately covered by insurance.

The following table sets forth information regarding the mortgage debt on our six initial hotel properties (dollars in thousands):

Property	Name of Property- Owning Entity	Principal Balance as of September 30, 2004		Prepayment Penalties		Interest Rate	Maturity Date	Amortization Provisions
Hilton Philadelphia Airport	Elpizo Limited Partnership and Phileo Land Corporation	$15,244	(1)	—		8.25%	Sept. 2006	25 years

Holiday Inn Downtown Williamsburg	Capitol Hotel Associates LP, LLP	$2,959	(1)	—		5.82%	Jan. 2023	25 years

Holiday Inn Brownstone	Brownestone Partners LLC	$4,808	(1)	—		Prime + 1/4%	Dec. 2008	20 years

Hilton Savannah DeSoto	Savannah Hotel Associates, LLC	$10,704		yes	(2)	7.49%	Nov. 2008	20 years

Hilton Wilmington Riverside	Capitol Hotel Associates LP, LLP	$15,140		yes	(2)	8.22%	June 2008	20 years

Maryland Inn	Accord LLC and West Laurel Corp.	$6,881		yes	(3)	9.07%	June 2007	25 years

(1)	Debt to be repaid at closing with the proceeds of the offering.
(2)	Both loans being assumed by us are held by Mutual of New York. The prepayment of either loan requires a yield maintenance payment to the lender in an amount that would compensate the lender in full assuming the loan was paid off. The remaining term of the loan is determined by comparison of a market rate of interest on a U.S. Treasury note with the same maturity date. The rate difference is multiplied by the number of months remaining outstanding on the loan. The net present value of the loan is determined by a calculation of the gross monthly income loss. As of November 1, 2004, the prepayment penalty for the Hilton Wilmington Riverside was $2.3 million, and for the Hilton Savannah DeSoto, the prepayment penalty was $1.5 million.
(3)	Prepayment penalty equal to 3% of loan balance. Debt will be paid off by the sellers of the property with the proceeds of the sale.

The following table sets forth certain information for each of our six initial hotel properties:

Property	Location	Year Opened/ Renovated	Average Occupancy(1)	ADR(1)	RevPAR(1)	Number of Rooms(2)	Meeting Space Sq. Ft.(2)	Acquisition Cost(3)
Hilton Philadelphia Airport	Philadelphia, PA	1972/ 1994/ 2001	79.7%	$86.68	$69.09	331	10,000	$25,271,240

Holiday Inn Downtown Williamsburg	Williamsburg, VA	1968/ 1986/ 2000	51.1%	77.92	39.84	137	6,000	5,025,000

Holiday Inn Brownstone	Raleigh, NC	1971/ 2002	64.5%	74.57	48.13	188	15,000	9,396,120

Hilton Savannah DeSoto	Savannah, GA	1968/ 1996/ 2003-4	75.4%	117.08	88.31	246	20,000	27,279,940

Hilton Wilmington Riverside	Wilmington, NC	1970/ 1988/ 1998/ 2000	69.9%	96.51	67.43	274	20,000	25,646,760

Maryland Inn(4)	Laurel, MD	1985/ 1989	66.1%	65.86	43.51	205	8,000	12,200,200

TOTALS / WEIGHTED AVERAGES			70.1%	$89.40	$62.61	1,381	79,000	$104,819,060

(1)	For the twelve months ended September 30, 2004.
(2)	As of September 30, 2004.
(3)	Estimated transaction cost, debt assumed and units issued in the acquisition valued at the assumed initial public offering price of $10.00 per share, the midpoint of the price range for this offering of our common stock.
(4)	We intend to upbrand the Maryland Inn as a Holiday Inn.

In addition to these six hotels, we will acquire leasehold interests in the resort property leases that we will sublease to MHI Hotels Two, Inc. and MHI Hotels LLC, affiliates of MHI Hotels Services. MHI Hotels LLC and MHI Hotels Two, Inc. will pay us a fixed annual rent of $640,000 in connection with the sublease of such property. We will pay annual rent of $120,000 under the Shell Island Resort leases. Other expenses, such as maintenance and utilities, will be paid by MHI Hotels Two, Inc. and MHI Hotels, LLC. In the event of a payment default under the subleases, MHI Hotels Services has agreed to make a capital contribution to the sub-lessees in an amount sufficient to cure the default. The resort condominium, which opened in 1986, has approximately 160 suites and includes a restaurant, kitchens, meeting rooms and a swimming pool.

The Hilton Philadelphia Airport.

The Property

The Hilton Philadelphia Airport is contiguous to the Philadelphia Airport and located approximately eight miles south of Philadelphia’s central business district at 4509 Island Avenue in Philadelphia, Pennsylvania. The property is located within three miles of the new Lincoln Financial Field, Wachovia Spectrum Center and the new Citizens Bank Park which are homes to Philadelphia’s professional football, basketball, ice hockey, and baseball franchises. MHI Hotels Services and its affiliates have managed the Hilton Philadelphia Airport since 1994.

Key Highlights and Demand Generators

The Hilton Philadelphia Airport generates its corporate demand from transient travelers and corporate meetings. The top five accounts by revenue for 2003 were: US Airways and subsidiaries, Concordia, United

Parcel Service, Corporation for National Service, and Flight Options. The hotel also benefits from large conventions at the Philadelphia Convention Center. The hotel’s locations near the Philadelphia professional sports complexes generates leisure demand for hotel rooms. We believe the Hilton Philadelphia Airport is a market leader in the Upscale, full-service hotel sector in the Philadelphia airport market. We have plans to renovate the Hilton Philadelphia Airport and plan to spend approximately $3.2 million to fund renovations.

Guest Rooms

•	The Hilton Philadelphia Airport was opened in 1972 as a Sheraton Hotel and is comprised of 331 guest rooms, including three suites, in a nine-story L-shaped tower. All rooms provide modern conveniences including high-speed internet access.

Food and Beverage

•	Landing Restaurant and Grill – The restaurant, with 130 seats, features continental and regional cuisine and an upscale buffet for breakfast and lunch.

•	Players Sports Bar – The hotel also features a full-service bar with a sports theme and 120 seats.

Other Amenities

•	Indoor swimming pool, whirlpool spa, and recreational facilities.

•	10,000 square feet of meeting space.

•	The hotel is adjacent to the north side of the Philadelphia International Airport with direct access to the General Aviation facilities.

Competition

Competitor hotels include the Marriott, Renaissance, Embassy Suites, Sheraton Suites, Four Points, and Courtyard by Marriott.

Operating and Occupancy Information

The following table shows certain historical data regarding the Hilton Philadelphia Airport:

Year End	1999	2000	2001	2002	2003
Room Revenue	$8,080,199	$8,291,333	$7,298,977	$7,949,689	$7,458,474
ADR	$97.23	$99.89	$96.77	$93.87	$89.60
Occupancy %	68.8%	68.6%	62.5%	70.1%	68.9%
RevPAR	$66.88	$68.44	$60.41	$65.80	$61.73

Proposed Renovations

We intend to undertake a major renovation of the Hilton Philadelphia Airport hotel’s public spaces and guest rooms in 2005 to comply with Hilton relicensing requirements. The total cost of the renovation is estimated to be $3.2 million. The guest room improvements will include new bedding, soft goods, seating, lighting, and HVAC units. The guest room, bathroom improvements will include tile replacement, vanities, mirrors, lighting, plumbing fixtures and accessories. The guest room corridors, lobby, dining room and meeting facilities will all be improved with new furniture fixtures and equipment. Additionally, the exterior of the building will be painted and new roof line added.

The Hilton Product Improvement Plan, which we refer to as PIP, will be funded from the proceeds of the offering. Prior to completion of the offering, approximately $1.0 million in funding will be required. In an effort to comply with Hilton requirements and protect its interests in its franchise, the owner of the hotel has obtained from an unaffiliated third party a $1.0 million line of credit that may be drawn for the sole and express purpose to fund the PIP. The line of credit is with Republic Bank. The Republic Bank line of credit will be paid off with proceeds of the offering. Any funds utilized to repay the Republic Bank line of credit will be deducted from the $3.2 million budgeted PIP.

The acquisition of the Hilton Philadelphia Airport is subject to Hilton’s prior approval and compliance with the terms of Hilton’s franchise license agreement.

Holiday Inn Downtown Williamsburg

The Property

The Holiday Inn Downtown Williamsburg, is located one-half mile from Colonial Williamsburg and three and one-half miles from the Busch Gardens amusement and recreation park, at 814 Capitol Landing Road in Williamsburg, Virginia. The Holiday Inn Downtown Williamsburg was built in 1969, and in 1986, the hotel went through major reconstruction adding an indoor pool and tiered dining, among other amenities. The hotel also is convenient to the historic sites of Yorktown and Jamestown, shopping, dining and local golf courses. MHI Hotels Services and its affiliates have managed and maintained an ownership interest in the Holiday Inn Downtown Williamsburg since 1986.

Key Highlights and Demand Generators

The Holiday Inn Downtown Williamsburg is an established full-service hotel. The top five accounts by revenue for 2003 were: Navy Reserve Units Training, Colonial Connections, EPN Travel Services, VITSTA – Virginia Institute of Travel Services Training Activities, and Metro Tours. Group business is generated through tour and travel (both senior citizen tours and youth groups), government, and through the reunion and religious related segments.

Guest Rooms

•	The Holiday Inn Downtown Williamsburg is comprised of 138 guest rooms and one suite. All rooms are equipped with high speed internet access.

Food and Beverage

•	Ledo® Pizza and Pasta – Ledo, equipped with 65 seats, is a regional franchise concept that provides quality Italian fare at moderate prices. The facility serves both lunch and dinner.

•	EJ’s Landing – This facility, with 200 seats, provides full breakfast buffet and off menu selections in an open air indoor setting in the domed area that includes the hotel’s swimming pool and recreation area.

Other Amenities

•	Indoor swimming pool and recreational facilities.

Competition

Competitor hotels include Four Points Sheraton, Quality Inn, Hampton Inn, Ramada Inn, Courtyard by Marriott, another Holiday Inn and Best Western.

Operating and Occupancy Information

The following table shows certain historical information regarding Holiday Inn Downtown Williamsburg since 1999.

Year End	1999	2000	2001	2002	2003
Room Revenue	$2,229,736	$2,153,180	$2,111,450	$2,124,084	$2,138,977
ADR	$74.9	$73.21	$73.92	$76.77	$73.83
Occupancy %	61.4%	58.7%	57.1%	55.3%	57.9%
RevPAR	$45.99	$42.94	$42.22	$42.48	$42.78

Proposed Renovations

The Holiday Inn Downtown Williamsburg will receive a renovation to its guest rooms and public spaces in calendar 2005 to comply with a Holiday Inn relicensing. The total cost of the renovation is estimated to be $500,000. The guest room improvements will include new seating, lighting, vanities and tile tub surrounds. The guest room corridors will be totally renovated including carpet, wall paper, painting and new ceilings. The proposed renovations will be funded with proceeds from the offering.

Holiday Inn Brownstone

The Property

The Holiday Inn Brownstone is located near the central Raleigh business district and adjacent to North Carolina State University, at 1707 Hillsborough Street in Raleigh, North Carolina. The Holiday Inn Brownstone was built in 1971 as an independent property and operated as a Hilton for 20 years. MHI Hotels Services and its affiliates have managed and maintained an ownership interest in the Holiday Inn Brownstone since 1999. We have no current plans for significant renovations of this hotel.

The hotel leases land adjacent to the hotel for use as a parking lot. The lease provides for annual rent of $76,104 and expires in August 2016 with options to renew for up to three additional 10-year periods with an option to purchase the leased property at fair market value at the end of the original lease term in August 2016, subject to payment of an annual fee of $9,000 and other conditions.

Key Highlights and Demand Generators

The Holiday Inn Brownstone generates its transient business demand from corporate and government related entities. The top five accounts by revenue for 2003 were: North Carolina Association of Educators, Youth Advocacy Involvement Office, North Carolina Waterworks Association, Worldtek Travel, and North Carolina Department of Public Instruction. Group demand is generated through these entities and additionally through conventions, North Carolina State University special events (sports and educational), youth sporting events, state association meetings and government training. Weddings, special events, and religious celebrations create the leisure market for this property. We believe the hotel’s strong ties to North Carolina State University and the projected expansion of the downtown convention center will provide for opportunities in RevPAR growth.

Guest Rooms

•	The hotel is comprised of 188 guest rooms in an eight-story building. The property site is also improved with 18 additional and separate apartment suites. All rooms are equipped with high-speed internet access.

Food and Beverage

•	Ledo Pizza and Pasta Restaurant – The regional franchise, equipped with 120 seats, offers quality Italian fare at moderate prices.

•	Ledo Sports Bar – The Sports Bar, with 20 seats, adjoins the main dining area.

Other Amenities

•	Outdoor swimming pool

•	Complimentary on-site fitness facility

•	Access to the YMCA

•	15,000 square feet of meeting space

Competition

Competition includes Sheraton, Hilton, Clarion, Ramada Inn, Holiday Inn and the Velvet Cloak Inn.

Operating and Occupancy Information

The following table shows certain historical information regarding the Holiday Inn Brownstone since 1999.

Year End	1999	2000	2001	2002	2003
Room Revenue	$3,020,826	$2,784,907	$2,647,145	$3,016,691	$3,113,994
ADR	$71.91	$74.60	$70.74	$73.45	$74.18
Occupancy %	61.2%	54.3%	54.5%	59.9%	61.2%
RevPAR	$44.02	$40.47	$38.58	$43.96	$45.38

Hilton Savannah DeSoto

The Property

The Hilton Savannah DeSoto hotel is located at 15 East Liberty Street in historic downtown Savannah, Georgia. The Hilton Savannah DeSoto overlooks Madison Square in the center of Savannah’s historic district. The site has been a hotel since 1890 and the current building was constructed in 1968. The hotel offers views of the Savannah skyline and the Savannah River. The Hilton Savannah DeSoto is connected via an enclosed atrium to a luxury condominium building. MHI Hotels Services and its affiliates have managed and maintained an ownership interest in the Hilton Savannah DeSoto since 1994. We have no current plans for significant renovations of this hotel.

Key Highlights and Demand Generators

The Hilton Savannah DeSoto has historically generated its corporate demand from upscale business travelers and corporate meetings generated by regional companies. The top five accounts by revenue for 2003 were: US Airways, Tauck World Discovery Tours, Net Jets, Savannah College of Art and Design, and International Paper. The historic sites of Savannah create demand from the leisure segment. Group business encompasses more than 50% of the Hilton Savannah DeSoto’s business primarily in the association and corporate meetings segments.

Guest Rooms

•	The Hilton Savannah DeSoto is a 14-story structure with 246 traditionally-styled guest rooms including five suites and an executive level. High-speed internet access is available to all guest rooms.

Food and Beverage

•	Magnolia Restaurant – The restaurant, with 125 seats, serves authentic Savannah cuisine and a buffet at both breakfast and lunch.

•	Expresso – The hotel’s coffee bar located in the lobby area serves coffees, juices, cookies and breakfast breads.

•	The Lion’s Den – The hotel’s lounge has a 75 person capacity.

Other Amenities

•	Executive Level accommodations with upgraded amenities, turndown service and a private, staffed concierge lounge for complimentary continental breakfast and evening beverage service.

•	Second-floor rooftop, outdoor pool and exercise facilities.

•	Complimentary access to the Downtown Athletic Club.

•	Gift shop.

•	20,000 square feet of meeting space.

Competition

Competitor hotels include Marriott, Westin, Hyatt, Radisson and the Mulberry.

Operating and Occupancy Information

The following table shows certain historical information regarding the Hilton Savannah DeSoto since 1999.

Year End	1999	2000	2001	2002	2003
Room Revenue	$7,040,831	$7,462,184	$7,613,617	$7,605,616	$7,245,641
ADR	$114.73	$115.65	$113.01	$114.32	$113.12
Occupancy %	68.3%	71.7%	75.0%	74.1%	71.3%
RevPAR	$78.41	$82.88	$84.79	$84.70	$80.70

Hilton Wilmington Riverside

The Property

The Hilton Wilmington Riverside is located five miles from the Wilmington International Airport at 301 N. Water Street in Wilmington, North Carolina. The Hilton Wilmington Riverside was originally constructed in 1971 and improved by expansion in 1999. The property is the only hotel located directly on the downtown Riverwalk and is situated directly across from the USS North Carolina Battleship Memorial. MHI Hotels Services and its affiliates have managed and maintained an ownership interest in the Hilton Wilmington Riverside since 1989. We have no current plans for significant renovations of this hotel.

Key Highlights and Demand Generators

The top five accounts by revenue for 2003 were: PPD Pharmaceutical, General Electric, International Paper, University of North Carolina Wilmington, and Wachovia Bank. Because of the hotel’s meeting space, group business accounts for over 50% of room revenues. State associations and educational related conferences contribute to the hotel’s utilization.

Guest Rooms

•	The Hilton Wilmington Riverside originally was constructed with 178 rooms and improved by expansion in 1999 to include 101 additional guest rooms for a current total of 279 rooms in a nine-story structure. All rooms are equipped with high-speed internet service.

Food and Beverage

•	Spencer’s – The restaurant, equipped with 130 seats, features American cuisine and daily chef’s specials.

•	The River Club Lounge – The Hotel Lounge, with 75 seats, offering cocktails and lite fare, provides panoramic views of the Cape Fear River.

Other Amenities

•	Outdoor pool overlooking the Cape Fear River

•	Cabaña bar poolside

•	Fitness center

•	Business center

•	Gift shop

•	20,000 square feet of meeting space

Competition

Competitor hotels include the Holiday Inn Sunspree, Blockade Runner, Holiday Inn, Courtyard by Marriott and Residence Inn.

Operating and Occupancy Information

The following table shows certain historical data regarding the Hilton Wilmington Riverside since 1999.

Year End	1999	2000	2001	2002	2003
Room Revenue	$4,965,249	$5,949,359	$6,203,524	$5,930,365	$6,444,045
ADR	$103.01	$97.47	$94.38	$91.48	$94.31
Occupancy %	48.2%	60.9%	65.7%	64.8%	68.3%
RevPAR	$49.65	$59.33	$62.02	$59.30	$64.43

Best Western Maryland Inn

The Property

The Best Western Maryland Inn is located near I-95 between Washington, D.C. and Baltimore at Route 197 in Laurel, Maryland. Upon acquiring this hotel with proceeds from this offering, we have made application to rebrand it as a Holiday Inn. The food and beverage facility, which is connected to the guest rooms via the banquet rooms and corridor, has its own free standing access and parking which we intend to lease to a nationally recognized franchise food and beverage operation. We currently have a non-binding site location approval for an Outback Steakhouse location.

Key Highlights and Demand Generators

The hotel is conveniently located at the entrance to a corporate office park with major employers such as United Parcel Service, SunTrust, and the Washington Suburban Sanitary Commission. The top five accounts by revenue for 2003 were: US Department of Agriculture, Garden’s Ice House, National Security Administration, Verizon, and SunTrust. Much of the leisure demand is generated from its easy access off I-95 and proximity to the Washington, DC, Baltimore and Annapolis areas. Laurel Race Track, the Fairland Aquatic Center and Gardens Ice House (the premier skating facility in the Mid-Atlantic region) are located near the hotel. We believe that the hotel is currently underperforming versus its competitors. We believe that our strategic plan to renovate and upbrand the hotel will improve its position in the marketplace.

Guest Rooms

•	The Best Western Maryland Inn Laurel opened in 1985 with 125 guest rooms and in 1989 completed an addition of 80 rooms for a current total of 205 guest rooms. All rooms are equipped with high-speed internet access.

Food and Beverage

•	Today’s Café – The café serves continental breakfast in the atrium of the hotel.

•	Brass Duck Lounge – The lounge occupies a portion of the former full-service restaurant. In connection with our re-branding plans following the acquisition, we expect that this facility will be re-positioned with a well-known franchise food and beverage operation, which we expect to be an Outback Steakhouse location.

Other Amenities

•	7,500 square foot atrium area with indoor pool, sauna, whirlpool, exercise room, game room, putting green, billiards, shuffleboard and gift shop.

•	Over 8,000 square feet of meeting and banquet space.

•	Business center.

•	Executive level accommodation with keyed access and upgraded amenities.

Competition

Competitor hotels include Sheraton, Fairfield Inn, Comfort Inn, Hampton Inn and Courtyard by Marriott.

Operating and Occupancy Information

The following table shows certain historical information regarding Best Western Maryland Inn.

Year End	1999	2000	2001	2002	2003
Room Revenue	$3,727,269	$4,067,725	$3,557,293	$3,086,362	$2,967,718
ADR	$75.13	$78.32	$80.41	$84.50	$73.08
Occupancy %	66.5%	66.1%	66.2%	53.4%	54.3%
RevPAR	$49.61	$50.10	$53.22	$45.16	$39.66

Proposed Renovations

Following our acquisition of the Maryland Inn, we intend to undertake a total renovation to comply with a Holiday Inn licensing at a total cost of $4.0 million. A new exterior building renovation will be completed, including window and roof line improvements. The guest rooms will be completely renovated including replacement of all furniture, fixtures, equipment, décor and accessories. Similarly, the public spaces will receive extensive upgrades including all décor and fixtures. Major operating systems will be upgraded or replaced, including the heating ventilation and air conditioning systems, roof systems, and elevators.

Shell Island Resort

The Shell Island Resort is located on the beach, seven miles from the Wilmington International Airport on the northernmost end of Wrightsville Beach, North Carolina, at 2700 N. Lumina. Shell Island Resort was built in 1986. Its approximately 160 suites all have Atlantic Ocean views as well as unimpeded views of the marsh and Intracoastal Waterway. Immediately north of the resort is a half mile of wildlife sanctuary and beach. Shell Island Resort is located near shopping, dining and historic downtown Wilmington.

Shell Island Resort is primarily a leisure destination with the majority of its business generated from guests from the Raleigh, Greensboro and Charlotte markets. Group demand is generated through state associations, University of North Carolina at Wilmington and local social activities. Wrightsville Beach is an upscale and primarily residential leisure destination, and we believe there is minimal opportunity for new development. The property competes strongly in the mid-scale full-service hotel sector.

Shell Island Resort is a condominium hotel and its approximately 160 condominium suites are owned by individual owners. The common areas are owned by the condominium homeowners’ association. MHI Hotels LLC leases the common area of the resort from the condominium homeowner’s association and manages the hotel’s condominium suite rental program under agreements with individual condominium suite owners. MHI Hotels Two, Inc. leases the restaurant, kitchen and other service areas from the condominium homeowners’ association. We will acquire the two leases from MHI Hotels LLC and MHI Hotels Two, Inc. for cash payments aggregating $3.5 million.

One lease relates to the restaurant, kitchens, meeting rooms, ball room, laundry, maintenance shop, offices and certain maid closets. This lease commenced on May 12, 2003 and has a term of five years. There is one five-year renewal period. The rent in the second year is $121,500 per annum. The rent increases to $145,000 per annum for years three through five. The second lease relates to the resort’s common areas and includes the lobby, swimming pools, outdoor café, front desk, back office, gift shop, certain storage areas, and ingress and egress throughout the building including parking areas. The public space lease commenced December 31, 1993 and the first term expired on December 31, 2003. The first of two five-year renewal options was exercised. The original base rent is $18,540 per annum. The rent increases pursuant to an annual CPI adjustment. We will enter into sublease agreements with each of MHI Hotels LLC and MHI Hotels Two, Inc., with respect to such leases which provide for fixed annual rent in the amount of $540,000 for the common areas and $100,000 for the restaurant and other areas, plus an annual consumer price index, or CPI, adjustment. MHI Hotels LLC will continue to operate the condominium suite rental program, but we will not receive any revenues from the rental of the condominium suites. In the event of a payment default under the subleases, MHI Hotels Services has agreed to make a capital contribution to the sub-lessees in an amount sufficient to cure the default. That capital contribution will be collaterally assigned to us to secure the payment obligations under the subleases.

We are acquiring the leasehold interests in Shell Island Resort because we believe these leasehold interests will increase our cash flow. Due to the federal tax regulations attendant to maintaining our status as a REIT, we are prohibited from directly operating or managing our interests in the Shell Island Resort. Thus, the sublease arrangements provide us with the ability to benefit from the economics of the existing leasehold interests in Shell Island, while at the same time maintaining compliance with the tax limitations placed upon REITs.

We will acquire the two space leases for a cash payment of $3.5 million, $3.0 million of which will be paid to MHI Hotels LLC for the common areas, and $0.5 million will be paid to MHI Hotels Two, Inc. for the restaurant, kitchen and other service areas. We will pay annual rent of $120,000 under the Shell Island resort leases. Other expenses associated with the leases, including utilities and maintenance, will be paid by MHI Hotels Two, Inc and MHI Hotels LLC.

The leases with the condominium homeowners’ association can be terminated if MHI Hotels Two, Inc. ceases to serve as rental agent for at least 80 of the condominium suites (currently MHI Hotels Two, Inc. manages the rental programs for approximately 160 of the condominium suites).

Competition

The hotel industry is highly competitive with various participants competing on the basis of price, level of service and geographic location. Each of our initial hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular area could have a material adverse effect on occupancy, ADR and RevPAR of our initial hotels or at hotel properties acquired in the future. We believe that brand recognition, location, the quality of the hotel, consistency of services provided, and price are the principal competitive factors affecting our hotels.

MHI Hotels Services currently competes in the full service Upper Upscale and Midscale segments of the market. Positive competitive factors affecting our position include geographic location, markets with growth potential and strong franchise partners, while certain disadvantages to our position include limited geographic diversity and smaller size in relation to larger competitors.

Environmental Matters

Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner or operator of a contaminated property, to clean up the property, even if we did not know of or did not cause the contamination. These laws also apply to persons who owned or operated a property at the time it became contaminated. In addition to the costs of clean-up, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal of a hazardous substance or transports for disposal or treatment such a substance to another’s property may be liable for the costs of removal or remediation of the hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals or detergent at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities or (2) the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Further, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property.

We have reviewed reports of Phase I Environmental Site Assessments, or ESA, that were previously prepared for the majority of our initial hotels. All of the reviewed Phase I ESA reports were conducted within the last 10 years. Even though the Phase I ESAs reports we have reviewed did not reveal any material environmental contamination that might have a material adverse effect on our business, assets, results of operations or liquidity, we may have material environmental liabilities of which we are unaware. These Phase I ESA reports were obtained in the past, and do not protect us as the purchaser of the initial hotels under the six-month statutory safe harbor from CERCLA liabilities.

Our review of the Phase I ESA reports and an asbestos survey on the Hilton Savannah Desoto identified the presence of a diesel underground storage tank and the presence of asbestos-containing material on the property. The diesel underground storage tank was installed in 1967, was modified in 2000 to meet requirements for upgrading of existing underground storage tank systems and, in 2003, underwent and passed an annual tank tightness test certified by the State of Georgia. The tank’s registration is certified every year by the State of Georgia.

The asbestos survey conducted on the property identified asbestos-containing materials, or ACMs, all of which are enclosed behind walls or ceilings, or otherwise not exposed. The presence of these ACMs does not, in our opinion, pose a material risk and does not violate any law applicable to the property. Nevertheless, in response to the finding, the hotel voluntarily implemented an Asbestos Operations and Maintenance Program in 1997 giving hotel maintenance staff information on where the asbestos-containing materials are located and how to handle these materials in the event that they come into contact with them. To our knowledge, there have been no subsequent incidents or exposures to ACMs at the hotel.

Our review of the Phase I ESA conducted on September 23, 2004 at the Hilton Philadelphia Airport identified the presence of ACMs on the property. The assessment recommended that all exposed ACMs be encapsulated or removed and recommended the implementation of an Asbestos Operations and Maintenance Program on the property. The presence of these ACMs does not, in our opinion, pose a material risk and does not violate any law applicable to the property. In response to the findings, the hotel voluntarily implemented an Asbestos Operations and Maintenance Program on the property.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Insurance

The initial hotel properties are covered by insurance of the type and amount we believe are customary for these types of properties. We have limited terrorism insurance on our initial hotel properties, with the exception of the Hilton Philadelphia Hotel, which has a separate, comprehensive terrorism policy.

Capital Expenditures

We intend to maintain each hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the franchisor’s standards and the agreed upon requirements in our management agreement. The cost of all such routine maintenance, repairs and alterations will be paid out of a furniture, fixtures and equipment reserve, which will be funded by a portion of hotel gross revenues. Routine repairs and maintenance will be administered by the management company. However, we will have approval rights over capital expenditures.

OUR PRINCIPAL AGREEMENTS

The following summary of the terms of our principal agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual agreements, copies of which are exhibits, except for our franchise agreements, to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Strategic Alliance Agreement

At the conclusion of this offering, we will enter into a strategic alliance agreement with MHI Hotels Services pursuant to which MHI Hotels Services will refer to us, on an exclusive basis, any hotel investment opportunity that is presented to it subject to certain exceptions, and we will, subject to certain exceptions, offer MHI Hotels Services the opportunity to manage hotels we acquire in the future, unless a majority of our independent directors concludes for valid business reasons that another management company should manage the hotel.

Pursuant to the strategic alliance agreement, we will agree to cause our TRS Lessee to offer to MHI Hotels Services the opportunity to manage any hotel property we acquire and lease to our TRS Lessee during the term of the strategic alliance agreement which meets any of the following criteria:

•	the hotel property is not encumbered by a management contract that would continue beyond the date of our acquisition of the hotel property; or

•	no termination fee is payable by us in connection with termination of any then-existing management contract for the hotel property; or

•	if the then-existing management agreement for the hotel property can be terminated at the time of our purchase of the hotel property upon payment of a termination fee, MHI Hotels Services pays such termination fee.

Notwithstanding the foregoing, if a majority of our independent directors in good faith conclude for valid business reasons that a management company other than MHI Hotels Services should manage one or more hotel properties acquired by us in the future, we shall so notify MHI Hotels Services and MHI Hotels Services shall not have the right to manage such hotel properties.

Not less than 30 days prior to our acquisition of a hotel property that meets the criteria described above, we will be required to notify MHI Hotels Services of our proposed acquisition of the hotel property and will make available to MHI Hotels Services all information reasonably available to us with respect to the hotel property. MHI Hotels Services will have 10 business days from receipt of such notice to notify us in writing that it elects to manage, or cause one of its subsidiaries to manage, the hotel property. If MHI Hotels Services (a) notifies us that it or a subsidiary does not intend to manage the hotel property or (b) fails by the end of the 10 business day period to notify us of its election to manage a hotel property, then, in either event, we may offer management of the hotel property to other hotel management companies on such terms as we shall determine and MHI Hotels Services shall have no further rights with respect thereto.

We have agreed that the terms of the management agreement between us and MHI Hotels Services for our initial hotel properties will also apply with respect to future hotel properties. Any material adverse change in the provisions of a management agreement, as they relate to our rights and obligations, from those in the management agreement for our initial hotels, shall be subject to approval by a majority of our independent directors.

The strategic alliance agreement will have a term of 10 years. During the term of the strategic alliance agreement, MHI Hotels Services has agreed to promptly notify us, on an exclusive basis, of any opportunity to invest in, acquire or develop a hotel property which is presented to MHI Hotels Services or its subsidiaries and that meets our acquisition criteria as we may communicate such criteria to MHI Hotels Services from time to time, subject to certain exceptions described below. In addition to such notification, MHI Hotels Services shall promptly provide us all information, materials and documents reasonably available to MHI Hotels Services or its subsidiaries with respect to such hotel property or opportunity, subject to the requirements of any confidentiality agreements with third parties.

We will have ten business days following our receipt from MHI Hotels Services of information with respect to an investment, acquisition or development opportunity to notify MHI Hotels Services as to whether we intend to pursue such opportunity. If we notify MHI Hotels Services that we intend to pursue such opportunity, MHI Hotels Services shall not provide any information regarding such opportunity to any third party until otherwise notified by us, provided that we are making commercially reasonable efforts to conduct due diligence or otherwise actively pursue the investment, acquisition or development opportunity. If we (i) notify MHI Hotels Services that we do not intend to pursue the opportunity, or (ii) fail to notify MHI Hotels Services by the end of the ten business day period that we intend to pursue the opportunity, then, in either event, MHI Hotels Services may (a) pursue the opportunity on its own behalf or (b) notify other capital sources of the opportunity. If MHI Hotels Services subsequently becomes aware that the price or other terms with respect to the opportunity have changed materially and MHI Hotels Services continues to pursue the opportunity on its own behalf rather than in conjunction with another capital source, MHI Hotels Services must promptly notify us of any such changes in terms and provide us the opportunity to succeed to MHI Hotels Services’ rights as discussed in the paragraph above.

In addition, during the term of the agreement, MHI Hotels Services has the right to nominate one person for election to our board of directors at our annual meeting of stockholders, subject to approval of such nominee by the Governance and Compensation Committee for so long as Andrew Sims, Kim Sims, Christopher Sims and their families and affiliates hold, in the aggregate, not less than 1.5 million units or shares of our common stock. Kim Sims will be the initial nominee of MHI Hotels Services. MHI Hotels Services will not receive any fees pursuant to the strategic alliance agreement other than pursuant to future management agreements offered to MHI Hotels Services pursuant to the strategic alliance agreement.

No amendment, modification or supplement to the strategic alliance agreement will be binding on any of the parties to the agreement unless it is in writing and signed by the parties in interest at the time of the modification and such modification is approved by a majority of our independent directors.

Our Management Agreement

Pursuant to the terms of a management agreement, we intend to engage MHI Hotels Services as the property manager for our six initial hotels, and to offer MHI Hotels Services the opportunity to manage any future hotels that we lease to MHI Holding or its subsidiaries. We and MHI Hotels Services will execute the management agreement at the closing of our initial public offering, but for the purposes of this section, we have assumed that the management agreement has already been executed. Our executive officers and certain of our directors are also directors of MHI Hotels Services. See “Management.”

Term

The management agreement will have an initial term of 10 years for each of the initial hotels and a term of 10 years for each hotel we acquire in the future. The term of the management agreement with respect to each hotel may be renewed by MHI Hotels Services, upon the mutual agreement of MHI Hotels Services and MHI Holding, subject to certain performance tests, for two successive periods of five years each, provided that at the time the option to renew is exercised, MHI Hotels Services is not then in default under the management agreement. If at the time of the exercise of any renewal period, MHI Hotels Services is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then our TRS Lessee may terminate the management agreement. If MHI Hotels Services desires to exercise any option to renew, it must give our TRS Lessee written notice of its election to renew the management agreement no less than 90 days before the expiration of the then current term of the management agreement.

Any amendment, supplement or modification of the management agreement must be in writing signed by all parties and approved by a majority of our independent directors.

Amounts Payable under the Management Agreement

MHI Hotels Services will receive a base management fee, and if the hotels exceed certain financial thresholds, an additional incentive management fee.

The base management fee for each of our initial hotels and for any subsequently acquired hotels, based on total gross revenues of the hotel, will be due monthly and payable as follows:

Existing Six Hotel Properties

	2004	2005	2006	2007
Holiday Inn Downtown Williamsburg	2.0%	2.0%	2.5%	3.0%
Hilton Savannah DeSoto	2.0%	2.0%	2.5%	3.0%
Hilton Wilmington Riverside	2.0%	2.0%	2.5%	3.0%
Hilton Philadelphia Airport	2.0%	2.0%	2.5%	3.0%
Holiday Inn Brownstone	2.0%	2.0%	2.5%	3.0%
Best Western Maryland Inn	2.0%	2.0%	2.5%	3.0%

Subsequently Acquired Hotel Properties

First year managed	2.0%
Second calendar year	2.5%
Third calendar year and thereafter	3.0%

On a pro forma basis, for the year 2003, base management fees under the new management agreement would have been $882,529.

The base management fee for a future hotel first leased other than on the first day of the fiscal year is 2% for the partial year such hotel is first leased and for the first full fiscal year such hotel is managed. There is no fee cap on the base management fee.

The incentive management fee, if any, will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to 10% of the amount by which the gross operating profit of the hotels on an aggregate basis for a given year exceeds the gross operating profit for the same hotels, on an aggregate basis, for a prior year. The incentive fee may not exceed 0.25% of the aggregate gross revenue of all of the hotels included in the incentive fee calculation for the year in which the incentive fee is earned. The calculation of the incentive fee will not include results of hotels for the fiscal year in which they are initially leased, or for the fiscal year in which they are sold, and newly acquired or leased hotels will be included in the calculation beginning in the second full year such hotel is managed. All of our initial properties are eligible for the incentive fee in 2005, with the exception of the Maryland Inn, which will become eligible in 2006.

Early Termination

The management agreement may be terminated as to one or more of the hotels earlier than the stated term, if certain events occur, including:

•	a sale of a hotel or a substitution newly acquired hotels for an existing hotel;

•	the failure of MHI Hotels Services to satisfy certain performance standards with respect to any of the future hotels or with respect to the six initial hotels after the expiration of the initial 10 year term;

•	in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

•	upon a default by MHI Hotels Services or us that is not cured prior to the expiration of any applicable cure periods.

Termination Fees

In certain cases of early termination of the management agreement with respect to one or more of the hotels, we must pay MHI Hotels Services a termination fee, plus any amounts otherwise due to MHI Hotels Services pursuant to the terms of the management agreement. We will be obligated to pay termination fees in the circumstances described below, provided that MHI Hotels Services is not then in default, subject to certain cure and grace periods.

Sale of a Hotel

•	Sale of an Initial Hotel — If any of the initial hotels is sold prior to the expiration of the initial 10-year term, the management agreement will terminate with respect to the sold hotels and we must pay a termination fee equal to the product obtained by multiplying (i) the aggregate management fees (both base fees and incentive fees) estimated to be paid to MHI Hotels Services with respect to the sold hotels pursuant to the then-current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) the years then remaining under the initial 10-year term. Our TRS Lessee does not have to pay any termination fee in connection with a sale of an initial hotel that occurs after the initial 10-year term. In addition, we have the right to substitute a hotel for any of the initial hotels we sell. The substitute hotel must be reasonably equivalent in terms of size, number of rooms, quality of the franchise, market type and gross revenues.

•	Sale of a Future Hotel — If a future hotel is sold during the first 12 months of the date such hotel becomes subject to the management agreement, our TRS Lessee may terminate the management agreement with respect to such sold hotel, provided that we pay to MHI Hotels Services, an amount equal to the management fee (both base fees and incentive fees) estimated to be paid to MHI Hotels Services with respect to the applicable hotel pursuant to the then-current annual operating budget for the balance of the first year of the 10-year base term. If any future hotel is sold at any time after the first year of the 10-year base term of the management agreement for that hotel and our TRS Lessee terminates the management agreement with respect to that hotel, our TRS Lessee will have no obligation to pay any termination fee.

Condemnation, Force Majeure or Casualty

•	In the event of a condemnation of, force majeure or casualty to any of the hotels, our TRS Lessee has no obligation to pay any termination fees.

Failure to Satisfy Performance Test

•

Future Hotels — If any of the future hotels fails to satisfy the applicable performance test, our TRS Lessee may terminate the management agreement with respect to such future hotel. MHI Hotels Services will have failed the performance test with respect to a particular hotel if during any fiscal year during the term (i) such hotel’s gross operating profit margin for such fiscal year is less than 75% of the average gross operating profit margins of comparable hotels in similar markets and geographical locations, as reasonably determined by MHI Hotels Services and our TRS Lessee, and (ii) such hotel’s RevPAR is less than 80% of the average RevPAR of the hotels in a pre-identified competitive set. Upon a performance test failure, our TRS Lessee must give MHI Hotels Services two years to cure. If MHI Hotels Services fails the performance test during the second year of the cure period, then our TRS Lessee has the right to terminate the management agreement with respect to such hotel. Further, if any of the future hotels are within a cure period due to a failure of the performance test, an exercise of a renewal option shall be conditioned upon timely cure of the performance test failure, and if the performance failure is not timely cured, our TRS Lessee may elect to terminate the management agreement.

•	Initial Hotels — The initial hotels are not subject to the performance test until after the initial 10-year term of the management agreement.

New Manager; Strategic Alliance Agreement

Pursuant to the strategic alliance agreement between us, and MHI Hotels Services, we have agreed to engage MHI Hotels Services for the management of any future hotels unless a majority of our independent directors in good faith concludes, for valid business reasons, that another management company should manage these hotels. If the management agreement terminates as to all of the hotels covered in connection with a default under the management agreement, the strategic alliance agreement will also terminate. See the section entitled “Our Principal Agreements - Our Strategic Alliance Agreement” in this prospectus.

Maintenance and Modifications

MHI Hotels Services must maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. The cost of all such maintenance, repairs and alterations will be paid by MHI Holding.

The lessor will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements thereon comprising their respective hotels, except to the extent that ownership of such personal property would cause the rent under the leases not to qualify as “rents from real property” for REIT income test purposes in which case some or all of the personal property associated with a hotel will be owned by the TRS Lessee. See the sections entitled “Material Federal Income Tax Considerations — Requirements for Qualification – Income Tests” of this prospectus.

Insurance

MHI Hotels Services is responsible for maintaining and paying for all workers’ compensation, employer’s liability, property and casualty insurance, and other appropriate and customary insurance related to its operations as a property manager, the cost of which is the responsibility of MHI Holding. MHI Hotels Services will also be responsible for obtaining insurance covering operation of hotels at the expense of MHI Holding.

Assignment and Subleasing

Neither MHI Hotels Services nor our TRS Lessee may assign its rights and obligations under the management agreement without the other party’s prior written consent. However, MHI Hotels Services may assign its rights and obligations to an affiliate of MHI Hotels Services that satisfies the eligible independent contractor requirements and is “controlled” by Andrew Sims, Kim Sims and Christopher Sims, their respective family partnerships or trusts, the sole members of which are at all times are their lineal descendants and spouses. “Control” means (i) the possession of a majority of the capital stock and voting power of such affiliate, directly or indirectly, or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman, or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release MHI Hotels Services from any of its obligations under the management agreement.

Damage to Hotels

If any of our hotel properties is destroyed or damaged, our TRS Lessee is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, our TRS Lessee has the right to terminate. In the event of a termination, neither our TRS Lessee nor MHI Hotels Services will have any further liabilities or obligations under the management agreement with respect to such damaged hotel with the exception of obligations in connection with the final accounting. If the management agreement remains in effect with respect to such damaged hotel, and the damage does not result in a reduction of gross revenues at the hotel, our obligation to pay management fees will be unabated. If, however, the management agreement remains in effect with respect to such damaged hotel, but the damage does result in a reduction of gross revenues at the hotel, we will be entitled to partial abatement of the management fees while the hotel is being repaired.

Condemnation of a Property or Force Majeure

If any of our hotels is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the management agreement with respect to such condemned hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither our TRS Lessee nor MHI Hotels Services will have any further liabilities or obligations under the management agreement with respect to such hotel. If there is an event of force majeure or any other cause beyond the control of MHI Hotels Services that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the management agreement may be terminated by our TRS Lessee. In the event of a termination, neither our TRS Lessee nor MHI Hotels Services will have any further liabilities or obligations under the management agreement with respect to such hotel.

Annual Operating Budget

The management agreement provides that not less than 45 days prior to the beginning of each fiscal year during the term of the management agreement, MHI Hotels Services will submit to our TRS Lessee for each of the hotels, an annual operating budget setting forth in detail an estimated profit and loss statement for the next 12 months (or for the balance of the fiscal year in the event of a partial first fiscal year), including a schedule of hotel room rentals and other rentals and a marketing and business plan for each of the hotels and a budget of gross operating profit for purposes of the incentive fee. Such budget will be subject to our TRS Lessee’s approval, which may not be unreasonably withheld. The budget may be revised from time to time, taking into account such circumstances as our TRS Lessee deems appropriate or as business and operating conditions shall demand, subject to the reasonable approval of MHI Hotels Services.

Capital Improvement Budget

MHI Hotels Services must prepare a capital improvement budget of the expenditures necessary for replacement of furniture, fixtures and equipment and building repairs for the hotels during the following fiscal year and provide such budget to our TRS Lessee for approval, which approval may not be unreasonably withheld, at the same time MHI Hotels Services submits the proposed annual operating budget for approval. MHI Hotels Services will, in accordance with the capital improvement budget, make such substitutions and replacements of or renewals to furniture, fixtures and equipment and non-routine repairs and maintenance as it deems necessary to maintain our hotels. MHI Hotels Services may not make any other expenditures without our TRS Lessee’s approval, except expenditures which are required by reason of any (i) emergency, (ii) applicable legal requirements, (iii) the terms of any franchise agreement or (iv) are otherwise required for the continued safe and orderly operation of our hotels. The cost of all such changes, repairs, alterations, improvements, renewals, or replacements will be paid from the capital improvement reserve or other monies advanced by us or our TRS Lessee.

Service and Project Management Fees

Our TRS Lessee has agreed to pay MHI Hotels Services a project management fee equal to 5% of the total project costs associated with the implementation of the approved product improvement plan or major renovation project in the event our TRS Lessee requests that such services be provided by MHI Hotels Services. We currently expect to request that MHI Hotel Services provide such services for each of our hotels. This fee does not relate to the annual implementation of the annual capital expenditure budget which will be performed by MHI Hotels Services in consideration of the management fee. Project management services include (i) interior design assistance involved in implementing the product improvement plan, (ii) purchasing services, (iii) managing freight selection and shipping processes, (iv) the warehousing of goods delivered at the job site, inspection of materials delivered, and the filing of claims associated with the delivery of defective or damaged goods, and (v) supervision and oversight of the installation of furniture, fixtures and equipment.

Indemnity Provisions

MHI Hotels Services has agreed to indemnify MHI Holding against all damages not covered by insurance that arise from the following: (i) the fraud, willful misconduct or gross negligence of MHI Hotels Services; (ii) employee claims based on a substantial violation by MHI Hotels Services of employment laws or that are a direct result of the corporate policies of MHI Hotels Services; (iii) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of our hotels by MHI Hotels Services; or (iv) the breach by MHI Hotels Services of the management agreement, including action taken by MHI Hotels Services beyond the scope of its authority under the management agreement, which is not cured.

Except to the extent indemnified by MHI Hotels Services as described in the preceding paragraph, MHI Holding has agreed to indemnify MHI Hotels Services against all damages not covered by insurance and that arise from the following: (i) the performance of MHI Hotels Services’ under the management agreement; (ii) the condition or use of our hotels; (iii) certain liabilities to which MHI Hotels Services is subjected pursuant to the Worker Adjustment and Retraining Notification Act in connection with the termination of the management agreement; or (iv) any claims made by an employee of MHI Hotels Services against MHI Hotels Services or MHI Holding that are based on a violation or alleged violation of the employment laws.

Events of Default

Events of default under the management agreement include:

•	Our TRS Lessee or MHI Hotels Services experiences a bankruptcy-related event that is not discharged within 90 days.

•	Our TRS Lessee or MHI Hotels Services fails to make any payment due under the management agreement, subject to a 10-day grace period.

•	Our TRS Lessee or MHI Hotels Services fails to observe or perform any other term of the management agreement, subject to a 30-day grace period. There are certain instances in which the 30-day grace period extends to 120 days.

•	MHI Hotels Services does not qualify as an “eligible independent contractor” as such term is defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended.

If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the management agreement, on 30 days’ notice to the other party. If the event of default relates solely to one or more, but not all, of the hotels, then the management agreement may only be terminated with respect to the hotels to which the event of default relates.

Our Franchise Agreements

Our six initial hotels operate under franchise licenses from national hotel companies.

We anticipate that most of the additional hotels we acquire will be operated under franchise licenses. We believe that the public’s perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

The franchise licenses will be held by our TRS Lessee. MHI Hotels Services must operate each of our hotels it manages in accordance with and pursuant to the terms of the franchise agreement for the hotel.

The franchise licenses generally specify certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. Under the franchise licenses, the franchisee must comply with the franchisors’ standards and requirements with respect to:

•	training of operational personnel;

•	safety;

•	maintaining specified insurance;

•	the types of services and products ancillary to guest room services that may be provided;

•	display of signage; and

•	the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

Additionally, as the franchisee, our TRS Lessee will be required to pay the franchise fees described below.

The following table sets forth certain information for the franchise licenses for five of our initial six hotel properties:

Property	Franchise Fee(1)		Marketing/Reservation Fee(1)	Expiration Date
Hilton Philadelphia Airport	5.0%		3.5%	11/30/04(2)
Holiday Inn Brownstone	5.0%		2.5%	3/10/11
Holiday Inn Downtown Williamsburg	5.0%		2.5%	9/14/14
Hilton Wilmington Riverside	5.0%		3.5%	3/31/08
Hilton Savannah DeSoto	5.0%		3.5%	6/30/08
Best Western Maryland Inn	3.6	%(3)	4.0%	9/30/09

(1)	Percentage of room revenues payable to the franchisor.
(2)	We are currently in negotiations to extend the franchise license on the Hilton Philadelphia Airport.
(3)	Annual fees charged by Best Western are based on number of rooms and number of room reservations at the property. Percentage presented is estimated franchise fee as a percentage of revenue based on historic averages.

The aggregate franchise fees for 2003 for our initial six hotels were $1,427,149. There are no limitations on fees in the franchise agreements.

Holiday Inn is a registered trademark of Intercontinental Hotel Group. Intercontinental Hotel Group has not endorsed or approved the offering. A grant of a franchise license for the initial properties is not intended and should not be interpreted as an express or implied approval or endorsement by Intercontinental Hotel or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

Hilton is a registered trademark of Hilton Hospitality, Inc., an affiliate of Hilton Hotels Corporation (“Hilton”). Neither Hilton nor any of its partners or affiliates is in any way participating in or endorsing the offering described in this prospectus and none of them will receive any proceeds from the sale of the shares, and the purchasers of any shares will not receive any interest in Hilton or any of its partners and affiliates. Hilton has not endorsed or approved the sale of the shares pursuant to this prospectus. Neither Hilton nor any of its partners or affiliates, or their respective officers, directors, agents or employees, will in any way be deemed an “issuer” or “underwriter” of the shares. Hilton, its partners or affiliates, or any of its respective officers, directors, agents and employees have not assumed and will not have any liability or responsibility for any financial statements or other financial information contained in this prospectus or similar written or oral communications. The franchise license agreements for the Hilton properties other than the Hilton Philadelphia Airport, will be transferred to our TRS Lessee and such transfers are subject to Hilton’s prior approval.

Best Western is a registered trademark of Best Western International. Best Western International has not endorsed or approved the offering. A grant of a Best Western membership for our initial hotel is not intended and should not be interpreted as an express or implied approval or endorsement by Best Western or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

Our TRS Leases

In order for us to qualify as a REIT, neither our company, the operating partnership or any subsidiary can operate our hotels. Our operating partnership, or subsidiaries of our operating partnership, as lessors, will lease our hotels to our TRS Lessee and our TRS Lessee will enter into management agreements with MHI Hotels Services or its subsidiaries, or other operators, to manage the hotels. The leases for our initial hotels will contain the provisions described below.

Lease Terms

Each lease will have a non-cancelable initial term of five years, subject to earlier termination upon the occurrence of certain contingencies described in the lease (including, particularly, the provisions described below under “—  Damage to Hotels,” “—  Condemnation of Hotels” and “—  Termination of Percentage Leases on Disposition of the Hotels”).

Amounts Payable Under the Percentage Leases

During the term of each lease, our TRS Lessee will be obligated to pay a fixed annual base rent plus a percentage rent and certain other additional charges. Base rent will accrue and be paid monthly. Percentage rent is calculated by multiplying fixed percentages by gross room revenues in excess of certain threshold amounts and other revenues for each of the initial hotels. Percentage rent will be paid quarterly.

Other than real estate taxes, certain insurance obligations and capital improvements, which are obligations of the lessor, the leases require our TRS Lessee to pay rent, all costs and expenses and all utility and other charges incurred in the operation of the hotels it leases. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel as described under “—  Damage to Hotels” and “—  Condemnation of Hotels.”

Maintenance and Modifications

Under each lease, the lessor is required to maintain the structural elements of the improvements and the roof of the hotel. Except for capital improvements and maintenance of structural elements, our TRS Lessee will be required, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs which may be necessary and appropriate to keep the hotels in good order and repair.

Insurance and Property Taxes

We will pay real estate and personal property taxes with respect to our hotels. The TRS Lessee is required to pay or reimburse us for all liability insurance on the hotels, with extended coverage, comprehensive general public liability, workers’ compensation and other insurance appropriate and customary for properties similar to their respective hotels and naming us, as the case may be, as an additional named insured.

Assignment, Subleasing and Change of Control

Our TRS Lessee is not permitted to sublet all or any part of a hotel or to assign its interest under the lease, other than to an affiliate of our TRS Lessee, without our prior written consent. No assignment or subletting will release our TRS Lessee from any of its obligations under the lease.

Damage to Hotels

In the event of damage to or destruction of any hotel covered by insurance, we may, at our option to be exercised within 30 days after our TRS Lessee elects to terminate the lease, repair, rebuild, or restore the hotel. If we decide not to rebuild, the lease will terminate and we will retain the insurance proceeds.

Condemnation of Hotels

In the event of a total condemnation of a hotel, the relevant lease will terminate with respect to such hotel as of the date of taking, and the lessor and our TRS Lessee will be entitled to its share of any condemnation award in accordance with the provisions of the lease. In the event of a partial taking which does not render the hotel unsuitable for our TRS Lessee’s use, we will restore the untaken portion of the hotel to a complete architectural unit of the same general character and condition as existed immediately prior to the condemnation subject to the receipt of sufficient condemnation awards.

Events of Default

Events of default under the leases include, among others, the following:

•	the failure by our TRS Lessee to pay base rent, percentage rent or additional charges within 10 days after receipt by lessee of such notice;

•	the failure by our TRS Lessee to observe or perform any other term, covenant or condition of a lease and the continuation of such failure for a period of 30 days after receipt by our TRS Lessee of notice from us thereof, unless such failure cannot with due diligence be cured within such period and our TRS Lessee commences appropriate action to cure such failure and diligently completes the curing thereof, but in no event shall the cure period extend beyond 120 days after notice;

•	if our TRS Lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of our TRS Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and our TRS Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of our TRS Lessee or of the whole or substantially all of the assets of our TRS Lessee shall be appointed in any proceeding brought by our TRS Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against our TRS Lessee and shall not be vacated or set aside or stayed within 60 days after such appointment;

•	if our TRS Lessee voluntarily discontinues operations of a hotel for more than 30 days, except as a result of damage, destruction, renovation or a partial or complete condemnation; or

•	if the franchisor under a franchise agreement has declared an event of default as a result of any action or failure to act by our TRS Lessee or any management company and such default continues beyond the applicable grace period.

If an event of default occurs and continues beyond any curative period, we will have the option of reclaiming the leased property. We intend that leases with respect to our hotels acquired in the future will contain substantially similar provisions, although we may, in our discretion, alter any of these provisions with respect to any particular lease.

Termination of Leases on Disposition of the Hotels

We will have the right to terminate the lease by either (i) paying our TRS Lessee a termination fee or (ii) offering to lease to our TRS Lessee a substitute hotel reasonably comparable in size, number of rooms, quality of franchise operation, market and geographical location, and gross revenues, to be governed by the terms and conditions of the lease.

Subleases of Shell Island Resort

We will also sublease the areas leased under the Resort Property leases at the Shell Island Resort to MHI Hotels LLC and MHI Hotels Two, Inc. See “Our Business and Properties  —  Our Initial Properties.”

MANAGEMENT

Directors and Executive Officers

Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will consist of seven members, including our current director and the six additional persons identified below, each of whom has consented to serve as a director upon completion of the offering. We believe Messrs. Stein, Beatty, Carey, and General Zinni meet the independence requirements of the American Stock Exchange, or AMEX. Our board will be responsible for determining independence. Our directors will serve one year terms and hold office until their successors are elected and qualified. The terms of our present director and those persons who will become directors upon or shortly after completion of this offering, will expire at our next annual meeting of stockholders. Certain information regarding our executive officers and directors, and those persons who have agreed to become directors upon completion of the offering, is set forth below.

Name	Age	Position
Andrew M. Sims	47	President, Chief Executive Officer and Chairman of the Board(1)
William J. Zaiser	58	Executive Vice President, Chief Financial Officer and Treasurer
General Anthony C. Zinni (USMC Ret.)	61	Director(2)
Kim Sims	49	Director(2)(3)
Christopher Sims	45	Director(2)
Edward Stein	58	Director(2)
David Beatty	60	Director(2)
J. Paul Carey	46	Director(2)

(1)	Required to be nominated to our board of directors annually pursuant to his employment agreement.
(2)	Each of such persons has agreed to become a director immediately after the closing of the offering.
(3)	Designated by MHI Hotels Services for nomination to our board of directors pursuant to our strategic alliance agreement.

The following is a summary of certain biographical information regarding our directors, director nominees and executive officers:

Andrew Sims is our president, chief executive officer and chairman of the board. He has served as President of MHI Hotels Services since 1995 after serving for seven years as vice president of finance and development. During his tenure as vice president of finance and development, he was instrumental in the purchase and renovation of several properties that drove the growth of MHI Hotels Services in the 1990’s. Among the acquisitions he helped negotiate are the Hilton Wilmington Riverside and the Shell Island Resort in Wrightsville Beach, North Carolina. Andrew Sims’ association with MHI Hotels Services continues a tradition of family management which began with his father, Edgar Sims, Jr., who founded MHI Hotels Services as Maryland Hospitality Inc. in 1957. Mr. Sims began his career as a sales associate for Merrill Lynch Commercial Realty. He is a graduate of Washington & Lee University, with a bachelor’s degree in commerce. Andrew Sims is the brother of directors Kim and Christopher Sims. Mr. Sims currently serves on the franchise advisory board for Hilton Hotels. Mr. Sims will resign as an officer of MHI Hotel Services upon completion of the offering but will continue to serve as a director of MHI Hotels Services following the offering.

William Zaiser is our executive vice president, chief financial officer and treasurer. A certified public accountant, he is responsible for financial analysis, cash management, insurance, investment and financial reporting. Mr. Zaiser began his career with MHI Hotels Services as a computer consultant, and became the first corporate controller for MHI Hotels Services. In 1990, he was elected to the board of directors and was promoted to vice president of accounting. Before joining the hospitality industry, Mr. Zaiser was an instructor of mathematics at both the University of Maryland and Montgomery College. A licensed CPA in the State of Maryland, he holds a masters degree in applied mathematics from the University of Maryland and a bachelor’s degree in mathematics and physics from Ohio Wesleyan University. Mr. Zaiser is a member of the American

Institute of Certified Public Accountants and the Hospitality Financial and Technology Professionals. Mr. Zaiser will resign as an officer of MHI Hotel Services upon completion of the offering but will continue to serve as a director of MHI Hotels Services following the offering.

General Anthony C. Zinni (USMC Ret.) will become a director after completion of the offering. General Zinni retired from the U.S. Marine Corps after 39 years of service in October 2000. During his military career, General Zinni served as the Commanding General, First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. General Zinni has participated in numerous humanitarian operations and Presidential diplomatic missions. In November 2001, General Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Since November 2000, General Zinni has consulted in the areas of defense, military, national security, foreign policy and regional issues. General Zinni serves as a professor at William & Mary College and at Virginia Military Institute, positions he has held since November 2000. General Zinni currently serves as a director and member of the compensation committee of BAE Systems. General Zinni received his bachelor’s degree in economics from Villanova University. He also earned a Masters degree in international relations from Salvae Regina College, a Masters degree in management and supervision from Central Michigan University, and an honorary doctorate degree from William and Mary College and the Maine Maritime Academy.

Kim Sims, an officer and director of MHI Hotels Services, will become a director after completion of the offering. He will become the President of MHI Hotels Services upon completion of the offering and has served as executive vice president of Operations since 1995, providing 27 years of service to the company. Mr. Sims was instrumental in MHI Hotels Services expansion as a multi-property management company beginning with his management and oversight of the Best Western Maryland Inn in Laurel, Maryland in 1986. His efforts proved crucial to MHI Hotels Services’ expansion into the Commonwealth of Virginia by purchasing two Holiday Inns in Williamsburg, Virginia. Mr. Sims’ knowledge of construction and design further led to the expansion of MHI Hotels Services into the operation and renovation of distressed properties. He is a graduate of Washington & Lee University with a degree in commerce. Kim Sims is the brother of Andrew and Christopher Sims.

Christopher Sims, an officer and director of MHI Hotels Services, will become a director after completion of the offering. He joined MHI Hotels Services in 1981 first as sales and general manager for the Best Western Maryland Inn in College Park until his promotion in 1988 to vice president of sales and marketing. Christopher Sims was instrumental in the opening of a number of MHI properties, including the Hilton Savannah Desoto in Savannah, Georgia. Mr. Sims is a graduate of Hampden-Sydney College, with a bachelor’s degree in economics. He is First Vice President of the Prince George Conference and Visitors Bureau and a member of Hospitality Sales and Marketing Association International. Christopher Sims is the brother of Andrew and Kim Sims.

Edward Stein will become a director after completion of the offering and will serve as chairman of the nominating, corporate governance and compensation committee. He is a founding partner of the Norfolk, Virginia law firm of Weinberg and Stein. Mr. Stein has practiced law in the areas of real estate, estate planning, probate, corporate law, business law and licensing since 1974. He is admitted to the Virginia Bar and is a member of the Norfolk and Portsmouth, Virginia Bar Associations. Mr. Stein was educated at the Lawrenceville School (1964), Harvard College (A.B. 1968) and the University of Virginia School of Law (J.D. 1974).

David Beatty will become a director after completion of the offering. He began his 32-year career in finance and real estate development as head of marketing operations for George Kaufman real estate development group in 1972. He was a founder of Essex Commercial Mortgage in 1987 and founder and President of CENIT Commercial Mortgage Corp. in 1990. In 2001, Mr. Beatty founded Towne Commercial Mortgage, LLC, where he currently serves as president. Towne Commercial Mortgage specializes in placing debt and equity for the lodging industry. He has been President of Guest Quarters, Inc., Treasurer and CFO of Guest Quarters Development Group and President of mortgage financing for Lawson-Essex, Inc. Mr. Beatty holds a B.A. in Economics from Georgetown University and an M.B.A. in Finance and Marketing from the Colgate Darden School of Business at the University of Virginia.

J. Paul Carey will become a director after completion of the offering and will serve as the chairman of the audit committee. He is currently the Managing Partner for JPT Partners, a privately held investment partnership created to acquire and manage transaction processing companies in the education and financial services industry. J. Paul Carey also serves as the Chairman for Campus Partners, LLC, the leading Perkins and Campus based loan service in the country. Prior to his position with JPT Partners, J. Paul Carey served as the Chief Executive Officer of Enumerate Solutions, Inc., a venture backed software company, from November 2001 until October 2003. Mr. Carey also served as the Executive Vice President for Sallie Mae and was responsible for financial reporting from August 1997 to April 2001, and as a partner with LCL Ltd., a financial advisory management and investment firm from March 1993 to August 1997. He serves on the Board of Trustees for the University of Maryland College Park Foundation and for Trinity College. Mr. Carey received his M.B.A. from the University of Maryland and his B.S. from the Catholic University in Washington D.C.

Promoters

Andrew Sims and William Zaiser are our promoters, which means that they have taken initiative in funding and organizing our business.

Director Compensation

We intend to pay independent, non-employee directors fees for their services as directors. Independent, non-employee directors will receive annual compensation of $15,000, plus a fee of $750 (plus out-of-pocket expenses) for attendance in person at each meeting of the board of directors, and $750 for each committee meeting attended in person. Directors who attend meetings telephonically will receive a fee of $375. Directors who are also officers or employees of our company will not be paid any director fees. Directors Edward Stein and J. Paul Carey will receive an additional $5,000 per year for their services as chair of the nominating, corporate governance and compensation, and audit committees, respectively. Additionally, we will issue 1,000 shares of restricted stock to each of the independent directors upon consummation of this offering. Although distributions will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, these holders will be prohibited from selling such shares until they vest. All of the shares of restricted stock will vest on the first anniversary of the date of grant.

Our board of directors may change the compensation of our independent directors in its discretion.

Contractual Rights to Nominate Individuals to Our Board

Under the terms of our strategic alliance agreement with MHI Hotels Services, they have the right to nominate one person for election to our board of directors at each annual meeting of stockholders for so long as Andrew Sims, Kim Sims, Christopher Sims and their affiliates and families own not less than 1.5 million units or shares of our common stock. The initial nominee of MHI Hotels Services will be Kim Sims. Such nominee may not be independent under the corporate governance standards of the American Stock Exchange.

In addition, Andrew Sims’ employment agreement with us provides that we must nominate him to serve as a director. The nomination right afforded to MHI Hotels Services and that provided for under Andrew Sims’ employment agreement are subject to the determination of the nominating, corporate governance and compensation committee in connection with each annual or special meeting of stockholders at which directors will be elected that the nominee satisfies the standards established by the committee for service on the board. If Andrew Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, unless for cause or vote by the stockholders, he will receive, among other things, a severance payment equal to to five times his combined salary base and actual bonus compensation for the preceding fiscal year. Andrew Sims will not be considered independent under the corporate governance standards of the American Stock Exchange.

Independent Directors

Under the enhanced corporate governance standards of the American Stock Exchange, a majority of our directors, and all of the members of our audit committee and nominating, corporate governance and compensation committee, must meet “independence” standards as defined by the AMEX.

We believe that four of our board members, Edward Stein, David Beatty, J. Paul Carey and General Zinni meet the enhanced test of independence required by AMEX. Independence will be determined by our board of directors.

We expect that our independent directors will meet in executive sessions at least four times each year without the presence of any corporate officers. We do not intend to appoint a lead director to preside over such executive sessions. Rather, we expect that the independent directors themselves will designate a presiding independent director from time to time.

We intend to implement procedures for interested parties, including stockholders, who wish to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board, will provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.

The board will establish two committees whose principal functions are briefly described below.

Audit Committee

Our board of directors will establish an audit committee following completion of this offering, which will be comprised of David Beatty, J. Paul Carey and Edward Stein. J. Paul Carey will serve as the chairperson of the audit committee. Each of the members of the audit committee will meet the financial literacy requirements of the AMEX, and we believe the board will affirmatively determine that Mr. Carey is an “audit committee financial expert.” The audit committee will oversee, review and evaluate:

•	our financial statements;

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our disclosure controls and procedures;

•	our compliance with legal and regulatory requirements;

•	our internal control functions;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors.

The audit committee also will:

•	have sole responsibility to appoint or replace our independent auditors;

•	have sole responsibility to approve, in advance, all audit and permissible non-audit engagement services, if any, by our independent auditors;

•	establish and maintain whistleblower procedures;

•	conduct an annual self-evaluation;

•	prepare an audit committee report for publication in our annual proxy statement;

•	monitor compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meet at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

Our board will adopt a charter for the audit committee that sets forth its specific functions and responsibilities. We expect to make our audit committee charter available on our website. In addition, we expect to include on our website information regarding procedures established by the audit committee for the submission of complaints or concerns about our accounting, internal accounting controls or auditing matters.

Nominating, Corporate Governance and Compensation Committee

Our board of directors will establish a nominating, corporate governance and compensation committee following completion of this offering, which will consist of independent directors, Edward Stein, David Beatty and J. Paul Carey. Mr. Stein will act as the chairman of the nominating, corporate governance and compensation committee. The purpose of the nominating, corporate governance and compensation committee is to make recommendations to the board of directors regarding corporate governance policies and practices, recommend criteria for membership on the board of directors, nominate members to the board of directors, make recommendations to the board of directors concerning the members, size and responsibilities of each of the committees, develop general policy relating to compensation and benefits, determine compensation for, and evaluate the performance of, our executive officers and administer our 2004 Stock Incentive Plan with the consent of the full board.

In determining appropriate candidates to nominate to the board of directors, the nominating, corporate governance and compensation committee will generally consider a number of factors, including the age, expertise, business experience, character and other board memberships of the candidate. The nominating, corporate governance and compensation committee may employ a search firm to be used to identify director candidates or a compensation consultant to assist in the evaluation of the compensation of the chief executive officer or any other executive officer. In nominating members to the board of directors, the nominating, corporate governance and compensation committee will consider nominees recommended by stockholders so long as the recommendation is submitted to our secretary within the timeframe required to request a proposal that will be included in the proxy materials for our next annual meeting of stockholders. However, the nominating, corporate governance and compensation committee may, in its sole discretion, reject any such recommendation for any reason.

Our board will adopt a charter for the nominating, corporate governance and compensation committee that sets forth its specific functions and responsibilities. We expect to make our nominating, corporate governance and compensation committee charter available on our website.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, including a conflicts of interest policy, relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business.

Compensation Committee Interlocks and Insider Participation

We believe that the members of the nominating, corporate governance and compensation committee of our board of directors will be independent directors. Upon completion of this offering, none of these directors, or any of our executive officers, will serve as a member of a board of directors or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Executive Compensation

We were organized in August 2004, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the year ended December 31, 2003 or the nine months ended September 30, 2004. MHI Hotel Services compensated these persons for services performed during the first nine months of 2004 and 2003.

The following table sets forth the annual base salary levels and other compensation expected to be paid by us in 2005 to our executive officers upon the consummation of this offering. We will assign certain of the rights and obligations under the employment agreements with the executive officers to our operating partnership, which will also employ the executive officers and will pay their compensation. See the section entitled “Management - Director Compensation” in this prospectus.

Name and Principal Position	Salary(1)	Bonus(2)	Other Annual Compensation
Andrew Sims President and Chief Executive Officer	$225,000	—	$—
William Zaiser Chief Financial Officer	$175,000	—	$—

(1)	We do not expect to pay salaries to our executive officers until consummation of this offering. The amounts set forth in these columns are annualized amounts payable to the named executive officer in 2005 pursuant to an employment agreement with us.
(2)	Our executive officers will be entitled to such bonuses as may be determined by our nominating, corporate governance and compensation committee and the board of directors from time to time. There is no guaranteed minimum bonus. We do not expect to pay any bonus for Mr. Sims or Mr. Zaiser in 2004. Bonuses for Mr. Sims and Mr. Zaiser to be paid in 2005 will range in an amount between 20% and 30% of their base salary.

Employment Agreements

We will enter into employment agreements, effective upon completion of the offering, with Andrew Sims and William Zaiser that provide for an annual salary of $225,000 for Andrew Sims and $175,000 for William Zaiser. Mr. Sims and Mr. Zaiser will receive customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that each will receive the same monthly payments as under his respective employment agreement. As described below, the employment agreements provide these officers with severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements have an initial term beginning on the effective date of the initial public offering and ending on December 31, 2009. Thereafter, the term of the agreements will be extended for an additional year, on each anniversary of the effective date of the offering, unless either party gives 180 days prior written notice that the term will not be extended.

Andrew Sims’ employment agreement with us provides that we must nominate him to serve as a member of our board of directors, must include him in the proxy materials delivered to stockholders in connection with a stockholder meeting to elect directors, and recommend him for election, and must continue to nominate and recommend him for election to our board for so long as he serves as our president and chief executive officer; subject, however, to the determination of our nominating, corporate governance and compensation committee that he satisfies the standards established for service on our board of directors. If Andrew Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, other than for cause or vote by the stockholders, he will receive, among other things, a severance payment equal to five times his combined salary base and actual bonus compensation for the preceding fiscal year, plus indemnification for tax on such amounts.

Each of these executives will be entitled to receive benefits under his respective employment agreement if we terminate the executive’s employment without cause or the executive resigns with good reason or if there is a change in control of our company during the term of the agreement. Under these scenarios, each of the executives is entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of 5 years following termination;

•	any unreimbursed expenses; and

•	a severance payment equal to five times the executive’s combined salary base and actual bonus compensation for the preceding fiscal year.

Each of the executives will be eligible to receive payments to compensate the executive for the additional taxes, if any, imposed on the executive under Section 4999 of the Internal Revenue Code by reason of receipt of excess parachute payments.

Each of the executives has agreed, absent a written waiver from us, during the term of their employment and for a one-year period thereafter, not to, directly or indirectly, engage in certain activities that would be in competition with us.

2004 Long-Term Incentive Plan

We have established our 2004 Long-Term Incentive Plan for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, non-employee directors and consultants. The Long-Term Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of stock awards, deferred shares, performance shares and performance units.

Until completion of the offering, administration of the Long-Term Incentive Plan will be carried out by our board of directors. Upon completion of the offering, administration of the Long-Term Incentive Plan will be carried out by the nominating, corporate governance and compensation committee of the board of directors, which we refer to as the Committee. The Committee may delegate a portion of its authority under the Long-Term Incentive Plan to one or more officers. As used in this summary, the term “administrator” means the Committee or its delegate.

Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the Long-Term Incentive Plan. Our non-employee directors and other persons that provide consulting services to us and our subsidiaries are also eligible to participate in the Long-Term Incentive Plan. When we refer to a subsidiary, we mean to refer to both corporate subsidiaries and other entity subsidiaries, such as partnerships and limited liability companies, for which we directly or indirectly control at least 50% of the equity of the corporation or other entity, and any other entity in which we have a material equity interest and which is designated as an “affiliate” by the Committee.

Under the Long-Term Incentive Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares will be equal to 350,000 shares. No one participant may receive awards for more than an aggregate of 175,000 shares of common stock in any one calendar year and/or performance units for each full or fractional year included in the performance period for the award granted during the calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the administrator determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If an option terminates, expires or becomes unexercisable, or shares of common stock subject to a stock award, grant of performance shares, grant of deferred shares are forfeited, the shares subject to such option, stock award, grant of performance shares, or grant of deferred shares are available under for future awards under the Long-Term Incentive Plan. Shares which have been issued under the Long-Term Incentive Plan may not be returned to the reserve created under the Long-Term Incentive Plan for re-issuance except that shares which are repurchased or reacquired by us at the original purchase price may be returned to the reserve for future issuance under the Long-Term Incentive Plan.

The Long-Term Incentive Plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our corporate subsidiaries. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant), in excess of $100,000. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares of common stock acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the stock’s fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain disqualifying dispositions of common stock acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

The administrator will select the participants who are granted options and, consistent with the terms of the Long-Term Incentive Plan, will prescribe the terms of each option, including the vesting rules for such option. The option exercise price cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The Long-Term Incentive Plan prohibits repricing of an outstanding option, and therefore, the administrator may not, without the consent of the stockholders, lower the exercise price of an outstanding option. This limitation does not, however, prevent adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and shares of common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed 10 years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant’s death.

An option is exercisable only to the extent it has vested. Options will vest in accordance with a participant’s stock option agreement. Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable to the extent vested upon the earlier of (i) three months following the participant’s termination of service with us or our affiliate or (ii) the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon termination if the termination is for “cause” or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of (i) one year from the participant’s termination of service or (ii) the expiration date under the terms of the participant’s stock option agreement.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the Long-Term Incentive Plan, will establish the terms of each stock award. A stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to a stock award, and a stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain performance objectives be achieved. The performance objectives may be based on the individual performance of the participant, our performance or the performance of our affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. Payment of stock awards need not qualify as “performance based compensation”, but to the extent we want the payment of a stock award to qualify as “performance based compensation” the performance standards must meet the requirements under Section 162(m) of the Code. These requirements include that the objectives are limited to specified levels of and increases in our or a business unit’s return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total shareholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

The Long-Term Incentive Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The administrator will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

The Long-Term Incentive Plan also permits the grant of performance shares and performance units to participants selected by the administrator. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. A performance unit is a cash bonus equal to a per unit value equal to the market value of our common stock at the time the unit is awarded, to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the administrator and will be stated with reference to the performance objectives described above. A grant of performance units may be settled by payment of cash, shares of common stock or a combination of cash and shares and may grant to the participant or reserve to the administrator the right to elect among these alternatives.

Unless previously terminated pursuant to the terms of the Long-Term Incentive Plan, the Long-Term Incentive Plan will terminate ten years after the adoption of the Long-Term Incentive Plan by our board of directors or the date approved by the stockholders, whichever is earlier. No awards may be granted under the Long-Term Incentive Plan after the termination of the Long-Term Incentive Plan although options and stock awards granted before the termination will continue to be administered under the terms of the Long-Term Incentive Plan under the options or stock awards terminated or are exercised. The board of directors may amend or terminate the Long-Term Incentive Plan at any time, but an amendment will not become effective without the approval of our stockholders (within 12 months of the date such amendment is adopted by the board of directors) if it increases the aggregate number of shares of common stock that may be issued under the Long-Term Incentive Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of the American Stock Exchange. No amendment or termination of the Long-Term Incentive Plan will affect a participant’s rights under outstanding awards without the participant’s consent. The Long-Term Incentive Plan has been established as an unfunded plan. We are not required to segregate any of our assets under the Long-Term Incentive Plan.

To date, none of our executive officers or directors has been granted options to purchase shares of our common stock or shares of restricted stock under the Long-Term Incentive Plan or otherwise and no executive officer has received any stock award, deferred shares, performance shares or performance units.

Upon completion of this offering, 4,000 shares of restricted stock will be granted to our non-employee independent directors (1,000 shares to each of Messrs. Beatty, Stein, Carey and General Zinni) as described under “Management — Director Compensation.”

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We plan to invest principally in hotel properties. Our senior executive officers will identify and negotiate acquisition opportunities, subject to approval by our board of directors. For information concerning the investing experience of our senior executive officers, please see the sections entitled “Our Business and Properties - Our Team” and “Management” in this prospectus.

We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance stockholder value over time by improving the operating results of our initial properties and by identifying, acquiring and repositioning additional hotel properties that we expect to generate enhanced revenue, improved cash flow performance and long-term appreciation.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type. Our policy is to acquire assets primarily for income and long-term appreciation.

Additional criteria with respect to our hotel investments are described in the section entitled “Our Business and Properties  —  Our Strategy” in this prospectus.

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in securities of other issuers in connection with acquisitions of indirect interests in properties, which we expect will typically be general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of properties within our portfolio, we will consider doing so, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. For a discussion of the implications of disposing of certain of our initial properties, see the section entitled “Risk Factors  —  Risks Related to Our Business and Properties” in this prospectus.

Financing Policies

We will seek to maintain aggregate target debt levels of 45-55% of total assets. Upon completion of the offering and the related formation transactions, we will have $25.8 million in debt (representing approximately 26.9% of pro forma total assets as of September 30, 2004) on two of our initial hotels. We intend to obtain a $23.0 million revolving credit facility secured by first mortgages on two of our initial hotel properties following completion of the offering. We expect the credit facility to be available for general corporate purposes, including the following:

•	funding of investments;

•	funding of hotel renovations and improvements;

•	payment of distributions to stockholders;

•	working capital needs; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the AMEX, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue units in connection with acquisitions of property.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Stock would be acquired pursuant to the plan based on then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflicts of Interest Policy

Our current board of directors consists of Andrew Sims. Accordingly, the transactions and agreements in connection with the formation of our company prior to the offering have not been approved by any independent directors.

MHI Hotels Services is owned and controlled by members of the Sims family, Andrew, Kim and Christopher Sims, along with William Zaiser and Steve Smith. Andrew Sims is our chairman, president and chief executive officer, and William Zaiser is our executive vice president and chief financial officer. Kim and Christopher Sims will serve on our board of directors. Steve Smith is the executive vice president of MHI Hotels Services. As a result, our strategic alliance and hotel management agreements with MHI Hotels Services as well as certain agreements entered into in connection with the formation transactions, including tax indemnity provisions in connection with the contributions of our initial properties, have not been approved by any independent directors and may not represent the results of arm’s-length negotiation between disinterested or independent parties. Several of these agreements will continue to affect our business and results of operations following consummation of this offering and the formation transactions and for the foreseeable future. See “Risk Factors – Risks Related to Our Business and Properties” and “Certain Relationships and Related Party Transactions.”

Our bylaws require that certain transactions between us and any of our directors, officers or employees must be approved by a majority of our disinterested directors. Effective upon completion of this offering, we intend to adopt policies to reduce potential conflicts of interest in accordance with our bylaws. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors – Risk Related to Our Business and Properties.” Neither our charter or bylaws, nor any of our policies, restrict any of our directors, officers, stockholders or affiliates from conducting, for their own account, or on behalf of others, business activities of the type we conduct. Pursuant to employment agreements entered into with our Chief Executive Officer and Chief Financial Officer, such individuals have agreed not to solicit certain of our employees or engage in certain competitive activities with us.

The Maryland General Corporation Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

Generally, we intend to make available to our stockholders audited annual financial statements and annual reports. After the offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL STOCKHOLDERS

Unless otherwise noted below, the following table sets forth the total number of units which may be redeemed for shares of our common stock and will be beneficially owned immediately following the completion of this offering and the formation transactions by each person or group known to us to be holding more than 5% of our common stock, for each person who will become a director upon completion of the offering, each executive officer and for our directors and executive officers as a group assuming the issuance of common stock upon exercise of redemption rights with respect to the units. To our knowledge, each person that beneficially owns our shares has sole voting and dispositive power with regard to such shares, unless otherwise noted in the footnotes in the following table. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of units. As of the date of this prospectus, 100 shares of our common stock were issued and outstanding. All of these shares of common stock were held by Andrew Sims. These shares will be cancelled upon completion of the offering. We are the sole general partner of the operating partnership. After one year, the operating partnership is generally obligated to redeem each unit at the request of the holder thereof for the cash value of one share of common stock or, at our option, one share of common stock. Holders of units may not exercise such redemption rights prior to the one-year anniversary of the issuance of the units without the prior approval of our board of directors.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)		Percent of Class(1)(3)
Andrew Sims	639,556		9.6%
William Zaiser	162,614		2.6%
Kim Sims	639,555		9.6%
Christopher Sims	639,555		9.6%
J. Paul Carey	1,000	(4)	*
David J. Beatty	1,000	(4)	*
General Anthony C. Zinni (USMC Ret.)	1,000	(4)	*
Edward Stein	334,099	(5)	5.3%
Elpizo Limited Partnership(6)	732,254		10.9%
Wilmington Hotel Associates Corp(7)	377,903		5.9%
All executive officers and directors as a group (7 persons)	2,417,380		28.7%

*	Represents less than 1% of the number of shares of common stock and units upon completion of the offering and formation transactions.
(1)	Assumes that the units are redeemed for common stock.
(2)	Except as otherwise noted, represents the number of units prior to completion of the offering held by each person.
(3)	Assumes that all units held by such person or group of persons are redeemed for common stock. The total number of shares outstanding used in calculating the percentage assumes that none of the units held by other persons are redeemed for common stock.
(4)	Represents shares of restricted stock.
(5)	Represents 1,000 shares of restricted common stock and 333,099 units held by the Krichman Trusts of which Edward Stein is a Trustee.
(6)	Elpizo Limited Partnership is indirectly controlled by members of the Cheong Family, including Kee Cheok Cheong, Kee Fong Cheong, Kee Seong Cheong, Kee Lai Cheong, and Kee Soon Cheong.
(7)	Jeanette Sims, the mother of Andrew, Kim and Christopher Sims, is the sole stockholder of Wilmington Hotel Associates Corp.

SHARES AVAILABLE FOR FUTURE SALE

General

Upon the completion of this offering, we will have 6,004,000 shares of common stock outstanding and 3,817,036 shares of common stock reserved for issuance upon redemption of units, or “redemption shares.” Our common stock issued in this offering will be freely tradable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See the section entitled “Description of Common Stock-Restrictions on Ownership and Transfer” in this prospectus.

Redemption Rights

Pursuant to the partnership agreement of our operating partnership, the individuals that own the units will have the right to cause the partnership to redeem their units. When a limited partner exercises this right, the partnership must redeem the units in exchange for cash or, at our option, shares of common stock, on a one-for-one basis. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the units. See “Partnership Agreement - Redemption Rights.” Any amendment to the partnership agreement that would affect these redemption rights would require our consent as general partner and the consent of limited partners holding more than 50% of the units held by limited partners (excluding us).

Rule 144

Unless registered by us prior to issuance, all of the redemption shares, if and when issued, will be “restricted” securities under the meaning of Rule 144 of the Securities Act of 1933. These shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares; provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Registration Rights

Provided that we are then eligible to use Form S-3, we have agreed to file a shelf registration statement with the SEC on or about the first anniversary of the closing of this offering, and thereafter to use our best efforts to have the registration statement declared effective, covering the continuous resale of the 3,817,036 shares of common stock issuable to our limited partners upon redemption of units issued in the formation transactions. Upon effectiveness of any such registration statement, those persons may sell such shares covered by the registration statement in the secondary market. We will bear expenses incident to the registration requirements other than any selling commissions, SEC or state securities registration fees, and transfer taxes or certain other fees or taxes relating to such shares.

Registration rights may be granted to future sellers of properties to our operating partnership who may receive, in lieu of cash, common stock, units or other securities convertible into common stock.

Prior to this offering, there has been no public market for our common stock. We have applied to list the shares of our common stock on the AMEX under the trading symbol “MDH.” No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock.

Lock-up Agreements

For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see the section entitled “Underwriting” in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MHI Hotels Services is owned and controlled by Andrew Sims (26.3%) our chairman and chief executive officer, Kim Sims (26.3%) and Christopher Sims (26.3%), two of our directors, William Zaiser (9.0%), our executive vice president and chief financial officer and Steve Smith (12.0%) the Executive Vice President of MHI Hotels Services. Our current directors, including Andrew, Kim and Christopher Sims, and our chief financial officer, William Zaiser, are currently officers and employees of MHI Hotels Services. Andrew, Kim and Christopher Sims and William Zaiser are also directors of MHI Hotels Services. MHI Hotels Services currently owns, with certain affiliates, directly or indirectly, a 70.1% interest in the entity that owns the Holiday Inn Downtown Williamsburg and the Hilton Wilmington Riverside, a 50% interest in the entity that owns the Holiday Inn Brownstone, and an 80% interest in the entity that owns the Hilton Savannah DeSoto. These officers and directors will receive, directly and indirectly, units in connection with the acquisition of four of our initial properties. Edgar Sims, the father of Andrew, Kim and Christopher Sims, has a 100% interest in a holding company that owns a 25% interest in the Maryland Inn. Jeanette Sims, the mother of Andrew, Kim and Christopher Sims, beneficially owns a 30% interest in the entity that owns the Holiday Inn Downtown Williamsburg and Hilton Wilmington Riverside hotels. In addition, we will acquire two space leases for the common areas of the Shell Island Resort, a condominium resort property located in Wrightsville Beach, North Carolina from MHI Hotels Two, Inc., and MHI Hotels LLC, affiliates of MHI Hotels Services. We will enter into an agreement with MHI Hotels Two, Inc. and MHI Hotels LLC for the assignment of such space leases to us for payments totaling $3.5 million. We will also pay MHI Hotels Services a $2.0 million cash fee in connection with the restructuring and amendment of certain existing management agreements. The units and other consideration in the formation transactions issuable to these persons are set forth in the table below. See also “Certain Relationships and Related Party Transactions – Other Benefits to Related Parties.”

The terms of the agreements and the valuation methods used to determine the value of the initial hotel properties and amounts to be paid in respect of the leasehold interest and restructuring of management agreements were determined by our management team who had conflicts of interest as described above. Because our agreements with MHI Hotels Services were not negotiated on an arm’s-length basis, they may be less favorable to us than we could have obtained from third parties. We did not obtain third-party appraisals of the initial hotel properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed the fair market value as determined by third-party appraisals.

The number of units we will issue in the formation transactions to our officers and directors and their affiliates is fixed. The contributing entities have no right under the contribution agreements to change their investment decision or to require us to deliver a greater number of units. The obligations of the contributing entities under the contribution agreements to transfer the initial hotel properties are conditioned upon completion of this offering, payment of the consideration described above and other customary conditions, including receipt of third party consents, approval of the franchisors, execution of indemnity agreements, the operating partnership agreement and assignment agreements. The contribution agreements relating to the Holiday Inn Brownstone and Hilton Philadelphia Airport also provide for the repayment of debt. The sale agreement relating to the Maryland Inn is conditioned upon the receipt of third party consents.

The consideration to be received by each of our directors and officers and their affiliates and family members in the formation transactions is summarized in the following table.

Contributor	Operating Partnership Units(1)		Shares of Common Stock	Cash Payments	Value of Consideration
Andrew Sims	639,556	(2)	—	$1,398,333	$7,793,893
Kim Sims	639,555	(2)	—	1,398,333	7,793,883
Christopher Sims	639,555	(2)	—	1,398,333	7,793,883
William Zaiser	162,614		—	495,000	2,121,140
Edward Stein(3)	333,099		1,000	—	3,340,990
Jeannette Sims(4)	377,903		—	—	3,779,030
Edgar Sims, Jr. Irrevocable Trust(5)	75,581		—	150,001	905,811
Edgar Sims, Jr.(6)	—		—	500,000	500,000

Total	2,867,863		1,000	$5,340,000	$34,528,630

(1)	MHI Hotels Services will receive 1,806,826 units for contribution of its equity interests in Capitol Hotel Associates LP, LLP, Savannah Hotel Associates LLC and Brownestone Partners LLC.
(2)	The units reflect 1,427,392 units issued to MHI Hotels Services for its equity contributions in our initial properties which will be equally allocated to Andrew, Kim and Christopher Sims. In addition, each of Andrew, Kim and Christopher Sims will receive approximately 163,908 units, or 491,274 units in the aggregate, for their 39% interest in Capitol Hotel Associates, the entity that owns the Hilton Wilmington Riverside and the Holiday Inn Downtown Williamsburg.
(3)	Director Edward Stein is the trustee of the Krichman Trusts which own a 20% interest in Savannah Hotel Associates, LLC, the entity that owns the Hilton Savannah DeSoto.
(4)	Jeannette Sims is the mother of Andrew, Kim and Christopher Sims. Jeannette Sims owns all of the outstanding stock of Wilmington Hotel Associates Corp., the entity that owns a 30% interest in Capitol Hotel Associates, LP, LLP the owner of the Holiday Inn Downtown Williamsburg and the Hilton Wilmington Riverside.
(5)	Edgar Sims, Jr. Irrevocable Trust owns a 6% interest in Capitol Hotel Associates LP, LLP.
(6)	Edgar Sims is the father of Andrew, Kim and Christopher Sims. Edgar Sims has a beneficial ownership interest in the entities that own the Maryland Inn.

With respect to all of our initial hotels, we have agreed to indemnify the contributors for a certain amount of the tax liability they incur if, during the 10-year period following the completion of this offering, we (i) directly or indirectly sell, exchange or otherwise dispose of the properties contributed under such agreement in a taxable transaction before the tenth anniversary of the completion of this offering or, in certain cases, (ii) fail to use commercially reasonable efforts to make available to these contributors and their permitted transferees and persons taxable on the income of a contributor or permitted transferee opportunities to guarantee specified amounts of liabilities of our operating partnership to defer such guarantors’ tax liabilities. The amount that we will indemnify the contributors is based on a sliding scale percentage during the 10-year period. Specifically, we will indemnify the contributors for 100% of their tax liability during the first five years after contribution, 50% during the sixth year, 40% during the seventh year, 30% during the eighth year, 20% during the ninth year and 10% during the tenth year. Such indemnification obligations could result in aggregate payments of up to approximately $46.0 million. For example, in the case of a taxable disposition of one of the initial hotels within five years of its contribution, we would have to indemnify the contributors for 100% of the tax on the gain allocable to them under Section 704(c) of the Internal Revenue Code and for the tax on indemnification payments. While the tax indemnities do not contractually limit our ability to conduct our business in the way we desire, we are less likely to sell any of the contributed properties in a taxable transaction during the protected period because of the significant tax liability we would have to the contributors. Instead, we would either hold the property for the entire protected period, or at least the first five years, or seek to transfer the property in a tax-deferred like-kind exchange. The indemnification obligations terminate on the tenth anniversary of the contribution.

We expect to use the net proceeds from the offering, in part, to repay $9.8 million of outstanding mortgage debt which was guaranteed by MHI Hotels LLC, Andrew Sims, Kim Sims and Christopher Sims.

Additionally, MHI Hotels Services will be the hotel manager for our six initial hotels, and will benefit from the payment of management fees by us pursuant to our management agreement. MHI Hotels Services will receive a base management fee equal to a percentage of the hotel’s revenues (2.0% for the first year, 2.5% for the second year and 3.0% thereafter) and an incentive fee equal to 10% of the amount by which gross operating profit of the hotels on an aggregate basis for a given year exceeds gross operating profits for the same hotels, on an aggregate basis, for a prior year, subject to a maximum amount of 0.25% of the aggregate gross revenue of the hotels. Assuming this management agreement had been in place during the twelve-months ended December 31, 2003, MHI Hotels Services would have received $0.9 million in base management fees for the six initial hotels. See the section entitled “Our Principal Agreements - Our Management Agreement” in this prospectus.

Upon completion of the offering, Andrew Sims and William Zaiser will resign as officers of MHI Hotels Services and become full-time employees of our company. Andrew Sims will continue as our president, chief executive officer and chairman of the board and William Zaiser will continue as our executive vice president, chief financial officer and treasurer. We will issue 1,000 shares of restricted stock to each of our independent directors. Although distributions will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, these holders will be prohibited from selling such shares until they vest. All of the shares of restricted stock will vest on the first anniversary of the date of grant.

In addition to the foregoing relationships and related party transactions, one of our director nominees, Edward Stein, is the founding partner of Weinberg and Stein, a law firm in Norfolk, Virginia that has provided legal services to MHI Hotels Services during the last fiscal year and will continue to provide legal services during the current fiscal year. Edward Stein also serves as trustee of the Krichman Revocable and Charitable Trusts, which have a 20% ownership interest in Savannah Hotel Associates LLC.

We have also entered into a strategic alliance agreement with MHI Hotels Services regarding lodging investment opportunities identified in the future during the term of the agreement. See “Our Principal Agreements – Our Strategic Alliance Agreement” in this prospectus.

Other Benefits to Related Parties

The following table summarizes consideration to be received by our affiliates in connection with the formation transactions at an assumed offering price of $10.00 per share.

Transaction	Affiliated Party	Consideration
Contribution of initial hotels	MHI Hotels Services, an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims, and 9.0% owned by William Zaiser	$18.1 million which represents the aggregate value of the units issuable to MHI Hotels Services in connection with the contribution of its 80.0% interest in Savannah Hotel Associates LLC (1,332,395 units having a value of approximately $13.3 million), its 25.0% interest in Capitol Hotel Associates LP, LLP (314,919 units having a value of approximately $3.1 million) and its 50% ownership interest in Brownestone Partners LLC (159,512 units having a value of $1.6 million issuable to KDCA Partnership which is 100% owned by MHI Hotels Services and its affiliates), and $1.0 million in cash, which will be used to repay a $1.0 million construction loan.

Transaction	Affiliated Party	Consideration

	MHI Hotels LLC, an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims, and 9.0% owned by William Zaiser	$3.0 million in cash in consideration for the assignment of the common area lease at the Shell Island resort property.

	MHI Hotels Two, Inc., an aggregate of 79.0% of which is owned in equal parts by each of Andrew, Kim and Christopher Sims and 9.0% owned by William Zaiser	$500,000 in cash in consideration for the assignment of the restaurant lease at the Shell Island resort property.

	Edgar Sims, Jr. Irrevocable Trust Andrew, Kim and Christopher Sims, Trustees for the benefit of Edgar Sims’ grandchildren	$0.8 million, which represents the aggregate value of the 75,581 units issuable to the Edgar Sims, Jr. Irrevocable Trust in connection with the contribution of the 6.0% equity interests of Capitol Hotel Associates LP, LLP, held by such trust. Edgar Sims, Jr. is the father of Andrew, Kim and Christopher Sims.

	Laurel Holdings LLC (owned by Edgar Sims, Jr.)	Approximately $500,000 cash for its 25% interest in Accord LLC and West Laurel Corp., the entities that own the Maryland Inn.

	Andrew Sims, Kim Sims and Christopher Sims	$4.9 million, which represents the aggregate value of 491,274 units issuable in connection with the contribution of the 38.7% equity interests of Capitol Hotel Associates LP, LLP (each of Andrew, Kim and Christopher Sims have a 12.9% interest in Capitol Hotel Associates, LP, LLP).

	Krichman Trusts (Edward Stein, Trustee)	$3.3 million, which represents the aggregate value of 333,099 units issuable to the Krichman Trusts in connection with their contribution of their 20% ownership interest in Savannah Hotel Associates LLC. Edward Stein, who will serve as a member of our board of directors following completion of the offering, is the Trustee of the Trusts.

	Wilmington Hotel Associates Corp. and Jeanette Sims (100% owned by Jeanette Sims)	$3.8 million, which represents the aggregate value of 377,903 units issuable to Wilmington Hotel Associates Corp. in connection with contribution of its 30.0% ownership interest in Capitol Hotel Associates LP, LLP. Jeanette Sims, the mother of Andrew, Kim and Christopher Sims, is the sole stockholder of Wilmington Hotel Associates Corp.

Transaction	Affiliated Party	Consideration

Restructuring of Management Agreements	MHI Hotels Services	$2.0 million in cash in consideration of the restructuring of the management agreements relating to five of our initial hotel properties. In connection with the restructuring, the company is consolidating the former management agreements into one agreement and reducing the management fees.

Repayment of offering expenses	MHI Hotels Services	Approximately $1.5 million in cash.

Repayment of Indebtedness/ Release of Guaranty	MHI Hotels Services, Andrew Sims, Kim Sims and Christopher Sims	MHI Hotels Services, Andrew, Kim and Christopher Sims will be released from their guarantees of $9.8 million of debt with respect to two initial properties being contributed by entities partially owned by MHI Hotels Services which debt will be repaid with offering proceeds. Mortgage loans on the Holiday Inn Downtown Williamsburg and the Holiday Inn Brownstone, in the aggregate amount of $7.8 million, are guaranteed by MHI Hotels, LLC, Andrew Sims, Kim Sims and Christopher Sims. The construction lines of credit related to Brownestone Partners LLC in the aggregate amount of $2.0 million are guaranteed by MHI Hotels Services, LLC, Andrew Sims, Kim Sims and Christopher Sims.

Management Agreement	MHI Hotels Services	Monthly base management fee of 2.0% for the first year, 2.5% for the second year, and 3.0% thereafter of all gross revenues for the hotels managed by MHI Hotels Services plus an annual incentive management fee in an amount equal to 10% of the annual year over year increase in consolidated net operating income not to exceed 0.25% of gross hotel revenues.

Strategic Alliance Agreement	MHI Hotels Services	During the 10-year term of the strategic alliance agreement, unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we have agreed to offer MHI Hotels Services the right to manage hotel properties we acquire, subject to certain exceptions. MHI Hotels Services has agreed to refer to us on an exclusive basis, any hotel

Transaction	Affiliated Party	Consideration
investment opportunity presented to it, subject to certain exceptions. For so long as Andrew, Kim and Christopher Sims own 1.5 million units or shares, MHI Hotels Services will have the right to nominate a director.

Employment Agreements	Andrew Sims, William Zaiser	Messrs. Sims and Zaiser will enter into five-year employment agreements with us that provide, in addition to other benefits, upon a change of control, or termination without cause, severance benefits equal to five times the executive’s combined base salary and bonus compensation for the preceding fiscal year, plus reimbursement for taxes on all excess parachute amounts. We must also nominate Mr. Sims to serve on our board subject to the determination of our nominating, corporate governance and compensation committee, otherwise we must pay Mr. Sims the change of control payment described above. See “Management—Employment Agreements.”

Tax Indemnification	Andrew, Kim and Christopher Sims, Wilmington Hotel Associates Corp. (Jeanette Sims), Krichman Trusts (Edward Stein), Edgar Sims, Jr. irrevocable Trust, William J. Zaiser	If we sell, during the 10-year period following the closing of the acquisition of the initial hotels, the five initial hotels contributed to us in exchange for units in a taxable transaction, we would be required to indemnify the contributors for their tax liability plus a gross up amount. Such indemnification obligations could aggregate approximately $46.0 million.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our amended and restated charter provides that we may issue up to 49,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of the offering and the related formation transactions, 6,000,000 shares of common stock will be issued and outstanding and no preferred stock will be issued and outstanding. Additionally, 4,000 shares of restricted common stock have been reserved for issuance upon completion of the offering under our 2004 Stock Incentive Plan. As permitted by the Maryland General Corporation Law, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other subsequently issued class or series of common stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when authorized by our board of directors out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise might be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is essential at present for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of our outstanding shares of stock. In addition, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

Our charter prohibits (a) any person from beneficially or constructively owning our shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons, (c) any transfer that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied and (d) any transfer that would cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or any of the restrictions described in the first sentence of the paragraph directly above (an “Excepted Holder”). However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. If any automatic transfer to the Charitable Trust is not effective, then the initial transfer of stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Other Matters

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors. Upon completion of the offering, we will have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock are able to elect all of the directors.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution and without stockholders approval, opt into the business combination statute in the future.

Should our board opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any transaction.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by directors who are our employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Our board of directors may amend our bylaws, without stockholder approval, so as to implement the control share acquisition statute in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of our board of directors, our president and chief executive officer or our board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger; Amendment of Charter

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the Maryland General Corporation Law, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Limitation of Liability and Indemnification

Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the director or officer to repay the amount reimbursed if the standard of conduct is not met.

We have entered into indemnification agreements with our directors and executive officers that provide for indemnification of such persons to the fullest extent permitted under Maryland law.

The partnership agreement of our operating partnership provides for indemnification of officers, directors and employees of our operating partnership, as well as our indemnification, along with our employees, officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting-out of the control share acquisition statute without stockholder approval. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

P ARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of MHI Hospitality, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

MHI Hospitality, L.P., our operating partnership, has been organized as a Delaware limited partnership. Pursuant to the partnership agreement, MHI Hospitality Corporation, as general partner of our operating partnership, has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any transaction which would result in a change of control of our company unless:

•	We receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by the general partner or any subsidiary);

•	The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of units shall be given the option to exchange its units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than any subsidiary of the general partner) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by our stockholders.

In addition, in the event of a change of control of our company, the limited partners will have the right, for a period of 30 days following the change of control event, to cause the operating partnership to redeem all of the units held by the limited partners for a cash amount equal to the cash redemption amount otherwise payable upon redemption pursuant to the partnership agreement.

We also may (i) transfer all or any portion of our general partnership interest to an affiliate of the general partner, and following such transfer, may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Limited partners may not transfer their units without our written consent as general partner.

Capital Contribution

We will contribute to our operating partnership substantially all the net proceeds of the offering as our initial capital contribution in exchange for approximately a 61.1% initial partnership interest. We initially will own a 1.0% interest as general partner and an approximately 60.1% interest as limited partner. Other parties, including MHI Hotels Services, will contribute their interests in the entities that own our initial properties to the operating partnership and become limited partners and, together with other limited partners, initially will own the remaining 38.9% interest in the partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, the limited partners will receive redemption rights which will enable them to cause the operating partnership to redeem their units in exchange for cash or, at our option, shares of common stock. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of common stock issuable upon redemption of units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

•	result in shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of ours, the operating partnership or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied;

•	cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

With respect to the units issuable in connection with the acquisition of our initial properties, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these properties; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 units, the limited partner must redeem all of the units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

Upon completion of the offering and the formation transactions, the aggregate number of shares of common stock issuable upon exercise of the redemption rights will be approximately 3,817,036. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements to be classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Distributions

The partnership agreement provides that the operating partnership will distribute cash at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b), 704(c) and 706 of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The operating partnership will have perpetual duration unless dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Pursuant to the partnership agreement, we are the tax matters partner of the operating partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal material income tax considerations relating to our qualification and taxation as a REIT and the ownership and disposition of our common stock that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Baker & McKenzie LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below).

The statements in this section and the opinions of Baker & McKenzie LLP discussed herein are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in those opinions.

On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004 (the “Jobs Act”), which amends certain rules relating to REITs. The relevant provisions of the Jobs Act are discussed in this section. As noted, certain provisions do not apply until our taxable year beginning January 1, 2005.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year ending on December 31, 2004. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with the offering of our common stock, Baker & McKenzie rendered an opinion, which is an exhibit to the registration statement of which this prospectus is a part, to the effect that, commencing with our short taxable year beginning on the business day prior to the closing of the offering and ending December 31, 2004, assuming that we complete the elections and other procedural steps described in this discussion of “Material Federal Income Tax Considerations” in a timely fashion, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws.

Investors should be aware that Baker & McKenzie’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Baker & McKenzie’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker & McKenzie will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see the section entitled “Material Federal Income Tax Considerations – Failure to Qualify” in this prospectus.

If we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that we distribute to our stockholders. The benefit of this tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on all of our net income attributable to the failure of either the 75% income test or the 95% test. The taxable amount is determined by multiplying a fraction intended to reflect our profitability by the greater of either:

•	the amount by which 75% of our gross income exceeds the amount of items subject to the 75% test, or

•	the amount by which 90% (95% for taxable years beginning January 1, 2005) of our gross income exceeds the amount of items subject to the 95% test.

•	In the event of a more than de minimis failure of any of the asset tests occurring after January 1, 2005, as described below under “— Requirements for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•	In the event of a failure to satisfy one or more requirements for REIT qualification occurring after January 1, 2005, other than the gross income tests and the asset tests, so long as the failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a nondeductible 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6. Requirements 5 and 6 do not apply during our first taxable year as a REIT, which is our short taxable year ending December 31, 2004.

We believe that we are issuing sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in the section entitled “Description of Common Stock - Restrictions on Ownership and Transfer” in this prospectus.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We do not anticipate owning any qualified REIT subsidiaries.

We will be the general partner of MHI Hospitality, L.P., our operating partnership. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of our operating partnership, MHI Hospitality, L.P., and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own (directly or indirectly) up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed a TRS, MHI TRS Holding Corporation, which will be the holding company for our TRS Lessee and any TRS we form in the future. See “Material Federal Income Tax Consequences - Taxable REIT Subsidiaries.” Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (See “Prohibited Transactions” and “Foreclosure Property” of this section); and

•	income derived from the qualified temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our taxable year ending December 31, 2004) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable year beginning January 1, 2005, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will not be treated as gross income for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our hotels will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

1. The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

2. Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more (by vote or value) of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See the section entitled “Material Federal Income Tax Considerations – Taxable REIT Subsidiaries” in this prospectus.

3. If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

4. We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue or through a TRS. However, we may provide services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only, and those services are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from that property. If this threshold is exceeded, all amounts from that property will be disqualified.

A more detailed explanation of each of these conditions is provided below.

Pursuant to percentage leases, our TRS Lessee will lease from MHI Hospitality, L.P., our operating partnership, and its subsidiaries the land, buildings, improvements, furnishings, and equipment comprising the hotels, for a term of five years. The percentage leases provide that the TRS Lessee is obligated to pay to our operating partnership or its subsidiaries (1) a fixed annual base rent, (2) percentage rent and (3) certain other “additional charges,” as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues in excess of certain thresholds for each of the hotels. Base rent will be adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent accrues and is required to be paid quarterly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, as evidenced by such key factors as whether (i) the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (ii) the recipient shares the risk that the property will decline in value, (iii) the recipient shares in any appreciation in the value of the property, (iv) the recipient shares in savings in the property’s operating costs or (v) the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

Baker & McKenzie is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

•	MHI Hospitality, L.P., our operating partnership and its subsidiaries, on the one hand, and our TRS Lessee, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the TRS Lessee has the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining structural elements, and generally dictates how the hotels are operated and maintained;

•	the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

•	the TRS Lessee generally will indemnify MHI Hospitality, L.P., our operating partnership, and its subsidiaries against all liabilities imposed on our operating partnership and its subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’ use, management, maintenance, or repair of the hotels, (3) any taxes and assessments that are the obligation of the TRS Lessee, (4) any failure on the part of the TRS Lessee to perform or comply with any of the terms of the lease and (5) the non-performance of any of the terms and provisions of any sublease;

•	the TRS Lessee is obligated to pay substantial fixed rent for the period of use of the hotels;

•	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

•	MHI Hospitality, L.P., our operating partnership, and its subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

A leasehold interest in the common area at the Shell Island Resort currently held by MHI Hotels LLC will be assigned to MHI Hospitality L.P. pursuant to an assignment agreement. MHI Hotels LLC will enter into a separate sublease agreement with MHI Hospitality L.P. pursuant to which MHI Hotels LLC will lease such property back from MHI Hospitality L.P.

In addition, a leasehold interest in the restaurant space at the Shell Island Resort Hotel condominium facility known as Commercial Unit C-1 currently held by MHI Hotels Two, Inc. will be assigned to MHI Hospitality L.P. pursuant to an assignment agreement. MHI Hotels Two, Inc. will enter into a separate sublease agreement with MHI Hospitality L.P. pursuant to which MHI Hotels Two, Inc. will lease such property back from MHI Hospitality L.P.

Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases were characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied.

First, the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we will receive will be based on fixed percentages of the lessees’ gross revenues from the related hotel, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not charge rent for any hotel that is based in whole or in part on the income or profits of any person, except by reason of being based on fixed percentages of gross revenues, as described above.

Second, must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS or TRS Lessee. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that each of our hotels will be leased to the TRS Lessee. In addition, we will own a leasehold interest in the common areas of the resort property which will be subleased to MHI Hotels Two, Inc. and MHI Hotels LLC. Furthermore, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee (other than a TRS or TRS Lessee). Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS or TRS Lessee. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS or TRS Lessee at some future date.

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS or TRS Lessee will qualify as “rents from real property” as long as the property is operated on behalf of the TRS or TRS Lessee by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See the sections entitled “Material Federal Income Tax Considerations – Taxable REIT Subsidiaries” in this prospectus.

We have formed one TRS to be the holding company for our TRS Lessee and any TRS lessee we form in the future. Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes. Our TRS Lessee will engage independent hotel managers to operate the related hotels on their behalf. Furthermore, we have represented that, with respect to properties that we lease to the TRS or TRS Lessee in the future, such TRS or TRS Lessee will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS or TRS Lessee. MHI Hotels Services LLC will qualify as an “eligible independent contractor.”

Third, rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any rent attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief provisions, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the TRS Lessee is required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, earlier or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

Although we currently do not intend to do so, from time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from that we may recognize from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” in our initial taxable year ending December 31, 2004 should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Beginning with our taxable year ending December 31, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. We intend to structure any hedging or similar transactions that we may enter into so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our taxable year ending December 31, 2004, those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

For our taxable year beginning January 1, 2005, those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	following such failure for any taxable year, we file a schedule of the items of our gross income in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Material Federal Income Tax Consequences – Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test and the amount by which 90% (95% for our taxable year beginning January 1, 2005) of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital received either through equity offerings, or offerings of public debt with at least a five-year maturity;

•	cash or cash items, including certain receivables; and

•	government securities.

Second, except with respect to the securities of a TRS and the securities described in the first test above:

•	the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets; and

•	we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Third, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fourth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second asset test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS (except that debt securities of a TRS are treated as securities for purposes of the third asset test), mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include “straight debt” securities, any loan to an individual or estate, any section 467 rental agreement other than with a related party tenant, any obligation to pay rents from real property, obligations issued by certain governmental entities and any security issued by a REIT. In general, straight debt securities include straight debt securities issued by a corporation or partnership unless the REIT or any of its controlled taxable REIT subsidiaries holds securities in such issuer other than permitted securities and such securities have a value greater than 1% of the issuer’s outstanding securities. For purposes of the 10% value test, any debt instruments issued by a partnership (other than straight debt securities which already are excluded from the term “securities”) are not considered “securities” to the extent of our percentage interest in the partnership, based on our proportionate interest in the partnership’s equity interests and certain debt securities. In addition, for purposes of the 10% value test, any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding two sentences will not be treated as a “security” if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

Failure to Satisfy Asset Tests

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Effective for our taxable year beginning January 1, 2004, if we fail to meet the 5% and 10% asset test at the end of any quarter and such failure is not cured within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets within 6 months of the identification of the failure, if the violation does not exceed the lesser of 1% of our assets at the end of the relevant quarter and $10,000,000. For violations of any of the asset tests due to reasonable cause that are larger than this amount, we still could avoid disqualification if, in addition to the above requirements, we prepare a schedule for such quarter describing the non-qualifying assets and file it in accordance with regulations prescribed by the Secretary of the Treasury and pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Effective for our taxable year beginning January 1, 2005, if we fail to meet the second or third asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets within 6 months of the identification of the failure, if the violation does not exceed the lesser of 1% of our assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, we still could avoid disqualification if, in addition to the above requirements, we prepare a schedule for such quarter describing the non-qualifying assets and file it in accordance with regulations prescribed by the Secretary of the Treasury and pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed dividends of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income in excess of 5% of our REIT taxable income, computed without regard to the dividends paid deduction.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Material Federal Income Tax Consequences – Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock to enable us to make the required distribution.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

Beginning with our taxable year starting January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, domestic corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We have formed one TRS, MHI Holding, to be the holding company for our TRS Lessee and any TRS we form in the future. Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes. Our TRS Lessee will engage independent hotel managers to operate the related hotels on their behalf. Furthermore, we have represented that, with respect to properties that we lease to a TRS in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. MHI Hotels Services will qualify as “eligible independent contractor.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and our TRS will be conducted on an arm’s-length basis.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.”

The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of our Company” above), our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income.

Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. stockholder generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate U.S. stockholders currently is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. stockholder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate U.S. stockholder may carry forward unused capital losses indefinitely. A corporate U.S. stockholder must pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. stockholder can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See the section entitled “Material Federal Income Tax Considerations – Taxation of Non-U.S. Stockholders” in this prospectus.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of our stockholders who are beneficial owners of our common stock and who are not U.S. stockholders, such as nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (“Non-U.S. stockholders”), are complex. This section is only a summary of such rules. We urge Non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A Non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. stockholder unless either:

•	a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A Non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A Non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the Non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a Non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

If we qualify as a REIT for our first taxable year, a Non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a Non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the Non-U.S. stockholder. A Non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a dividend. We must withhold 35% of any distribution that we could designate as a capital gain distribution. A Non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Effective for our taxable year beginning January 1, 2005, a Non-U.S. stockholder who receives a distribution with respect to a class of stock that is regularly traded on an established securities market located in the United States, and does not own more than 5% of the class of stock at any time during the taxable year, will be treated as receiving an ordinary REIT distribution subject generally to 30% withholding, even if such distribution is otherwise a capital gain dividend.

A Non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock as long as during the five-year period ending on the date of the distribution or disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. However, a Non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a sale or other disposition of our common stock if the common stock is “regularly traded” on an established securities market. Because our common stock is expected to be regularly traded on an established securities exchange, a Non-U.S. stockholder should not incur tax under FIRPTA as long as it owns, actually or constructively, no more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations. In addition, the proceeds of any sale or other disposition of our common stock to which FIRPTA applies would be subject to withholding equal to 10% of such proceeds. Furthermore, a Non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the Non-U.S. stockholder’s U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the Non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in MHI Hospitality, L.P., our operating partnership, and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. It is anticipated that each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership consisted of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends (the “90% passive income exception”).

Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “Material Federal Income Tax Considerations - Income Tests” and “- Asset Tests” in this prospectus. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Material Federal Income Tax Considerations - Distribution Requirements” in this prospectus. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties

Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. It is expected that MHI Hospitality, L.P., our operating partnership, generally will use the “traditional method” for making such allocations.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. With respect to contributed properties that have a tax basis that is lower than their capital account value, the operating partnership will use the “traditional method” under Section 704(c) of the Code for allocating depreciation deductions. As a result of the operating partnership’s use of the traditional method, our tax depreciation deductions attributable to properties contributed to our operating partnership by other partners may be lower and gain on a sale of such property may be higher than they would have been if our operating partnership had acquired those properties for cash. If we receive lower tax depreciation deductions from contributed properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income instead of a tax-free return of capital or a capital gain. See “Material Federal Income Tax Consequences - Taxation of U.S. Taxable Stockholders.” In

addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest

Our adjusted tax basis in our partnership interest in MHI Hospitality, L.P., our operating partnership, generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership (which cannot include the debt allocated to our contributors under the tax indemnity and debt maintenance agreement and related guaranty); and

•	reduced, but not below zero, by our allocable share of the operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain. However, it is unlikely that our adjusted tax basis will be reduced below zero because, as a general partner, our basis will be adjusted to reflect our share of any of the partnership’s liabilities.

Depreciation Deductions Available to Our Operating Partnership

To the extent that MHI Hospitality, L.P., our operating partnership, acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. Our operating partnership generally will depreciate such property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally will depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, our operating partnership generally will depreciate buildings and improvements over either a 39-year or 40-year recovery period using a straight line method and a mid-month convention. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention.

Our operating partnership’s initial basis in properties acquired in exchange for units should be the same as the transferor’s basis in such properties on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions to the extent available.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments over time. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Material Federal Income Tax Considerations - Income Tests” in this prospectus. We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

Summary of New Legislation

On October 22, 2004, the President signed into law the Jobs Act, which, among other items, amended certain rules relating to REITS. The Job Act revises the following REIT rules:

•	As discussed above under “— Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities and not more than 5% of our assets may consist of the securities of any one issuer. If we fail to meet these tests at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the Jobs Act, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations of any of the asset tests due to reasonable cause that are larger than this amount, the REIT could avoid disqualification, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The Jobs Act expands the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation, discussed above.

•	The Jobs Act changes the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “— Income Tests” and makes certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The Jobs Act eliminates the safe harbor allowing rents received by a REIT to be exempt from the 100% excise tax if the rents are for customary services performed by a TRS, or are from a TRS and are described in Section 512(b)(3) of the Code. Instead, such payments are free of the excise tax if they satisfy the present law safe-harbor that applies if the REIT pays the TRS at least 150% of the cost to the TRS of providing any services.

•	The Jobs Act provides additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision, and (iii) the violation does not include a violation of the income or asset tests.

•	As discussed above under the heading “— Taxation of Non-U.S. Stockholders,” we are required to withhold 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The Jobs Act eliminates this 35% withholding tax on any capital gain dividend with respect to any class of stock that is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders.”

The foregoing is a non-exhaustive list of changes made by the Jobs Act.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom BB&T Capital Markets, a division of Scott & Stringfellow, Inc., is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Underwriter	Number of Shares of Common Stock
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Ferris, Baker Watts, Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Flagstone Securities, LLC

Total	6,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are severally obligated to take and pay for all shares of common stock offered hereby (other than those covered by the underwriters’ over-allotment option described below) if any such shares are taken.

The underwriters initially propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price that represents a concession not in excess of $             per share below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per share to other underwriters or to certain dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 900,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter’s name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table.

Prior to the offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price include the following:

•	the information set forth in this prospectus and otherwise available to the underwriters,

•	market conditions for initial public offerings,

•	the prospects for the industry in which we operate,

•	an assessment of the ability of our management,

•	our prospects for future earnings,

•	the present state of our development and our current financial condition,

•	the general condition of the securities markets at the time of this offering, and

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable entities.

The following table provides information regarding the amount of the discount and other items of underwriting compensation, as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., to be paid to the underwriters by us:

	Discount Per Share	Total Discount and Other Compensation Without Exercise of Over-allotment Option	Total Discount and Other Compensation With Full Exercise of Over-allotment Option(1)
Underwriting discounts and commissions payable by us	$	$	$

In addition, we will pay BB&T Capital Markets a financial advisory fee in the amount of 1.0% of the aggregate offering proceeds, less $50,000, for financial advisory services.

We have agreed to reimburse the reasonable, documented out-of-pocket expenses of BB&T Capital Markets incurred in connection with its services in connection with this offering, excluding the fees and disbursements of BB&T Capital Markets’ legal counsel. In addition, we have provided BB&T Capital Markets with a right of first refusal until the first anniversary of the completion of this offering to act as financial advisor in connection with any purchase or sale of stock, merger, acquisition, business combination or other strategic transaction where the expected value of the transaction, as reasonably determined by our board of directors, is in excess of $50 million, or lead underwriter or placement agent in connection with any public or private offering of equity or unsecured debt securities or other capital markets financing.

We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $             million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to list the shares of our common stock on the AMEX under the trading symbol “MDH.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions.

Stabilizing transactions consist of some bids or purchases of shares of our common stock made for the purpose of preventing or slowing a decline in the market price of the shares while the offering is in progress.

In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the shares of our common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the common stock or preventing or slowing a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We, and our executive officers and directors, have agreed that for a period of 180 days from the date of this prospectus we will not, without the prior written consent of BB&T Capital Markets, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any securities that are substantially similar to the common stock or any preferred shares that rank on a parity with or senior to the common stock, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive any such substantially similar securities. BB&T Capital Markets may, in its sole discretion, allow any of these parties to dispose of common stock or other securities prior to the expiration of the 180-day period. However, there are no agreements between BB&T Capital Markets and the parties that would allow them to do so as of the date of this prospectus.

The underwriters or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation. An affiliate of BB&T Capital Markets is the lender under a mortgage loan secured by the Holiday Inn Brownstone hotel that we will acquire in the formation transactions. We will use a portion of the proceeds of the offering to repay this mortgage loan. We expect that an affiliate of BB&T Capital Markets will provide us with a $23.0 million secured revolving credit facility secured by first mortgages on two of our initial hotel properties following completion of the offering.

EXPERTS

The balance sheet of MHI Hospitality Corporation as of August 25, 2004 and the combined financial statements and schedule of real estate and accumulated depreciation of MHI Hotels Services Group (the predecessor) as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and the financial statements and schedule of real estate and accumulated depreciation of Accord, LLC as of December 31, 2003 and 2002, and for the years then ended, and the combined financial statements and schedule of real estate and accumulated depreciation of Elpizo Limited Partnership as of December 31, 2003 and 2002, and for the years then ended have been included herein and in the registration statement in reliance upon the reports of Witt, Mares & Company, PLC, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The market data collected and/or prepared by Smith Travel Research for the U.S. lodging industry has been included herein and in the registration statement with the consent of Smith Travel Research.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Baker & McKenzie LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP. Baker & McKenzie LLP and Hunton & Williams LLP will rely on the opinion of Venable LLP, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

After the offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference rooms. In addition, since we expect that our common stock will be listed on the American Stock Exchange, you will be able to inspect and copy similar information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

Index to Financial Statements

Page
Financial Statement of MHI Hospitality Corporation
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet at August 25, 2004	F-3
Notes to Balance Sheet	F-4
Combined Financial Statements of MHI Hotels Services Group
Report of Independent Registered Public Accounting Firm	F-7
Combined Balance Sheets at December 31, 2002 and 2003, and September 30, 2004 (unaudited)	F-8
Combined Statements of Operations and Partners’/Members’ Equity (Deficit) for the years ended December 31, 2003, 2002 and 2001 and the nine months ended September 30, 2003 and 2004 (unaudited)	F-9
Combined Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-10
Notes to Combined Financial Statements	F-11
Schedule III – Real Estate and Accumulated Depreciation	F-21
Combined Financial Statements of Elpizo Limited Partnership
Report of Independent Registered Public Accounting Firm	F-22
Combined Balance Sheets at December 31, 2002 and 2003, and September 30, 2004 (unaudited)	F-23

Combined Statements of Operations and Stockholders’ Equity/Partners’ Capital (Deficit) for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)

F-24
Combined Statements of Cash Flows for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-25
Notes to Combined Financial Statements	F-26
Schedule III – Real Estate and Accumulated Depreciation	F-32
Financial Statements of Accord, LLC
Report of Independent Registered Public Accounting Firm	F-33
Balance Sheets at December 31, 2002 and 2003, and September 30, 2004 (unaudited)	F-34
Statements of Operations and Members’ Equity (Deficit) for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-35
Statements of Cash Flows for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-36
Notes to Financial Statements	F-37
Schedule III – Real Estate and Accumulated Depreciation	F-41
Financial Statements of Brownestone Partners, LLC
Report of Independent Registered Public Accounting Firm	F-42
Balance Sheets at December 31, 2002 and 2003, and September 30, 2004 (unaudited)	F-43
Statements of Operations and Members’ Equity for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-44
Statements of Cash Flows for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-45
Notes to Financial Statements	F-46
Schedule III – Real Estate and Accumulated Depreciation	F-53
Pro Forma Consolidated Financial Information
Pro Forma Consolidated Balance Sheet at September 30, 2004 (unaudited)	F-55
Notes to Pro Forma Consolidated Balance Sheets	F-56
Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2004 (unaudited)	F-60
Pro Forma Consolidated Statements of Statement of Operations for the year ended December 31, 2003 (unaudited)	F-61
Notes to Pro Forma Consolidated Statements of Operations	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We have audited the accompanying balance sheet of MHI Hospitality Corporation as of August 25, 2004. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of MHI Hospitality Corporation as of August 25, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Witt, Mares & Company, PLC

Williamsburg, Virginia

August 25, 2004

MHI HOSPITALITY CORPORATION

Balance Sheet

August 25, 2004

Asset
Cash	$1,000

Stockholder’s Equity
Preferred stock, $.01 par value, authorized—1,000,000 shares; no shares issued and outstanding	$—
Common stock, $.01 par value, authorized—49,000,000 shares; 100 shares issued and outstanding	1
Additional paid-in capital	999

Total stockholder’s equity	$1,000

The accompanying notes to the balance sheet are an integral part of this statement.

MHI HOSPITALITY CORPORATION

NOTES TO BALANCE SHEET

August 25, 2004

NOTE A—ORGANIZATION

MHI Hospitality Corporation (the “Company”) was incorporated in Delaware on August 20, 2004 but has had no operations to date other than matters relating to its organization and the issuance of 100 shares of common stock, par value $.01 per share (“Common Stock”), to its initial stockholder for $10.00 per share. The Company and its initial stockholder have agreed that such initial 100 shares will be redeemed by the Company for the original purchase price simultaneously with the closing of the offering (as defined below).

MHI Hotels Services Group, our accounting predecessor, consists of entities and interests under common ownership and control by Edgar Sims, Jr., Jeanette Sims, Andrew Sims, Kim Sims and Christopher Sims (the “Sims Family”). The Company has accounted for the contribution of the Sims Family ownership interests at their historical cost basis. These individuals have majority ownership interests in Savannah Hotel Associates and Capitol Hotel Associates, LP, LLP and minority ownership interests in Brownestone Partners, LLC and Accord, LLC.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The books and records of the Company are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

Income Taxes

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) and to comply with the provisions of the Internal Revenue Code of 1986, as amended, with respect thereto. Accordingly, the Company will not be subject to federal income tax to the extent of its distributions to stockholders.

Profit and Loss Allocations and Distributions

As a REIT, the Company intends to declare regular quarterly dividends in order to distribute substantially all of its taxable income to stockholders each year.

Consolidation Policy

The Company’s consolidated financial statements include wholly-owned subsidiaries and those subsidiaries in which it owns a majority voting interest with the ability to control operations of the subsidiaries and where no approval, veto or other important rights have been granted to the minority equity owners. Upon the closing of the Offering (as defined below), the Operating Partnership (as defined below), the Company’s taxable REIT subsidiaries, MHI Hospitality TRS, LLC and MHI GP, LLC, MHI TRS Hospitality TRS Holding, Inc., and the limited partnerships and limited liability companies that own the initial hotels will be the only subsidiaries in which the Company owns a majority voting interest with the ability to control its operations and where no approval, veto or other important rights have been granted to minority equity owners. All significant intercompany transactions and accounts will be eliminated for presentation purposes in the consolidation.

NOTE C—FORMATION TRANSACTIONS

The Company plans to file a Registration Statement on Form S-11 with the SEC with respect to a public offering of its common stock (the “Offering”). Upon completion of the offering, it is expected that the Company will be the general partner of, and hold a controlling interest in, MHI Hospitality, L.P., a Delaware limited partnership (the “Operating Partnership”). Upon consummation of the offering, the Operating Partnership will

MHI HOSPITALITY CORPORATION

NOTES TO BALANCE SHEET—(Continued)

August 25, 2004

exchange operating partnership units for three hotels owned by entities directly or indirectly controlled by the Sims Family. Additionally, the Operating Partnership will acquire three hotels not under common control with the Sims Family in exchange for cash, units and the assumption of debt. The Company will be self-administered and will conduct all of its business activities through the Operating Partnership.

The following transactions will occur at or shortly prior to the closing of the Offering

•	The Company will contribute the net proceeds of the offering to the Operating Partnership in exchange for 6,000,000 operating partnership units, which will represent an approximate 61.1% initial interest in the Operating Partnership. The Company will act as sole general partner of the Operating Partnership.

•	The majority interests in three of the six initial hotel properties will be contributed by the Sims Family to the Operating Partnership in exchange for an aggregate of 2,246,136 units and the assumption of $28.8 million in debt. The minority interests in these hotel properties are being contributed in exchange for 679,034 units.

•	The Operating Partnership will acquire the Hilton Philadelphia Airport property in exchange for 732,254 units and $1.8 million in cash and the assumption of $15.2 million in debt. The entity that owns this property may receive additional units in exchange for the contribution of the property. In the event that the initial offering price of our common stock is less than $9.50 per share, the number of additional units to be issued to this entity will be increased to reflect the difference between the offering price and $9.50 per share multiplied by 732,254. The Operating Partnership expects to use approximately $15.2 million of the net proceeds of the offering to repay the outstanding debt.

•	The Operating Partnership will also acquire the Maryland Inn for a cash payment of $12.2 million. MHI Hotels Services Group’s 25% investment in Accord, LLC, the owner of the Maryland Inn, will be redeemed at closing for a cash payment of approximately $500,000.

•	Upon completion of the offering and the formation transactions, the Company’s executive officers, directors, their affiliates and family members, including MHI Hotels Services will beneficially own in the aggregate an approximate 29.2% equity interest in the Company on a fully diluted basis.

•	The Operating Partnership will acquire the 60.5% majority interests of Brownestone Partners, LLC in exchange for 33,598 units and $1.0 million in cash and the assumption of $6.0 million in debt. In addition, MHI Hotel Services Group’s 39.5% interest will be contributed to the operating partnership in exchange for 126,014 units and the assumption of $0.8 million of debt. The Operating Partnership expects to use $6.8 million of the net proceeds of the offering to repay the outstanding indebtedness of Brownestone Partners, LLC. In connection with this debt repayment, the two entities that will contribute their ownership interest in Brownestone Partners, LLC will enter into debt allocation and tax indemnity agreements and will guarantee a portion of the debt on one other hotel property.

•	The Operating Partnership expects to use approximately $3.0 million of the net proceeds of the offering to repay the outstanding indebtedness on the Holiday Inn Downtown Williamsburg.

•	The Operating Partnership will use approximately $2.0 million of the net proceeds of the offering to compensate MHI Hotels Services LLC for the restructuring of existing management agreements relating to five of the initial hotel properties. The Company’s taxable REIT subsidiary will enter into a new management agreement with MHI Hotels Services upon completion of the offering that will cover all of the initial hotel properties and any future hotels managed by MHI Hotels Services.

•	The Operating Partnership will acquire two space leases for the common areas of Shell Island Resort, a condominium resort property located in Wrightsville Beach, North Carolina. One of the leases will be acquired from MHI Hotels Two, Inc. for $0.5 million in cash and the other space lease will be acquired from MHI Hotels LLC for $3.0 million in cash. The Operating Partnership will enter into a sublease agreement with each of MHI Hotels Two, Inc. and MHI Hotels LLC with respect to such property.

MHI HOSPITALITY CORPORATION

NOTES TO BALANCE SHEET—(Continued)

August 25, 2004

•	The Operating Partnership will lease each of the initial hotel properties to one of its wholly-owned taxable REIT subsidiaries.

NOTE D—ORGANIZATIONAL, OFFERING, GENERAL AND ADMINISTRATIVE COSTS

The Company will be required to pay all of its organizational and offering expenses.

NOTE E—RESTRICTED STOCK

Upon consummation of the initial public offering of its common stock, the Company will issue to its independent directors an aggregate of 4,000 shares of restricted stock under a long-term incentive plan to be adopted by its stockholder. All of the shares of restricted stock will vest on the first anniversary of the date of grant. Dividends will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of common stock.

NOTE F—COMMITMENTS AND CONTINGENCIES

After the offering, the Company expects to make quarterly distributions to its stockholders. The Company’s ability to make such quarterly distributions will depend upon cash the Company expects to receive from cash generated by the operations of the Operating Partnership.

We will enter into tax indemnity and debt allocation agreements with the entities that contribute five of our initial properties. These agreements will require us to indemnify the contributors against tax liabilities in the event we sell those properties in a taxable transaction during a 10-year period. Specifically, we will indemnify the contributors for 100% of their tax liability during the first five years after contribution, 50% during the sixth year, 40% during the seventh year, 30% during the eighth year, 20% during the ninth year and 10% during the tenth year. Such indemnification obligations could result in aggregate payments of up to approximately $46.0 million. The terms of the tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. The contributing entities will guarantee a portion of our initial indebtedness following the closing and we will be obliged to give the contributors the opportunity to guarantee a similar amount of debt in the future.

NOTE G—MANAGEMENT AGREEMENT, STRATEGIC ALLIANCE AGREEMENT AND RELATED PARTIES

The Company has an agreement with MHI Hotels Services to operate the initial hotel properties pursuant to the terms of the master management agreement, which the Company will enter into in connection with the closing of the offering. Pursuant to the terms of the master management agreement, MHI Hotels Services will receive a base management fee and, if the hotels exceed certain financial thresholds, an incentive management fee. The Company has also entered into a strategic alliance agreement with its operating partnership, MHI Hospitality L.P., and MHI Hotels Services whereby the Company has agreed to engage MHI Hotels services for the management of the Company’s future hotels, and MHI Hotels Services will refer to the Company any future acquisition opportunities, with both conditions subject to certain exceptions. In addition, the Company has entered into tax indemnification agreements with four of the entities that are contributing five of the initial hotel properties that are affiliated with the Company.

Andrew M. Sims, our Chief Executive Officer and Chairman of the Board, and William J. Zaiser, Executive Vice President and Chief Financial Officer of the Company, are currently officers and directors of MHI Hotels Services. Upon completion of the offering, Mr. Sims and Mr. Zaiser will resign as officers of MHI Hotels Services, however, Mr. Sims and Mr. Zaiser will remain as members of MHI Hotels Services’ Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We have audited the accompanying combined balance sheets of MHI Hotels Services Group as of December 31, 2003 and 2002, and the related combined statements of operations and partners’/members’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the combined financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These combined financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of MHI Hotels Services Group as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    Witt, Mares & Company, PLC

Williamsburg, Virginia

August 24, 2004

MHI HOTELS SERVICES GROUP

Combined Balance Sheets

September 30, 2004 (Unaudited) and

December 31, 2003 and 2002

	December 31,		September 30,
	2002	2003	2004
ASSETS			(unaudited)
Current Assets
Cash and cash equivalents	$154,381	$67,365	$161,034
Reserves and escrows	792,737	728,452	1,459,136
Accounts receivable	673,561	527,436	780,787
Accounts receivable-affiliate	754,650	1,007,154	27,305
Inventories	113,956	117,390	135,061
Prepaid expenses	101,930	83,396	110,476

Total current assets	2,591,215	2,531,193	2,673,799
Property & Equipment (at cost)
Land and improvements	1,624,396	1,624,396	1,624,396
Building and improvements	27,040,761	27,490,818	27,682,261
Furniture, fixtures and equipment	10,710,248	10,167,278	10,845,894

Total property & equipment	39,375,405	39,282,492	40,152,551
Less: accumulated depreciation	(11,140,687)	(11,753,754)	(13,303,257)

Property & equipment, net	28,234,718	27,528,738	26,849,294
Other Assets
Deferred costs and other assets (net of amortization of $298,482 and 245,115 in 2003 and 2002, respectively) (net of amortization of $330,763 for the nine months ended September 30, 2004)	291,301	285,242	286,915
Investment in Brownestone Partners, LLC	97,187	1,072,160	1,052,417
Investment in Accord, LLC	(613,683)	(659,877)	(647,401)

Total other assets	(225,195)	697,525	691,931

TOTAL ASSETS	$30,600,738	$30,757,456	$30,215,024

LIABILITIES AND PARTNERS’/MEMBERS’ EQUITY
Current Liabilities
Current portion of long term debt	$966,924	$1,025,089	$1,087,865
Current portion of long term capital lease obligation	157,242	53,720	16,131
Short term notes/lines of credit	300,000	450,000	—
Accounts payable	1,547,335	1,787,243	2,105,413
Accrued expenses	1,201,419	918,926	1,660,222
Advance deposits	81,761	127,688	195,566

Total current liabilities	4,254,681	4,362,666	5,065,197
Long Term Liabilities
Long term debt	29,366,273	28,557,838	27,743,227
Long term portion of capital lease obligation	57,811	4,091	—

Total long term liabilities	29,424,084	28,561,929	27,743,227
Total liabilities	33,678,765	32,924,595	32,808,424
Minority interest	(489,365)	(521,268)	(531,635)
Partners’/Members’ Equity(Deficit)
Partners’/members’ equity accounts	(2,588,662)	(1,645,871)	(2,061,765)

Total partners’/members’ equity(deficit)	(2,588,662)	(1,645,871)	(2,061,765)

TOTAL LIABILITIES AND PARTNERS’/MEMBERS’ EQUITY	$30,600,738	$30,757,456	$30,215,024

The accompanying notes to the combined financial statements are an integral part of these statements.

MHI HOTELS SERVICES GROUP

Combined Statements of Operations and Partners’/Members’ Equity(Deficit)

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Operating Revenue
Rooms department	$15,928,592	$15,660,065	$15,828,663	$12,488,996	$13,370,476
Food and beverage department	7,278,015	7,412,848	7,772,413	5,614,690	5,849,616
Other operating departments	902,410	886,114	834,130	656,388	706,085

Total operating revenue	24,109,017	23,959,027	24,435,206	18,760,074	19,926,177

Operating Expenses
Rooms department	4,014,779	3,920,916	4,143,106	3,219,282	3,313,711
Food and beverage department	5,541,689	5,398,453	5,563,915	4,080,350	4,284,888
Other operating departments	427,870	420,284	416,213	327,023	347,126
Selling, general and administrative expense	8,105,785	8,300,664	8,507,581	6,361,929	6,723,658
Management fees—related party	886,465	881,122	910,142	697,545	736,478
Depreciation and amortization	2,167,706	2,236,136	2,045,250	1,566,030	1,589,531

Total operating expenses	21,144,294	21,157,575	21,586,207	16,252,159	16,995,392

Net Operating Income	2,964,723	2,801,452	2,848,999	2,507,915	2,930,785
Other Income (Expense)
Interest expense	(2,579,493)	(2,481,528)	(2,369,422)	(1,789,493)	(1,708,856)
Interest income	29,575	9,379	3,668	2,794	857
Equity in net income (loss) of Brownestone Partners, LLC	(542,066)	(142,358)	(143,983)	(86,905)	(15,977)
Equity in net income (loss) of Accord, LLC	(31,288)	(84,120)	(46,194)	(14,813)	12,476
Gain (loss) on disposal of assets	(192,487)	—	(1,135)	—	—
Minority interest	(206,708)	(224,864)	(152,097)	(166,083)	(357,632)

Net Income (Loss)	(557,744)	(122,039)	139,836	453,415	861,653
Partners’/Members’ Equity, beginning of period	(1,482,356)	(2,150,700)	(2,588,661)	(2,588,662)	(1,645,873)
Partners’/Members’ equity contributed	79,000	158,077	1,123,454	—	23,700
Partners’/Members’ equity distributed	(189,600)	(474,000)	(320,501)	—	(1,301,245)

Partners’/Members’ Equity, end of period	$(2,150,700)	$(2,588,662)	$(1,645,871)	$(2,135,247)	$(2,061,765)

The accompanying notes to the combined financial statements are an integral part of these statements.

MHI HOTELS SERVICES GROUP

Combined Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001

	Years Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(557,744)	$(122,039)	$139,836	$453,415	$861,653
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,167,706	2,236,136	2,045,250	1,566,030	1,589,531
(Gain)/Loss on disposal of property and equipment	192,486	—	1,135	—	—
Equity in net (income) loss of partnership investments	573,354	226,478	190,177	101,718	3,501
Minority Interest	206,708	224,864	152,097	166,083	357,632
(Increase) decrease in:
Restricted cash	98,772	(100,218)	64,285	(264,434)	(730,684)
Accounts receivable	52,392	(112,753)	146,125	101,947	(253,351)
Inventory and prepaid expenses	49,842	(92,690)	15,100	18,667	(44,751)
Other assets	—	(17,184)	(47,310)	(47,310)	(41,700)
Increase (decrease) in:
Accounts payable	1,189,069	(239,755)	239,909	288,513	318,170
Accrued expenses	403,344	65,144	(281,937)	(13,949)	741,295
Advance deposits	(1,909)	548	45,928	43,255	67,878

Net cash provided (used) from operating activities	4,374,020	2,068,531	2,710,595	2,413,935	2,869,174

Cash Flows from Investing Activities:
Capital expenditures	(1,068,231)	(1,213,987)	(1,278,647)	(823,296)	(870,059)
Capital contributed to Brownestone Partners, LLC	(79,000)	(158,077)	(1,118,953)	—	(23,700)
Distribution received from Brownestone Partners, LLC	—	—	—	—	27,465

Net cash provided (used) from investing activities	(1,147,231)	(1,372,064)	(2,397,600)	(823,296)	(866,294)

Cash Flows from Financing Activities:
Members’ capital contributed	79,000	158,077	1,123,454	—	23,700
Members’ capital distributed	(189,600)	(474,000)	(320,501)	—	(1,301,245)
Minority partner distributions	(110,400)	(276,000)	(184,000)	—	(368,000)
Proceeds (payment) of related party loans	(1,877,861)	811,381	(252,505)	(1,343,583)	979,849
Proceeds from borrowing	200,000	—	150,000	3,600,000	650,000
Payment of loans	(691,070)	(992,846)	(759,217)	(3,644,305)	(1,863,521)
Proceeds from capital lease obligations	250,001	—	—	—	—
Payment of capital lease obligations	(187,311)	(200,677)	(157,242)	(126,549)	(29,994)

Net cash provided (used) by financing activities	(2,527,241)	(974,065)	(400,010)	(1,514,437)	(1,909,211)

Net increase (decrease) in cash and cash equivalents	699,548	(277,598)	(87,015)	76,202	93,669
Cash and cash equivalents at the beginning of the period	(267,569)	431,979	154,381	154,381	67,365

Cash and cash equivalents at the end of the period	$431,979	$154,381	$67,365	$230,583	$161,034

Supplemental disclosures:
Cash paid during the period for interest	$2,579,493	$2,481,528	$2,369,422	$1,789,493	$1,708,856

The accompanying notes to the combined financial statements are an integral part of these statements.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

This summary of significant accounting policies of MHI Hotels Services Group (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles applied in the preparation of the financial statements. MHI Hotels Services Group consists of entities and interests under common ownership and control by Edgar Sims, Jr., Jeanette Sims, Andrew Sims, Kim Sims and Christopher Sims (the “Sims Family”). These combined financial statements include the accounts of Capitol Hotel Associates LP, LLP (Holiday Inn Downtown Williamsburg and Wilmington Riverside Hilton) and Savannah Hotel Associates, LLC (Savannah DeSoto Hilton). All significant intercompany transactions among these entities have been eliminated. MHI Hotels Services, LLC, a successor to MHI Hotels, LLC, manages all the hotels.

Business Activity

Capitol Hotel Associates, LP, LLP, a limited liability partnership, was formed on March 17, 1994 to own and operate real estate related to its predecessor entity. The partnership owns the Holiday Inn Downtown Williamsburg, a 137 room, full-service hotel located in Williamsburg, Virginia and the Wilmington Riverside Hilton, a 276 room, full-service hotel located in Wilmington, North Carolina. Income, loss and cash flow are allocated and/or distributed to the partners in accordance with their agreement.

Savannah Hotel Associates, LLC was formed on April 18, 1996 to purchase the Savannah DeSoto Hilton, a 246 room, full-service hotel located in Savannah, Georgia. Income, loss and cash flow are allocated and/or distributed to the members in accordance with their agreement.

Principles of Combination

The accompanying combined financial statements reflect the activity of MHI Hotels Services Group, which include the financial statements of Capitol Hotel Associates LP, LLP and Savannah Hotel Associates, LLC and are presented on a combined basis as a result of common ownership and control by the single group of owners, the Sims Family. The properties are all managed under management agreements with MHI Hotels Services LLC. All significant intercompany accounts and transactions among these entities have been eliminated in the combined financial statements. The Company is a member of two limited liability companies, Brownestone Partners, LLC (“Brownestone”) and Accord, LLC (“Accord”). The Company accounts for its 39.5% interest in Brownestone and its 25% interest in Accord using the equity method.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

MHI Hotels Services Group owns the following interest in the entities that own the hotels listed below:

Property
Holiday Inn Williamsburg	94.75%
Hilton Wilmington Riverside	94.75%
Hilton Savannah DeSoto	63.20%
Holiday Inn Brownstone	39.50%
Best Western Maryland Inn	25.00%

Use of Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management of MHI Hotels Services Group make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, management of MHI Hotels Services Group considers all investments in certificates of deposit purchased with an original maturity of three months or less to be cash equivalents.

Escrow and Reserve Accounts

Escrow accounts are held by the lenders for the purpose of paying real estate taxes. Reserve accounts are held by the Company in a separate bank account. Disbursements from reserve accounts are for capital items approved by the lender.

Accounts Receivable

Management of MHI Hotels Services Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If the amounts become uncollectible, they are charged to operations when that determination is made.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of food and beverages and gift shop merchandise. Cost is determined by the first-in, first-out method.

Property & Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives as follows: hotel buildings and improvements - seven to thirty-nine years and furniture, fixtures and equipment - five to seven years. Depreciation expense for the periods ending September 30, 2004 and 2003 was

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

$1,549,494 and $1,518,242, respectively, and for the years ended December 31, 2003, 2002 and 2001 was $1,945,194, $2,181,039 and $2,176,833, respectively.

Expenditures which materially increase values or extend lives are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against earnings as incurred. In August 2001 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of.” SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. Adoption of the Statement did not have a material effect on the financial condition or results of operations for 2002.

Management of MHI Hotels Services Group reviews a hotel property for impairment whenever events or changes in circumstances indicate the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the property due to declining national or local economic conditions and/or new hotel construction in the market where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of the hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property’s estimated fair market value is recorded and an impairment loss is recognized.

Fair values of hotel properties are estimated through a discounted cash flow analysis taking into account each property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operating activities of the asset, the estimates are based upon future projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and deduct expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the holding period of the asset. The growth assumptions are based upon estimated inflationary increases in room rates and expenses and the demand for lodging at the property, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, capitalization rate, ratio of selling price to gross hotel revenues and selling price per room.

Management of MHI Hotels Services Group has assessed the operations of the hotel properties, and the fair market value of the hotel properties based on undiscounted cash flows and other models, and has noted no impairment in such assets for all years presented.

If actual conditions differ from the assumption, the actual results of each property’s future operations and fair market value could be significantly different from the estimated results and value used in the analysis.

The properties were not held for sale as of September 30, 2004 or December 31, 2003, 2002 and 2001, as defined within the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Deferred Costs

Deferred franchise fees consist of the initial fees paid to Hilton Inns, Inc. to operate the Savannah DeSoto Hilton and to Holiday Inn to operate the Holiday Inn Downtown Williamsburg. Amortization of the fees began upon commencement of hotel operations. The fees are being amortized over the term of the franchise agreement.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

The application fee is the standard initial fee charged by the franchisor. It is based upon the number of rooms in the hotel. This fee is being amortized over the life of the franchise license contract.

Loan fees include direct costs incurred to obtain financing for the Holiday Inn Downtown Williamsburg and the Savannah DeSoto Hilton. These costs are being amortized over the terms of the respective debt agreements.

Purchase Accounting for Acquisition of Additional Interests in Real Estate Entities

Purchase accounting was applied to the assets and liabilities related to real estate entities for which MHI Hotels Services Group acquired additional interests. Ownership interests acquired from the control group are accounted for at their historical cost basis. Acquisitions of ownership interests of other parties are accounted for at fair value. For purchases of additional interests that were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, “Business Combinations,” the fair value of the real estate acquired was determined on an as if vacant building basis. That value is allocated between land and building based on managements’ estimate of the fair value of those components for each property. There have been no acquisitions of additional interests in real estate entities during the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001.

Income Taxes

The entities that own the hotels in the MHI Hotels Services Group are limited liability companies and a limited liability partnership, which file tax returns for which the members/partners are taxed on their respective shares of the entity’s income, and accordingly, no provision for income taxes is included in the financial statements.

Recognition of Revenue

Revenue associated with room rental, food and beverage sales and other hotel revenues are recognized as the related services are provided.

Application of New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 are applied in fiscal years beginning after May 15, 2002. Management adopted SFAS No. 145 as of May 15, 2002 and it has had no material effect on the financial statements. The provisions of the Statement related to the rescission of Statement No. 13 were effective for transactions occurring after May 15, 2002. During 2003, MHI Hotels Services Group refinanced certain mortgage notes.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (revised), an Interpretation of ARB No. 51, Consolidated Financial Statements.” FIN 46(R) revises the requirements for consolidation by business enterprises of variable business entities with specific characteristics. FIN 46(R) is effective immediately for variable interests created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic entities, such as MHI Hotels Services

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

Group, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 30, 2003. Management adopted FIN 46(R) as of January 1, 2003. The application of this Interpretation is not expected to have a material effect on the group’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that MHI Hotels Services Group will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. Management does not believe that it is reasonably possible that the FIN 46(R) will result in the consolidation of any of its equity investees in the future.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity.” This statement requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. Management adopted FASB No. 150 as of July 1, 2003 and it has had no material effect on the financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “ Accounting for Derivative Instruments and Hedging Activities, “ to include the conclusions reached by the FASB on certain FASB Staff Implementation issues; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 as of July 1, 2003 and it has had no material effect on the financial statements.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

NOTE B—LONG-TERM DEBT AND SHORT TERM NOTES/LINES OF CREDIT

Long-term debt of MHI Hotels Services Group consisted of the following as of December 31, 2003 and 2002 and September 30, 2004.

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Mortgage notes on hotels:
First mortgage payable with Wachovia Bank, NA in monthly installments of principal payments plus interest at fixed rate of 7.93% amortized over a 20-year schedule. The loan is collateralized by all real and personal property of the Holiday Inn Downtown Williamsburg and is guaranteed by the members of Capitol Hotel Associates LP, LLP. This note was paid in full in 2003.	$2,870,306	$—	$—
First mortgage payable with TowneBank in monthly installments of principal payments plus interest at the Federal Home Loan Bank of Atlanta’s 36 month cost of funds index rate (2.60% at December 31, 2003) plus 3.00%. Unless sooner paid in full, the note is due January 10, 2023. The loan is collateralized by all real and personal property of the Holiday Inn Downtown Williamsburg and is guaranteed by the members of Capitol Hotel Associates LP, LLP.	—	3,017,491	2,959,167
First mortgage payable with The Mutual Life Insurance Company of New York (“MONY”) in equal monthly installments of $146,657, principal and interest at a fixed rate of 8.22% amortized over a 20-year schedule. Unless sooner paid in full, the note is due September 1, 2008. The loan is collateralized by all real and personal property of the Wilmington Riverside Hilton and is guaranteed by the members of Capitol Hotel Associates LP, LLP.	16,016,136	15,513,401	15,139,768

First mortgage payable with The Mutual Life Insurance Company of New York (“MONY”) dated September 25, 1998 in equal monthly installments of $103,038, principal and interest at a fixed rate of 7.49% based upon a 20-year amortization schedule. Unless sooner paid in full, the note is due November 1, 2008. The loan is collateralized by all real and personal property of the Savannah DeSoto Hilton and is guaranteed by the members of Savannah Hotel Associates, LLC.	11,446,754	11,020,536	10,704,452

Total mortgage debt	$30,333,196	$29,551,428	$28,803,387
Other Long Term Debt:
Equipment obligation payable in 60 monthly payments of $610, due December 8, 2008, bearing interest at a rate of 5.35%. The note is collateralized by a vehicle.	—	31,499	27,703

Total long-term debt	$30,333,196	$29,582,927	$28,831,090

Short-term notes/Lines of Credit:
Line of Credit payable in monthly installments of interest only, due December 2, 2004, bearing interest at a variable rate of the Wall Street Journal Index (4.25% at December 31, 2002, 4.00% and 4.75% at December 31, 2003 and September 30, 2004, respectively) plus 1.00%	150,000	250,000	—
Line of Credit payable in monthly installments of interest only, due January 8, 2005, bearing interest at a variable rate of the Wall Street Journal Index (4.75% at September 30, 2004) plus 0.50%	—	—	—
Line of Credit payable in monthly installments of interest only, due October 7, 2004, bearing interest at a variable rate of the Wall Street Journal Index plus 1.00%, but not less than the minimum simple rate of 7.50% per annum or more than the maximum rate allowed by applicable law	150,000	200,000	—
Line of Credit payable in monthly installments of $2,500 principal plus interest, due October 31, 2004, bearing interest at a variable rate of the SunTrust Bank prime rate (4.75 % at September 30, 2004) plus 0.50%	—	—	—

Total short-term debt	$300,000	$450,000	$—

Total long-term debt and short term notes/lines of credit	$30,633,196	$30,032,927	$28,831,090

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

At December 31, 2003
Current maturities of long-term debt are as follows:
Due in:
2004	$1,028,020
2005	1,113,836
2006	1,220,569
2007	1,318,112
2008	22,483,225
2009 and thereafter	2,419,165

$29,582,927

NOTE C—RELATED PARTY TRANSACTIONS

Capitol Hotel Associates LP, LLP entered into an Amended Hotel Management Agreement on February 18, 1985 with MHI Hotels Services, LLC, a limited liability company affiliated through common ownership, to operate the Holiday Inn Downtown Williamsburg through August 31, 2006. MHI Hotels Services, LLC has a 25% ownership interest in Capitol Hotel Associates LP, LLP. The management company receives a base fee equivalent to 3% of gross revenue and an incentive fee equivalent to 10% of gross operating profit. Management fees expensed for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 under the management contract totaled $77,593, $84,288, $106,181, $105,483 and $101,976, respectively. At September 30, 2004 and at December 31, 2003 and 2002, amounts included in current liabilities related to the above transaction were $0.

Capitol Hotel Associates LP, LLP entered into an Amended Hotel Management Agreement on January 1, 1992 with MHI Hotels Services, LLC, a limited liability company affiliated through common ownership, to operate the Wilmington Riverside Hilton through January 1, 2008 and automatically renewing for one subsequent five-year term unless terminated in writing by either party prior to ninety days of the renewal date. MHI Hotels Services, LLC has a 25% ownership interest in Capitol Hotel Associates LP, LLP. The management company receives a base fee equivalent to 4.5% of gross sales revenue. Management fees expensed for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 under the management contract totaled $383,986, $369,883, $484,023, $439,949 and $457,345, respectively. At September 30, 2004 and at December 31, 2003 and 2002, amounts included in current liabilities related to the above transaction were $0.

Savannah Hotel Associates, LLC entered into an Amended Hotel Management Agreement on May 2, 1996 with MHI Hotels Services, LLC, a limited liability company affiliated through common ownership, through May 31, 2006 and automatically renewing for subsequent five-year terms unless terminated in writing by either party prior to ninety days of the renewal date. MHI Hotels Services, LLC has an 80% ownership interest in Savannah Hotel Associates, LLC. The management company receives a base fee equivalent to 2.5% of gross sales revenue. Management fees expensed for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 under the management contract totaled $274,899, $243,374, $319,938, $335,690 and $327,144, respectively. At September 30, 2004 and at December 31, 2003 and 2002, amounts included in current liabilities related to the above transaction were $0.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

NOTE D—CAPITALIZED LEASES

Certain equipment has been leased for which the minimum lease rentals have been capitalized. The leases, which are non-cancelable, expire on various dates ranging from March, 2003 to January, 2005. The following is a schedule of leased equipment under capital leases:

	As of
	December 31,		September 30,
	2002	2003	2004 (unaudited)
Equipment	$1,037,421	$1,037,421	$1,037,421
Less accumulated depreciation	(858,561)	(991,336)	(1,027,936)

Net	$178,860	$46,085	$9,485

The following is a schedule by years of future minimum lease payments under the capital leases:

	As of
	December 31,		September 30,
	2002	2003	2004 (unaudited)
Total minimum lease payments	$234,475	$60,575	$16,538
Less amount representing interest	19,422	2,764	407

Present value of net minimum lease payments	$215,053	$57,811	$16,131

Current portion	$157,242	$53,720	$16,131
Non-current portion	57,811	4,091	—

Total	$215,053	$57,811	$16,131

NOTE E—COMMITMENTS AND CONTINGENCIES

Leases:

Capitol Hotel Associates LP, LLP leases office equipment under a three-year operating lease, which expires January 14, 2005. Rent expense for all operating leases for the nine months ended September 30, 2004 and 2003 was $1,125 and $1,000, respectively, and for the years ended December 31, 2003, 2002 and 2001, was $1,375, $4,851 and $37,345, respectively.

Savannah Hotel Associates, LLC leases 2,086 square feet of commercial space next to the hotel property for use as an office, retail or conference space or for any related or ancillary purposes for the hotel and/or atrium space. The space is leased under a six-year operating lease, which expires October 31, 2006. There is a renewal option for up to three additional five-year periods expiring October 31, 2011, October 31, 2016, and October 31, 2021, respectively. Rent expense for all operating leases for the nine months ended September 30, 2004 and 2003 was $28,161 and for the years ended December 31, 2003, 2002, 2001 was $37,548.

Savannah Hotel Associates, LLC leases, as landlord, the premises being the entire fourteenth floor to The Chatham Club, Inc. under a ninety-nine year lease expiring July 31, 2086. This lease was assumed upon the purchase of the building under the terms and conditions agreed to by the previous owner of the property. No rental income is recognized under the terms of this lease as the original lump sum rent payment of $990 was received by the previous owner and not prorated over the life of the lease.

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

Franchise Agreements:

Holiday Inn Downtown Williamsburg:

Capitol Hotel Associates LP, LLP signed a license agreement with Holiday Hospitality Franchising, Inc. on May 15, 2004, that provides use of the Holiday Inn name, reservation system, training, operating methods, and sales and marketing programs. Capitol Hotel Associates LP, LLP pays Holiday Inn a franchise fee of 5% of gross rooms revenue. The agreement expires in 2015. This agreement succeeds the original license agreement with Holiday Inns Franchising, Inc. signed on September 18, 1995 and was set to expire in 2005. Fees expensed under this agreement totaled $83,299 and $90,537 for the nine months ended September 30, 2004 and 2003, respectively, and $107,239, $108,347 and $106,907 for the years ended December 31, 2003, 2002 and 2001, respectively.

Wilmington Riverside Hilton:

Capitol Hotel Associates LP, LLP signed a license agreement with Hilton Inns, Inc. on March 23, 1998, that provides use of the Hilton Inn name, reservation system, training, operating methods, and sales and marketing programs. Capitol Hotel Associates LP, LLP pays Hilton a franchise fee of 5.0% of gross rooms revenue and an advertising fee of 1.0% of gross rooms revenue not to exceed $100,000 in the first year of the agreement with annual increases in the cap equal to percentage increases in the Consumer Price Index. Fees expensed under this agreement totaled $272,784 and $255,950 for the nine months ended September 30, 2004 and 2003, respectively, and $324,479, $301,714 and $320,768 for the years ended December 31, 2003, 2002 and 2001, respectively. The agreement expires in 2008.

Savannah DeSoto Hilton:

Savannah Hotel Associates, LLC signed an amended license agreement with Hilton Inns, Inc. on September 29, 1998, that provides use of the Hilton name, reservation system, training, operating methods, and sales and marketing programs. Savannah Hotel Associates, LLC pays Hilton a franchise fee of 2.5% of gross rooms revenue. Fees expensed under this agreement totaled $315,912 and $274,818 for the nine months ended September 30, 2004 and 2003, respectively, and $385,017, $380,225 and $357,687 for the years ended December 31, 2003, 2002 and 2001, respectively. The agreement expires in 2008.

NOTE F—RETIREMENT PLAN

MHI Hotels Services Group participates in a 401(k) Plan, administered by the management company (MHI Hotels Services, LLC) for those employees who meet the eligibility requirements set forth in the plan. Capitol Hotel Associates LP, LLP matches 10% of the employee contributions up to a total match of 1.5% of employee’s wages. All employees who have at least one year of service and who have attained the age of 21 are eligible. Employees are vested automatically with respect to employee contributions. Vesting for employer contributions, based upon years of service, is as follows:

Years of Service	Vested Percentage
Less than two	0%
Two but less than three	20%
Three but less than four	40%
Four but less than five	60%
Five but less than six	80%
Six or more	100%

MHI HOTELS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003, 2002 and 2001

NOTE G—QUARTERLY FINANCIAL INFORMATION (unaudited)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year

Operating revenue	$5,303,511	$7,079,046	$6,377,516	$5,675,133	$24,435,206
Operating expense	4,952,869	5,682,884	5,628,012	5,322,442	21,586,207
Net income (loss)	(161,278)	581,752	110,343	(390,981)	139,836

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year

Operating revenue	$4,738,167	$7,513,237	$6,247,101	$5,460,522	$23,959,027
Operating expense	4,517,494	5,828,197	5,449,201	5,362,677	21,157,575
Net income (loss)	(263,215)	799,475	127,386	(785,685)	(122,039)

NOTE H—SEGMENT INFORMATION

The group operates in one segment, full-service hotels. All of MHI Hotels Services Group’s properties are located in the Southeastern region of the United States of America. As of December 31, 2003 and 2002, MHI Hotels Services Group had no single significant customer.

NOTE I—SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31 and the nine months ended September 30 are as follows:

	December 31, 2001	December 31, 2002	December 31, 2003	September 30, 2004
				(unaudited)
Cash paid for interest	$2,579,493	$2,481,528	$2,369,422	$1,708,856

NOTE J—SUBSEQUENT EVENTS

As of the date of the issuance of these financial statements, there have been no significant transactions or events that have had a material effect on the financial position or results of operations of MHI Hotels Services Group.

Schedule III

MHI HOTELS SERVICES GROUP

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

					Initial Costs			Gross Amount at Year End
Description	Location	Date Acquired	Type	Encumbrances at December 31, 2003	Land	Building and Improvements	Net Improvements Since Acquisition	Land	Building and Improvements	Accumulated Depreciation	Depreciation Life in Years
814 Capitol Landing Rd	Williamsburg, VA	April 1, 1994	Hotel	$3,017,491	$428,400	$3,917,300	$283,066	$428,400	$4,200,366	$1,014,394	7-39
15 East Liberty St	Savannah, GA	June 3, 1996	Hotel	11,020,536	500,000	3,009,410	3,965,044	500,000	6,974,454	1,172,249	7-39
301 North Water St.	Wilmington, NC	April 1, 1994	Hotel	15,513,401	608,700	5,478,297	10,924,997	608,700	16,403,294	2,523,233	7-39

			Totals	$29,551,428	$1,537,100	$12,405,007	$15,173,107	$1,537,100	$27,578,114	$4,709,876

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We have audited the accompanying combined balance sheets of Elpizo Limited Partnership as of December 31, 2003 and 2002, and the related combined statements of operations and stockholders’ equity/partners’ capital (deficit) and cash flows for the years then ended. In connection with our audits of the combined financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These combined financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Elpizo Limited Partnership as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  Witt, Mares & Company, PLC

Williamsburg, Virginia

August 24, 2004

ELPIZO LIMITED PARTNERSHIP

Combined Balance Sheets

September 30, 2004 (unaudited) and

December 31. 2003 and 2002

	December 31,		September 30,
	2002	2003	2004
			(unaudited)
ASSETS
Current Assets
Cash	$743,740	$177,190	$452,840
Restricted real estate tax escrows	389,174	429,103	334,072
Accounts receivable	710,434	448,207	600,589
Inventories	282,168	277,733	310,552
Prepaid expenses	158,489	161,549	447,706

Total current assets	2,284,005	1,493,782	2,145,759
Property & Equipment (at cost)
Land and improvements	2,095,099	2,095,099	2,095,099
Building and improvements	21,422,258	21,426,528	21,653,390
Furniture, fixtures and equipment	10,388,212	10,587,263	10,677,724

Total property & equipment	33,905,569	34,108,890	34,426,213
Less: accumulated depreciation	(19,720,838)	(20,681,808)	(21,400,875)

Property & equipment, net	14,184,731	13,427,082	13,025,338
Other Assets
Deferred charges and other assets (net of amortization of $50,017 and $40,457 in 2003 and 2002, respectively) (net of amortization of $56,077 for the nine months ended September 30, 2004)	28,495	23,375	12,875

TOTAL ASSETS	$16,497,231	$14,944,239	$15,183,972

LIABILITIES AND STOCKHOLDERS’ EQUITY/PARTNERS’ CAPITAL
Current Liabilities
Current portion of long term debt	$371,391	$430,497	$508,043
Accounts payable	431,434	171,869	434,895
Due to affiliate	70,927	81,265	31,682
Accrued expenses	662,148	567,284	699,450
Accrued expenses-related party	150,513	168,885	182,664
Advance deposits	106,243	105,752	126,020

Total current liabilities	1,792,656	1,525,552	1,982,754
Long Term Liabilities
Long term debt	15,542,983	15,112,486	14,735,658
Long term portion of related party debt	232,714	232,714	232,714

Total long term liabilities	15,775,697	15,345,200	14,968,372

Total liabilities	17,568,353	16,870,752	16,951,126
Stockholders’ equity
Common stock	1,000	1,000	1,000
Additional paid in capital	586,990	586,990	586,990

Total stockholders’ equity	587,990	587,990	587,990
General partners’ capital	(16,591)	(25,145)	(23,551)
Limited partners’ capital	(1,642,521)	(2,489,358)	(2,331,593)

Total stockholders’ equity and partners’ capital (deficit)	(1,071,122)	(1,926,513)	(1,767,154)

Total liabilities, stockholders’ equity and partners’ capital	$16,497,231	$14,944,239	$15,183,972

The accompanying notes to the combined financial statements are an integral part of these statements.

ELPIZO LIMITED PARTNERSHIP

Combined Statements of Operations and Stockholders’ Equity/Partners’ Capital (Deficit)

For the nine months ended September 30, 2004 and 2003 (unaudited)

and the years ended December 31, 2003 and 2002

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Operating Revenue
Rooms department	$7,949,689	$7,458,474	$5,549,406	$6,461,441
Food and beverage department	3,851,925	3,798,338	2,995,238	2,770,557
Other operating departments	342,048	283,548	344,264	217,476

Total operating revenue	12,143,662	11,540,360	8,888,908	9,449,474
Operating Expenses
Rooms department	2,252,139	2,203,972	1,624,688	1,780,765
Food and beverage department	2,575,910	2,671,710	2,198,453	2,102,813
Other operating departments	125,058	124,453	229,221	86,489
Selling, general and administrative expense	4,619,145	4,295,522	3,198,564	3,433,073
Management fees	217,673	173,031	127,199	140,543
Depreciation and amortization	963,491	966,090	724,568	729,568

Total operating expenses	10,753,416	10,434,778	8,102,693	8,273,251

Net Operating Income	1,390,246	1,105,582	786,215	1,176,223
Other Income (Expense)
Interest expense	(1,365,158)	(1,317,473)	(990,986)	(967,364)
Other income (expense)—net	(23,570)	—	—	—

Net Income (Loss)	1,518	(211,891)	(204,771)	208,859
Stockholders’ equity and partners’ capital (deficit), beginning of period	(1,072,640)	(1,071,122)	(1,071,122)	(1,926,513)
Partners’ capital contributed	—	—	—	—
Partners’ capital distributed	—	(643,500)	(643,500)	(49,500)

Stockholders’ equity and partners’ capital (deficit), end of period	$(1,071,122)	$(1,926,513)	$(1,919,393)	$(1,767,154)

The accompanying notes to the combined financial statements are an integral part of these statements.

ELPIZO LIMITED PARTNERSHIP

Combined Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003 (unaudited)

and the years ended December 31, 2003 and 2002

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$1,518	$(211,891)	$(204,771)	$208,859
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	963,491	966,090	724,568	729,568
Loss on disposal of property and equipment	23,570	—	—	—
(Increase) decrease in:
Restricted escrows	(24,279)	(39,929)	72,386	95,031
Accounts receivable	(331,494)	262,227	134,022	(152,382)
Inventories and prepaid expenses	(66,072)	1,375	(168,770)	(318,976)
Increase (decrease) in:
Accounts payable	267,990	(259,565)	2,642	263,026
Accrued expenses	(19,203)	(76,492)	42,027	145,944
Advance deposits	58,443	(491)	(3,670)	20,268

Net cash provided by operating activities	873,964	641,324	598,434	991,338

Cash Flows from Investing Activities:
Capital expenditures	(439,119)	(203,321)	(127,846)	(317,323)

Net cash used in investing activities	(439,119)	(203,321)	(127,846)	(317,323)

Cash Flows from Financing Activities:
Partners’ capital distributed	—	(643,500)	(643,500)	(49,500)
Proceeds (payment) of related party loans	59,604	10,338	(33,610)	(49,583)
Payment of loans	(342,077)	(371,391)	(275,661)	(299,282)

Net cash used in financing activities	(282,473)	(1,004,553)	(952,771)	(398,365)

Net increase (decrease) in cash	152,372	(566,550)	(482,183)	275,650
Cash at the beginning of the period	591,368	743,740	743,740	177,190

Cash at the end of the period	$743,740	$177,190	$261,557	$452,840

Supplemental disclosures:
Cash paid during the period for interest	$1,365,158	$1,317,473	$990,986	$967,364

The accompanying notes to the combined financial statements are an integral part of these statements.

ELPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Elpizo Limited Partnership (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles applied in the preparation of the financial statements.

Business Activity

Elpizo Limited Partnership was formed on March 26, 1986 to purchase the Philadelphia Airport Hilton, a 331 room, full-service hotel located in Philadelphia, Pennsylvania. Income, loss and cash flow are allocated and/or distributed to the members in accordance with their agreement.

Principles of Combination

The accompanying combined financial statements reflect the total activity of Elpizo Limited Partnership, which include the financial statements of Elpizo Limited Partnership and Phileo Land Corporation presented on a combined basis as a result of common ownership and control by a single group of owners. The properties are all managed under management agreements with MHI Hotels Services, LLC. All significant inter-affiliate accounts and transactions among the entities have been eliminated in the combined financial statements.

Use of Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management of Elpizo Limited Partnership make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Management of Elpizo Limited Partnership considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If the amounts become uncollectible, they are charged to operations when that determination is made.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of food and beverages and gift shop merchandise. Cost is determined by the first-in, first-out method.

Property & Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives as follows: hotel buildings and improvements - seven to thirty-nine years, and furniture, fixtures and equipment - five to seven years. Depreciation and amortization expense for the periods ending September 30, 2004 and 2003 was $729,568 and $724,568, respectively, and for the years ended December 31, 2003, 2002 and 2001 was $956,530, $953,931 and $1,060,734, respectively.

ELPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

Expenditures which materially increase values or extend lives are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against earnings as incurred. In August, 2001 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of.” SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. Adoption of the Statement did not have a material effect on the financial condition or results of operations for 2002. Management of Elpizo Limited Partnership has assessed the operations of the hotel property and the fair market value of the hotel property based on undiscounted cash flows and other models and has noted no impairment in such assets for all years presented.

Management of Elpizo Limited Partnership reviews the hotel property for impairment whenever events or changes in circumstances indicate the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the property due to declining national or local economic conditions and/or new hotel construction in the market where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of the hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property’s estimated fair market value is recorded and an impairment loss is recognized.

Fair value of the hotel property is estimated through a discounted cash flow analysis taking into account the property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operating activities of the property, the estimates are based upon future projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and deduct expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the holding period of the property. The growth assumptions are based upon estimated inflationary increases in room rates and expenses and the demand for lodging at the property, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, capitalization rate, ratio of selling price to gross hotel revenues and selling price per room.

If actual conditions differ from the assumption, the actual results of the property’s future operations and fair market value could be significantly different from the estimated results and value used in the analysis.

The property was not held for sale as of September 30, 2004 or December 31, 2003 and 2002, as defined within the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Deferred Franchise Fees

Deferred franchise fees consist of the initial fees paid to Hilton Inns, Inc. to operate the Philadelphia Airport Hilton. Amortization of the fees began upon commencement of hotel operations. The fees are being amortized over the term of the franchise agreement, which commenced on December 3, 1994, and runs for a term of 10 years. The agreement is carried at a cost of $42,300 as of September 30, 2004, December 31, 2003 and 2002. Accumulated amortization at September 30, 2004 was $42,300 and at December 31, 2003 and 2002 was $39,127

ELPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

and $34,897, respectively. Management of Elpizo Limited Partnership has assessed the fair market value of the asset and no impairment of any franchise fee was noted during any period presented.

Loan Fees

Loan fees include direct costs incurred in order to obtain financing. These costs are being amortized over the term of the debt agreement. The loan fees are carried at a cost of $22,239 as of September 30, 2004 and December 31, 2003 and 2002. Accumulated amortization at September 30, 2004 was $13,777 and at December 31, 2003 and 2002 were $6,449 and $5,560, respectively.

Income Taxes

Elpizo Limited Partnership is a limited partnership, which files tax returns for which the partners are taxed on their respective shares of the entity’s income, and accordingly, no provision for income taxes is included in the financial statements.

Recognition of Revenue

Revenue associated with room rental, food and beverage sales and other hotel revenues are recognized as the related services are provided.

Application of New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 are applied in fiscal years beginning after May 15, 2002. Management adopted SFAS No. 145 as of May 15, 2002 and it has had no material effect on the financial statements. The provisions of the Statement related to the rescission of Statement No. 13 were effective for transactions occurring after May 15, 2002.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (revised), an Interpretation of ARB No. 51, Consolidated Financial Statements.” FIN 46(R) revises the requirements for consolidation by business enterprises of variable business entities with specific characteristics. FIN 46(R) is effective immediately for variable interests created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic entities, such as Elpizo Limited Partnership, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 30, 2003. Management adopted FIN 46(R) as of January 1, 2003. The application of this Interpretation is not expected to have a material effect on Elpizo Limited Partnership’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that Elpizo Limited Partnership will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. Management does not believe that it is reasonably possible that the adoption of FIN 46(R) will result in the consolidation of any of its equity investees in the future.

ELPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity.” This statement requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. Management adopted FASB No. 150 as of July 1, 2003 and it has had no material effect on the financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement”, 133 on Derivative Instruments and Hedging Activities, “which clarifies certain implementation issues raised by constituents and amends SFAS No. 133”, “Accounting for Derivative Instruments and Hedging Activities”, to include the conclusions reached by the FASB on certain FASB Staff Implementation issues; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 as of July 1, 2003 and it has had no material effect on the financial statements.

NOTE B—LONG-TERM DEBT

Long-term debt of Elpizo Limited Partnership consisted of the following as of December 31, 2003 and 2002 and September 30, 2004.

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Mortgage notes on hotels:
First mortgage payable with Midland Loan Services in monthly installments of fixed payments of principal and interest at a fixed rate per annum of 8.25% amortized under a 25-year schedule. Unless sooner paid in full, the note is due September 10, 2006. The loan is collateralized by all real and personal property of the Philadelphia Airport Hilton and is guaranteed by the members of Elpizo Limited Partnership.	$15,914,374	$15,542,983	$15,243,700

Total mortgage debt	$15,914,374	$15,542,983	$15,243,700
Other Long Term Debt:
Loan payable to Sunleigh LTD, with no due date and payments based upon available cash flow, bearing interest at a rate of 8.50%. The note is uncollateralized	232,714	232,714	232,714

Total long-term debt	$16,147,088	$15,775,697	$15,476,414

ELPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

Long-term debt matures as follows:

At December 31, 2003
Due in:
2004	$430,497
2005	599,558
2006	14,512,928
2007 and thereafter	232,714

$15,775,697

NOTE C—RELATED PARTY TRANSACTIONS

The Company is the obligor on a note described in NOTE B that is payable to Sunleigh LTD., which is wholly owned by one of the partners of Elpizo Limited Partnership.

NOTE D—COMMITMENTS AND CONTINGENCIES

Franchise Agreements:

Elpizo Limited Partnership signed a license agreement with Hilton Inns, Inc. on December 3, 1994, that provides use of the Hilton name, reservation system, training, operating methods, and sales and marketing programs. Elpizo Limited Partnership pays Hilton a franchise fee of 2.5% of gross rooms revenue. Fees expensed under this agreement totaled $325,038 and $284,264 for the nine months ended September 30, 2004 and 2003, respectively, and $376,718, $397,485 and $364,949 for the years ended December 31, 2003, 2002 and 2001, respectively. The agreement expires in December 2004 and the renewal is currently being negotiated.

NOTE E—RETIREMENT PLAN

Elpizo Limited Partnership participates in a 401(k) Plan, administered by the management company (MHI Hotels, LLC) for those employees who meet the eligibility requirements set forth in the plan. Elpizo Limited Partnership matches 10% of the employee contributions up to a total match of 1.5% of employee’s wages. All employees who have at least one year of service and who have attained the age of 21 are eligible. Employees are vested automatically with respect employee contributions. Vesting for employer contributions, based upon years of service, is as follows:

Years of Service	Vested Percentage
Less than two	0%
Two but less than three	20%
Three but less than four	40%
Four but less than five	60%
Five but less than six	80%
Six or more	100%

ELIPIZO LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE F—QUARTERLY FINANCIAL INFORMATION (unaudited)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Operating revenue	$2,613,204	$2,997,118	$2,874,579	$3,055,459	$11,540,360
Operating expense	2,536,413	2,596,879	2,547,825	2,753,661	10,434,778
Net income (loss)	(250,827)	74,490	2,913	(38,467)	(211,891)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Operating revenue	$2,621,302	$3,216,213	$2,938,658	$3,367,489	$12,143,662
Operating expense	2,468,956	2,587,975	2,624,791	3,071,694	10,753,416
Net income (loss)	(182,377)	295,238	(17,376)	(93,967)	1,518

NOTE G—SEGMENT INFORMATION

Elpizo Limited Partnership operates in one segment, full-service hotels. The property is located in the Mid-Atlantic region of the United States of America. As of December 31, 2003 and 2002, Elpizo Limited Partnership had no single significant customer.

NOTE H—SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31 and the nine months ended September 30 are as follows:

	December 31, 2002	December 31, 2003	September 30, 2004
			(unaudited)
Cash paid for interest	$1,365,158	$1,317,473	$967,364

NOTE I—SUBSEQUENT EVENTS

As of the date of the issuance of these financial statements, there have been no significant transactions or events that have had a material effect on the financial position or results of operations of Elpizo Limited Partnership.

Schedule III

COMBINED ELPIZO LIMITED PARTNERSHIP AND PHILEO LAND CORPORATION

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

					Initial Costs			Gross Amount at Year End
Description	Location	Date Acquired	Type	Encumbrances at December 31, 2003	Land	Building and Improvements	Net Improvements Since Acquisition	Land	Building and Improvements	Accumulated Depreciation	Depreciation Life in Years
4509 Island Avenue	Philadelphia PA	January 1, 1986	Hotel	$15,542,983	$2,066,249	$18,442,915	$3,012,463	$2,066,249	$21,455,378	$11,109,515	7-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We have audited the accompanying balance sheets of Accord, LLC as of December 31, 2003 and 2002, and the related statements of operations and members’ equity and cash flows for the years then ended. In connection with our audits of the financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accord, LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Witt, Mares & Company, PLC

Williamsburg, Virginia

August 24, 2004

ACCORD, LLC

Balance Sheets

September 30, 2004 (unaudited) and

December 31, 2003 and 2002

	December 31,		September 30,
	2002	2003	2004
ASSETS			(unaudited)
Current Assets
Cash and cash equivalents	$100,931	$137,739	$115,015
Restricted real estate tax escrows	86,822	114,830	79,310
Accounts receivable	66,290	199,889	248,796
Prepaid expenses	37,643	41,959	79,592

Total current assets	291,686	494,417	522,713

Property & Equipment (at cost)
Land and improvements	897,747	897,747	897,747
Building and improvements	9,073,683	9,066,972	9,120,637
Furniture, fixtures and equipment	1,141,317	1,064,987	1,121,854

Total property & equipment	11,112,747	11,029,706	11,140,238
Less: accumulated depreciation	(4,454,723)	(4,654,602)	(4,873,734)

Property & equipment, net	6,658,024	6,375,104	6,266,504

Other Assets
Deferred charges and other assets (net of amortization of $121,327 and $102,757 in 2003 and 2002, respectively) (net of amortization of $135,255 for the nine months ended September 30, 2004)	94,164	75,593	50,540

TOTAL ASSETS	$7,043,874	$6,945,114	$6,839,757

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Current portion of long term debt	$100,000	$100,000	$100,000
Accounts payable	158,899	156,675	192,068
Due to affiliate	728	1,112	—
Accrued expenses	101,968	49,228	46,288
Accrued expenses-related party	426,702	595,870	598,277
Advance deposits	11,555	8,472	15,399

Total current liabilities	799,852	911,357	952,032

Long Term Liabilities
Long term debt	7,010,132	6,879,644	6,781,159
Long term portion of related party debt	2,080,000	2,185,000	2,087,550

Total long term liabilities	9,090,132	9,064,644	8,868,709

TOTAL LIABILITIES	9,889,984	9,976,001	9,820,741

Members’ Equity (Deficit)
Members’ equity accounts	(2,846,110)	(3,030,887)	(2,980,984)

TOTAL MEMBERS’ EQUITY (DEFICIT)	(2,846,110)	(3,030,887)	(2,980,984)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$7,043,874	$6,945,114	$6,839,757

The accompanying notes to the financial statements are an integral part of these statements.

ACCORD, LLC

Statements of Operations and Members’ Equity (Deficit)

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Operating Revenue
Rooms department	$3,086,362	$2,967,718	$2,290,230	$2,578,439
Lease income—related party	84,000	84,000	63,000	63,000
Other operating departments	277,920	232,321	174,004	196,965

Total operating revenue	3,448,282	3,284,039	2,527,234	2,838,404

Operating Expenses
Rooms department	828,963	769,122	565,732	680,407
Other operating departments	221,800	109,894	98,068	35,424
Selling, general and administrative expense	1,474,940	1,318,965	997,102	1,145,937
Management fees—related party	84,037	79,784	61,458	69,560
Depreciation and amortization	326,795	333,365	232,024	233,060

Total operating expenses	2,936,535	2,611,130	1,954,384	2,164,388

Net Operating Income	511,747	672,909	572,850	674,016

Other Income (Expense)
Interest expense	(658,515)	(647,876)	(485,598)	(478,807)
Interest expense—related party	(189,215)	(195,667)	(146,505)	(145,306)
Other income (expense)—net	(497)	(14,143)	—	—

Net Income (Loss)	(336,480)	(184,777)	(59,253)	49,903

Members’ Equity (Deficit), beginning of period	(2,509,630)	(2,846,110)	(2,846,110)	(3,030,887)
Members’ equity contributed	—	—	—	—
Members’ equity distributed	—	—	—	—

Members’ Equity (Deficit), end of period	$(2,846,110)	$(3,030,887)	$(2,905,363)	$(2,980,984)

The accompanying notes to the financial statements are an integral part of these statements.

ACCORD, LLC

Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002

	Year Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(336,480)	$(184,777)	$(59,253)	$49,903
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	326,795	333,365	232,024	233,060
Loss on disposal of property and equipment	497	14,143	—	—
(Increase) decrease in:
Restricted escrows	(14,441)	(28,008)	25,763	35,520
Accounts receivable	21,252	(133,599)	(102,474)	(48,907)
Prepaid expenses	3,020	(9,909)	(65,793)	(26,508)
Increase (decrease) in:
Accounts payable	(18,327)	(2,224)	(15,693)	35,393
Due to affiliate	728	384	(728)	(1,112)
Accrued expenses	182,074	116,428	76,300	(533)
Advance deposits	(16,947)	(3,083)	653	6,927

Net cash provided by operating activities	148,171	102,720	90,799	283,743

Cash Flows from Investing Activities:
Capital expenditures	(143,880)	(40,424)	(41,675)	(110,532)

Net cash used in investing activities	(143,880)	(40,424)	(41,675)	(110,532)

Cash Flows from Financing Activities:
Proceeds (Payments) from (to) related party loans	80,000	105,000	105,000	(97,450)
Payment of loans	(110,347)	(130,488)	(100,305)	(98,485)

Net cash used in financing activities	(30,347)	(25,488)	4,695	(195,935)

Net increase (decrease) in cash and cash equivalents	(26,056)	36,808	53,819	(22,724)
Cash and cash equivalents at the beginning of the period	126,987	100,931	100,931	137,739

Cash and cash equivalents at the end of the period	$100,931	$137,739	$154,750	$115,015

Supplemental disclosures:
Cash paid during the period for interest	$658,515	$647,876	$485,598	$478,807

The accompanying notes to the financial statements are an integral part of these statements.

ACCORD, LLC

NOTES TO FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Accord, LLC (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles applied in the preparation of the financial statements.

Business Activity

Accord, LLC was formed on June 6, 1997 to purchase the Best Western Maryland Inn—Laurel, a 207 room, full-service hotel located in Laurel, Maryland. Income, loss and cash flow are allocated and/or distributed to the members in accordance with their agreement.

Use of Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management of Accord, LLC make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Management of Accord, LLC considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If the amounts become uncollectible, they are charged to operations when that determination is made.

Property & Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives as follows: hotel buildings and improvements - seven to thirty-nine years, and furniture, fixtures and equipment - five to seven years. Depreciation and amortization expense for the periods ended September 30, 2004 and 2003 was $233,060 and $232,024, respectively, and for the years ended December 31, 2003 and 2002 was $314,795 and $308,225, respectively.

Expenditures which materially increase values or extend lives are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against earnings as incurred. In August, 2001 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of.” SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. Adoption of the Statement did not have a material effect on the financial condition or results of operations for 2002. Management of Accord, LLC has assessed the operations of the hotel property and the fair market value of the hotel property based on undiscounted cash flows and other models and has noted no impairment in such assets for all years presented.

Management of Accord, LLC reviews the hotel property for impairment whenever events or changes in circumstances indicate the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the property

ACCORD, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

due to declining national or local economic conditions and/or new hotel construction in the market where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of the hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property’s estimated fair market value is recorded and an impairment loss is recognized.

Fair value of the hotel property is estimated through a discounted cash flow analysis taking into account the property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operating activities of the property, the estimates are based upon future projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and deduct expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the holding period of the property. The growth assumptions are based upon estimated inflationary increases in room rates and expenses and the demand for lodging at the property, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, capitalization rate, ratio of selling price to gross hotel revenues and selling price per room.

If actual conditions differ from the assumption, the actual results of the property’s future operations and fair market value could be significantly different from the estimated results and value used in the analysis.

The property was not held for sale as of September 30, 2004 or December 31, 2003 and 2002, as defined within the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Loan Fees

Loan fees include direct costs incurred in order to obtain financing. These costs are being amortized over the terms of the respective debt agreements. The loan fees are carried at a cost of $185,795 as of September 30, 2004 and December 31, 2003 and 2002. Accumulated amortization at September 30, 2004 was $135,255 and at December 31, 2003 and 2002 was $121,327 and $102,757, respectively.

Income Taxes

Accord, LLC is a limited liability company, which files tax returns for which the members are taxed on their respective shares of the entity’s income, and accordingly, no provision for income taxes is included in the financial statements.

Recognition of Revenue

Revenue associated with room rental and other hotel revenues are recognized as the related services are delivered.

Application of New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as

ACCORD, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 are applied in fiscal years beginning after May 15, 2002. Management adopted SFAS No. 145 as of May 15, 2002 and it has had no material effect on the financial statements. The provisions of the Statement related to the rescission of Statement No. 13 were effective for transactions occurring after May 15, 2002.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (revised), an Interpretation of ARB No. 51, Consolidated Financial Statements.” FIN 46(R) revises the requirements for consolidation by business enterprises of variable business entities with specific characteristics. FIN 46(R) is effective immediately for variable interests created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic entities, such as Accord, LLC, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 30, 2003. Management adopted FIN 46(R) as of January 1, 2003. The application of this Interpretation is not expected to have a material effect on Accord, LLC’s financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that Accord, LLC will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. Management does not believe that it is reasonably possible that the adoption of FIN 46(R) will result in the consolidation of any of its equity investees in the future.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity.” This statement requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. Management adopted FASB No. 150 as of July 1, 2003 and it has had no material effect on the financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities, “ which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to include the conclusions reached by the FASB on certain FASB Staff Implementation issues; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 as of July 1, 2003 and it has had no material effect on the financial statements.

ACCORD, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE B—LONG-TERM DEBT

Long-term debt of Accord, LLC consisted of the following as of December 31, 2003 and 2002 and September 30, 2004.

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Mortgage notes on hotels:
First mortgage payable with Suburban Capital Markets, Inc. in monthly installments of principal plus interest at a 9.07% rate per annum amortized over a 25-year schedule. Unless sooner paid in full, the note is due June 30, 2007. The loan is collateralized by all real and personal property of the Best Western Maryland Inn—Laurel of Accord, LLC.	$7,110,132	$6,979,644	$6,881,159

Total mortgage debt	$7,110,132	$6,979,644	$6,881,159
Other Related Party Long Term Debt:
Promissory notes payable to the Estate of Walter L. Green, with no due date, bearing interest at a rate of 9.00%. The loans are uncollateralized.	2,080,000	2,185,000	2,087,550

Total long-term debt	$9,190,132	$9,164,644	$8,968,709

Long-term debt matures as follows:

At December 31, 2003
Due in:
2004	$100,000
2005	100,000
2006	6,779,644
2007 and thereafter	2,185,000

$9,164,644

NOTE C—COMMITMENTS AND CONTINGENCIES

Membership Agreements:

Accord, LLC signed a membership agreement with Best Western, Inc. on September 8, 1994, that provides use of the Best Western name, reservation system, training, operating methods, and sales and marketing programs. Accord, LLC pays Best Western a membership fee of approximately 3.5% of gross rooms revenue. This membership fee is based on annual fees charged by Best Western, Inc., based on the number of rooms and number of room reservations at the property. Fees expensed under this agreement totaled $87,563 and $80,309 for the nine months ended September 30, 2004 and 2003, respectively, and $110,659 and $107,397 for the years ended December 31, 2003 and 2002, respectively. The agreement expires in 2005.

Schedule III

ACCORD, LLC

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

					Initial Costs			Gross Amount at Year End
Description	Location	Date Acquired	Type	Encumbrances at 12/31/2003	Land	Building & Improvements	Net Improvements Since Acquisition	Land	Building & Improvements	Accumulated Depreciation	Depreciation Life in Years
15101 Sweitzer Lane	Laurel, MD	January 1, 1985	Hotel	$6,979,644	$889,813	$4,643,478	$4,431,428	$889,813	$9,074,906	$3,951,403	7-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We have audited the accompanying balance sheets of Brownestone Partners, LLC as of December 31, 2003 and 2002, and the related statements of operations and members’ equity and cash flows for the years then ended. In connection with our audits of the financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brownestone Partners, LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Witt, Mares & Company, PLC

Williamsburg, Virginia

August 24, 2004

BROWNESTONE PARTNERS, LLC

Balance Sheets

September 30, 2004 (unaudited) and

December 31, 2003 and 2002

	December 31,		September 30,
	2002	2003	2004
ASSETS			(unaudited)
Current Assets
Cash	$9,180	$9,180	$9,180
Restricted real estate tax escrows	700,000	—	—
Accounts receivable	193,030	241,840	315,629
Accounts receivable-affiliate	—	24,412	53,810
Inventory	22,382	22,563	24,227
Prepaid expenses	36,596	44,150	42,658

Total current assets	961,188	342,145	445,504
Property & Equipment (at cost)
Land and improvements	814,658	814,658	814,658
Building and improvements	6,337,972	6,414,359	6,421,028
Furniture, fixtures and equipment	2,130,108	2,153,147	2,356,793

Total property & equipment	9,282,738	9,382,164	9,592,479
Less: accumulated depreciation	(1,518,153)	(1,959,797)	(2,292,334)

Property & equipment, net	7,764,585	7,422,367	7,300,145
Other Assets
Deferred charges and other assets (net of amortization of $25,895 and $48,785 in 2003 and 2002, respectively) (net of amortization of $42,356 for the nine months ended September 30, 2004)	142,060	121,496	116,645

TOTAL ASSETS	$8,867,833	$7,886,008	$7,862,294

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current portion of long term debt	$165,000	$194,931	$192,227
Current portion of long term related party debt	300,000	—	—
Current portion of long term capital lease obligation	34,366	10,245	10,879
Short Term Notes/Lines of Credit	1,999,910	296	—
Accounts payable	267,746	292,162	302,439
Due to affiliate	14,736	—	—
Accrued expenses	255,690	108,976	278,096
Advance deposits	31,152	22,456	25,506

Total current liabilities	3,068,600	629,066	809,147
Long Term Liabilities
Long term debt	5,604,461	4,761,227	4,615,525
Long term portion of capital lease obligation	35,574	25,329	17,215

Total long term liabilities	5,640,035	4,786,556	4,632,740
Total liabilities	8,708,635	5,415,622	5,441,887
Members’ Equity
Members’ equity accounts	159,198	2,470,386	2,420,407

TOTAL MEMBERS’ EQUITY	159,198	2,470,386	2,420,407

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$8,867,833	$7,886,008	$7,862,294

The accompanying notes to the financial statements are an integral part of these statements.

BROWNESTONE PARTNERS, LLC

Statements of Operations and Members’ Equity

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002

	Years Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Operating Revenue
Rooms department	$3,016,691	$3,113,994	$2,365,979	$2,558,948
Food and beverage department	1,387,426	1,492,937	1,070,391	1,108,482
Other operating departments	158,382	144,050	111,260	173,535

Total operating revenue	4,562,499	4,750,981	3,547,630	3,840,965

Operating Expenses
Rooms department	1,083,851	1,042,325	779,463	850,127
Food and beverage department	982,239	1,068,798	787,182	810,709
Other operating departments	96,082	85,328	63,138	74,266
Selling, general and administrative expense	1,781,642	1,923,403	1,423,099	1,505,472
Management fees—Related Party	136,767	142,528	106,429	115,229
Depreciation and amortization	463,789	533,047	353,964	348,998

Total operating expenses	4,544,369	4,795,429	3,513,275	3,704,801

Net Operating Income (Loss)	18,130	(44,448)	34,355	136,164
Other Income (Expense)
Interest expense	(402,735)	(328,371)	(254,367)	(176,611)
Interest Income	24,206	9,484	—	—
Gain (loss) on disposal of assets	—	(1,178)	—	—

Net Loss	(360,400)	(364,513)	(220,012)	(40,447)
Members’ Equity, beginning of period	194,500	159,198	159,198	2,470,386
Members’ equity contributed	325,098	2,687,094	340,000	60,000
Members’ equity distributed	—	(11,394)	—	(69,532)

Members’ Equity, end of period	$159,198	$2,470,386	$279,186	$2,420,407

The accompanying notes to financial statements are an integral part of these statements.

BROWNESTONE PARTNERS, LLC

Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002

	Years Ended December 31,		Nine Months Ended September 30,
	2002	2003	2003	2004
			(unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(360,400)	$(364,513)	$(220,012)	$(40,447)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	463,789	533,047	353,964	348,998
(Gain)/Loss on disposal of property and equipment	—	1,178	—	—
(Increase) decrease in:
Restricted cash	974	700,000	—	—
Accounts receivable	(40,839)	(53,241)	(144,129)	(73,789)
Inventory and prepaid expenses	(31,201)	(3,304)	(10,196)	(172)
Other assets	—	(41,391)	—	(11,610)
Increase (decrease) in:
Accounts payable	(47,886)	12,840	44,234	10,277
Accrued expenses	88,669	(135,951)	151,791	169,121
Advance deposits	20,191	(8,696)	2,193	3,050

Net cash provided (used) by operating activities	93,297	639,969	177,845	405,428

Cash Flows from Investing Activities:
Capital expenditures	(595,368)	(141,352)	(97,176)	(210,315)
Proceeds from sale of assets	—	11,300	—	—

Net cash provided (used) by investing activities	(595,368)	(130,052)	(97,176)	(210,315)

Cash Flows from Financing Activities:
Members’ capital contributed	325,098	2,687,094	340,000	60,000
Members’ capital distributed	—	(11,394)	—	(69,532)
Payment/Proceeds of related party loans	(1,272)	(38,336)	(263,686)	(29,398)
Proceeds from borrowing	264,500	4,974,095	—	—
Payment of loans	(161,498)	(8,087,898)	(128,911)	(148,702)
Proceeds from capital lease obligations	44,512	—	—	—
Payment of capital lease obligations	(30,902)	(33,479)	(28,072)	(7,480)

Net cash provided (used) by financing activities	440,438	(509,917)	(80,669)	(195,112)

Net increase (decrease) in cash	(61,633)	—	—	—
Cash at the beginning of the period	70,813	9,180	9,180	9,180

Cash at the end of the period	$9,180	$9,180	$9,180	$9,180

Supplemental disclosures:
Cash paid during the period for interest	$402,735	$328,371	$254,367	$176,611

The accompanying notes to the financial statements are an integral part of these statements.

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Brownestone Partners, LLC (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles applied in the preparation of the financial statements.

Business Activity

Brownestone Partners, LLC was formed on August 7, 1998 to purchase the Holiday Inn Brownstone, a 191 room, full service hotel located in Raleigh, North Carolina. Income, loss and cash flow are allocated and/or distributed to the members in accordance with their operating agreement.

Use of Estimates in Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management of Brownestone Partners, LLC makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all certificates of deposit purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Management of Brownestone Partners, LLC considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If the amounts become uncollectible, they will be charged to operations when that determination is made.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of food and beverages and gift shop merchandise. Cost is determined by the first-in, first-out method.

Property & Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives as follows: hotel buildings and improvements- seven to thirty-nine years, and furniture, fixtures and equipment- five to seven years. Depreciation expense for the periods ended September 30, 2004 and 2003 was $332,537 and $345,264, respectively, and for the years ended December 31, 2003 and 2002 was $471,091 and $452,189, respectively.

Expenditures which materially increase values or extend lives are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against earnings as incurred. In August 2001 the Financial Accounting Standards Board (“FASB”) issued Statement of

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of.” SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale. Adoption of SFAS No. 144 did not have a material effect on the financial condition or results of operations for 2002. Management of Brownestone Partners, LLC has assessed the operations of the hotel property and the fair market value of the hotel property based on undiscounted cash flows and other models and has noted no impairment in such assets for all periods presented.

Management of Brownestone Partners, LLC reviews the hotel property for impairment whenever events or changes in circumstances indicate the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the property due to declining national or local economic conditions and/or new hotel construction in markets where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of the hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property’s estimated fair market value is recorded and an impairment loss is recognized.

Fair values of hotel properties are estimated through a discounted cash flow analysis taking into account each property’s expected cash flow generated from operations, holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operating activities of the asset, the estimates are based upon future projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and deduct expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the holding period of the asset. The growth assumptions are based upon estimated inflationary increases in room rates and expenses and the demand for lodging at the property, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, capitalization rate, ratio of selling price to gross hotel revenues and selling price per room.

If actual conditions differ from the assumption, the actual results of each asset’s future operations and fair market value could be significantly different from the estimated results and value used in the analysis.

The property was not held for sale as of September 30, 2004 or December 31, 2003 and 2002, as defined within the provisions of SFAS No. 144.

Deferred Franchise Fees

Deferred franchise fees consist of the initial fees paid to Holiday Inn to operate the Holiday Inn Brownstone. Amortization of the fees began upon commencement of hotel operations. The fees are being amortized over the term of the franchise agreement, which commenced on March 30, 2001, and runs for a term of ten years. The agreement is carried at a cost of $106,000 as of September 30, 2004, December 31, 2003 and 2002. Accumulated amortization at September 30, 2004 was $33,733 and at December 31, 2003 and 2002 was $25,033 and $13,433, respectively. Management of Brownestone Partners, LLC has assessed the fair market value of the asset and no impairment of any franchise fee was noted during any period presented.

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

Loan Fees

Loan fees include direct costs incurred in order to obtain financing. These costs are being amortized over the terms of the respective debt agreements. The loan fees are carried at a cost of $41,391 as of September 30, 2004 and December 31, 2003, and at a cost of $84,845 at December 31, 2002. Accumulated amortization at September 30, 2004 was $8,623 and at December 31, 2003 and 2002 was $862 and $35,352, respectively.

Income Taxes

The Brownestone Partners, LLC is a limited liability company, which files tax returns for which the members are taxed on their respective shares of the entity’s income, and accordingly, no provision for income taxes is included in the financial statements.

Recognition of Revenue

Revenue associated with room rental, food and beverage sales and other hotel revenues are recognized as the related services are delivered.

Application of New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of SFAS No. 145 related to the rescission of Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. During 2003, the Company refinanced certain mortgage notes. Deferred loan costs written off of $49,493 in connection with the refinancing are included in depreciation and amortization.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (revised), an Interpretation of ARB No. 51, Consolidated Financial Statements.” FIN 46(R) revises the requirements for consolidation by business enterprises of variable business entities with specific characteristics. FIN 46(R) is effective immediately for variable interests created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic entities, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, FIN 46(R) is applied to the enterprise no later than the end of the first annual reporting period beginning after June 30, 2003. Management adopted FIN 46(R) as of January 1, 2003. The application of FIN 46(R) is not expected to have a material effect on the Company’s financial statements. FIN 46(R) requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The Company does not believe that it is reasonably possible that the adoption of FIN 46(R) will result in the consolidation of any of its equity investees in the future.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity.” This statement requires the classification of certain financial

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The FASB subsequently deferred indefinitely the provisions of SFAS No. 150 which apply to mandatorily redeemable non-controlling minority interests in consolidated entities. Management adopted FASB No. 150 as of July 1, 2003 and it has had no material effect on the financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities, “ which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation issues, and amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in SFAS No. 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 as of July 1, 2003 and it has had no material effect on the financial statements.

NOTE B—LONG-TERM DEBT

Long-term debt of Brownestone Partners, LLC consisted of the following as of December 31, 2003 and 2002 and September 30, 2004.

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Mortgage notes on hotel:

First mortgage payable with Wachovia Bank, N.A. in monthly installments of fixed principal payments of $12,750 in 2002, $13,750 in 2003 and $14,900 in 2004 plus interest at the Monthly LIBOR Index rate (1.38% at December 31, 2002) plus 2.40%. Unless sooner paid in full, the note is due November 19, 2019. The lender may, at its sole discretion upon at least thirty days’ prior written notice, declare the outstanding principal and accrued interest to be due and payable in full at any time after December 1, 2004. The loan is collateralized by all real and personal property of the Holiday Inn Brownstone, Raleigh and is guaranteed by the members of Brownestone Partners, LLC. This note was paid in full in 2003

	$5,764,210	$—	$—

First mortgage payable with Branch Banking and Trust Company in monthly installments of fixed principal payments of $16,000 in 2004, $17,500 in 2003, $19,000 in 2006, $20,000 in 2007 and $21,500 in 2008 plus interest at a floating rate per annum of the Lender’s prime rate (4.00% at December 31, 2003 and 4.75% at September 30, 2004) plus 0.25%. Unless sooner paid in full, the note is due December 4, 2008 The loan is collateralized by all real and personal property of the Holiday Inn Brownstone, Raleigh and is guaranteed by the members of Brownestone Partners, LLC.	—	4,934,000	4,790,000

Total mortgage debt	$5,764,210	$4,934,000	$4,790,000

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)

Other Long Term Debt:

Equipment obligation payable in sixty monthly payments of $690, due September 3, 2003, bearing interest at a rate of 8.50%. The note is collateralized by a vehicle.	$5,251	$—	$—
Equipment obligation payable in forty-eight monthly payments of $522, due August 28, 2007, bearing interest at a rate of 1.95%. The note is collateralized by a vehicle.	—	22,158	17,752

Total long-term debt	$5,769,461	$4,956,158	$4,807,752
Line of Credit payable in monthly installments of interest only, due August 4, 2003, bearing interest at a variable rate of the Wall Street Journal Index (4.25% at December 31, 2002) plus 1.00%	1,999,910	296	—

Total long term debt and line of credit	$7,769,371	$4,956,454	$4,807,752

Current maturities of long term debt are as follows:

At December 31, 2003
Due in:
2004	$194,931
2005	216,003
2006	224,120
2007	244,145
2008	4,076,959

$4,956,158

NOTE C—RELATED PARTY TRANSACTIONS

The Company entered into an Amended Hotel Management Agreement with MHI Hotels Services, LLC, a limited liability company affiliated through common ownership, with a term through August 31, 2008, which automatically renews for subsequent five-year terms unless terminated in writing by either party prior to ninety days of the renewal date. KDCA Partnership has a 50% ownership interest in Brownestone Partners, LLC and is 99% owned by MHI Hotels Services, LLC (Andrew Sims, Kim Sims and Christopher Sims own a 79% interest in MHI Hotels Services, LLC). The management company receives a base fee equivalent to 3% of gross sales revenue. Management fees expensed for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002 under the management contract totaled approximately $115,229, $106,429, $142,528 and $136,767, respectively. At September 30, 2004 and at December 31, 2003 and 2002, amounts included in current liabilities related to the above transaction were $0, $0 and $74,344, respectively.

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

NOTE D—CAPITALIZED LEASES

Certain equipment has been leased for which the minimum lease rentals have been capitalized. The leases, which are non-cancelable, expire on various dates ranging from August, 2003 to August, 2006. The following is a schedule of leased equipment under capital leases:

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Equipment	$176,723	$176,723	$176,723
Less accumulated depreciation	(109,916)	(143,201)	(151,671)

Net	$66,807	$33,522	$27,875

The following is a schedule of future minimum lease payments under the capital leases:

	As of
	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Total minimum lease payments	$92,243	$48,894	$36,322
Less amount representing interest	22,303	13,320	8,228

Present value of net minimum lease payments	$69,940	$35,574	$28,094

Current portion	$34,366	$10,245	$10,879
Non-current portion	35,574	25,329	17,215

Total	$69,940	$35,574	$28,094

NOTE E—COMMITMENTS AND CONTINGENCIES

Leases:

The Company leases land adjacent to the hotel property for use as a parking lot. The land is leased under a second amendment, dated April 28, 1998, to a ground lease originally dated May 25, 1966. The original lease is a 50-year operating lease, which expires August 31, 2016. There is a renewal option for up to three additional ten-year periods expiring August 31, 2026, August 31, 2036, and August 31, 2046, respectively. The Company holds an exclusive and irrevocable option to purchase the leased premises at fair market value at the end of the original term of the lease, subject to payment of an annual fee of $9,000, and other conditions. Rent expense for all operating leases for the nine months ended September 30, 2004 and 2003 was $57,078, and for the years ended December 31, 2003 and 2002, was $76,104.

Franchise Agreements:

Brownestone Partners, LLC signed a license agreement with Holiday Hospitality Franchising, Inc. on March 30, 2001, that provides use of the Holiday Hospitality Franchising name, reservation system, training, operating methods, and sales and marketing programs. The Company pays Holiday Hospitality Franchising a franchise fee of 2.5% of gross rooms revenue. Fees expensed under this agreement totaled $125,514 and $116,497 for the nine

BROWNESTONE PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2004 and 2003 (unaudited) and

December 31, 2003 and 2002

months ended September 30, 2004 and 2003, respectively, and $153,629 and $148,059 for the years ended December 31, 2003 and 2002, respectively. The agreement expires in 2011.

NOTE F—RETIREMENT PLAN

The Company participates in a 401(k) Plan, administered by the management company, which is MHI Hotels Services, LLC, for those employees who meet the eligibility requirements set forth in the plan. Brownestone Partners, LLC matches 10% of the employee contributions up to a total match of 1.5% of employee’s wages. Contributions to the plan for periods ended September 30, 2004 and 2003, were $3,343 and $2,166, respectively, and for the years ended December 31, 2003 and 2002 were $3,235 and $4,845, respectively. All employees who have at least one year of service and who have attained the age of 21 are eligible. Employees are vested automatically with respect employee contributions. Vesting for employer contributions, based upon years of service, is as follows:

Years of Service	Vested Percentage
Less than two	0%
Two but less than three	20%
Three but less than four	40%
Four but less than five	60%
Five but less than six	80%
Six or more	100%

NOTE G—SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2003 and 2002 and the nine months ended September 30, 2004 are as follows:

	December 31, 2002	December 31, 2003	September 30, 2004
			(unaudited)
Cash paid for interest	$402,735	$328,371	$176,611
Non-cash investing and financing activities:
Acquisition of capital assets under lease obligations	$43,893	$—	$—

Schedule III

BROWNESTONE PARTNERS, LLC

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

				Initial Costs				Gross Amount at Year End
Description	Location	Date Acquired	Type	Encumbrances at December 31, 2003	Land	Building and Improvements	Net Improvements Since Acquisition	Land	Building and Improvements	Accumulated Depreciation	Depreciation Life in Years
1707 Hillsborough St	Raleigh, NC	September 1, 1997	Hotel	$4,934,000	$750,000	$4,250,000	$2,229,017	$750,000	$6,479,017	$724,001	7-39

MHI Hospitality Corporation

Pro Forma Consolidated Financial Information

(Unaudited)

The accompanying unaudited Pro Forma Consolidated Financial Statements are presented to reflect the initial public offering of common stock by MHI Hospitality Corporation (the “Company”), the contribution of three initial properties under common control by and certain minority ownership interests held by Edgar Sims, Jr., Jeanette Sims, Andrew Sims, Kim Sims and Christopher Sims (the “Sims Family”), the pending acquisitions of three hotels owned by Brownestone Partners, LLC, Elpizo Limited Partnership and Accord, LLC and application of the net proceeds of the offering as described in “Use of Proceeds.” The contribution by the Sims Family of the majority interests in the three initial properties is considered a reorganization of entities under common control and these interests are recorded at a historical cost basis. The minority interests held by the Sims Family in the properties owned by Brownestone Partners, LLC and that owned by Accord, LLC are recorded at a historical cost basis. We refer to the controlling and minority interests contributed by the Sims Family in these entities as the MHI Hotels Services Group. The MHI Hotels Services Group is the accounting predecessor of the Company. The Company will account for the third parties interests that will be acquired upon completion of the formation transactions at fair value.

The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004 is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common stock offering and the contributions of the three hotels and the acquisitions of the assets of the three entities described above occurred on September 30, 2004, nor does it purport to represent the future financial position of the Company.

The unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the common stock offering and the contributions of the three hotels and the acquisitions of the three entities described above occurred as of the beginning of each of the periods presented, nor does it purport to represent the future results of operations of the Company.

The Pro Forma Consolidated Financial Statements assume an initial public offering of 6,000,000 shares at $10.00 per share with net proceeds of $54,600,000. The net proceeds will be contributed to MHI Hospitality, L.P., the operating partnership, and will represent a 61.1% ownership interest in the operating partnership. The remaining 38.9% of the operating partnership will be owned by the current owners of the initial hotel properties along with the owners of the Hilton Philadelphia Airport.

MHI Hospitality Corporation

Pro Forma Consolidated Balance Sheet

September 30, 2004

(unaudited)

	MHI Hotels Services Group Historical	Elpizo LP (Philadelphia) Acquisition		Accord, LLC (Laurel) Acquisition		Brownestone Partners, LLC (Raleigh) Historical	Pro forma Adjustments		Use of Proceeds		MHI Hospitality Corporation Pro forma
Current Assets
Cash and cash equivalents	$161,034	$(2,838,700	)(a)	$(12,200,000	)(e)	$9,180	$(1,000,000	)(h)	$18,539,380	(n)	$2,670,894
Restricted cash—renovations	—	—		—		—	—		7,550,000	(o)	7,550,000
Restricted real estate tax escrows	1,459,136	—		—		—	—		—		1,459,136
Account receivable	780,787	—		—		315,629	—		—		1,096,416
Accounts receivable—affiliates	27,305	—		—		53,810	—		—		81,115
Inventories	135,061	—		—		24,227	—		—		159,288
Prepaid expenses	110,476	—		—		42,658	—		—		153,134

Total current assets	2,673,799	(2,838,700)		(12,200,000)		445,504	(1,000,000)		26,089,380		13,169,983

Property & Equipment (at cost)
Land and improvements	1,624,396	2,100,000	(b)	900,000	(f)	814,658	250,000	(i)	—		5,689,054
Building and improvements	27,682,261	21,000,000	(b)	9,679,162	(f)	6,421,028	8,040,184	(i)	—		72,822,635
Furniture, fixtures and equipment	10,845,894	2,164,941	(b)	200,000	(f)	2,356,793	—		—		15,567,628

Total property and equipment	40,152,551	25,264,941		10,779,162		9,592,479	8,290,185		—		94,079,317
Less: accumulated depreciation	(13,303,257)	—		—		(2,292,334)	—		—		(15,595,591)

Total property and equipment, net	26,849,294	25,264,941		10,779,162		7,300,145	8,290,185		—		78,483,726

Other Assets
Shell Island leases	—	—		—		—	—		3,500,000	(p)	3,500,000
Investment in Brownestone Partners, LLC	1,052,417	—		—		—	(1,052,417	)(j)	—		—
Investment in Accord, LLC	(647,401)	—		—		—	647,401	(j)	—		—
Deferred charges and other assets, net	286,915	140,000	(a)	—		116,645	—		—		543,560

Total other assets	691,931	140,000		—		116,645	(405,016)		3,500,000		4,043,560

TOTAL ASSETS	$30,215,024	$22,566,241		$(1,420,838)		$7,862,294	$6,885,168		$29,589,380		$95,697,269

LIABILITIES AND OWNERS’ EQUITY

Current Liabilities
Current portion of long term debt	$1,087,865	$—		$—		$192,227	$—		$(300,000	)(q)	$980,092
Current portion of long term lease obligation	16,131	—		—		10,245	—		—		26,376
Accounts payable	2,105,413	—		—		302,439	—		—		2,407,852
Accrued expenses	1,660,222	—		—		278,096	—		—		1,938,318
Advance deposits	195,566	—		—		25,506	—		—		221,072

Total current liabilities	5,065,197	—		—		808,513	—		(300,000)		5,573,710

Long Term Liabilities
Long term debt	27,743,227	15,243,701	(c)	—		4,615,525	2,000,000	(k)	(24,710,620	)(q)	24,891,833
Long term portion of capital lease obligation	—	—		—		17,849	—		—		17,849

Total long term liabilities	27,743,227	15,243,701		—		4,633,374	2,000,000		(24,710,620)		24,909,632

Minority Interest	(531,635)	—		—		—	25,899,833	(l/m)	—		25,368,198

Owners’ Equity
Partners’/Members’ equity	(2,061,765)	7,322,540	(d)	(1,420,838	)(g)	2,420,407	(6,260,344	)(k/m)	—		—
Equity of MHI Hospitality Corporation	—	—		—		—	(14,754,321	)(m)	54,600,000	(r)	39,845,679

Total owners’ equity	(2,061,765)	7,322,540		(1,420,838)		2,420,407	(21,014,665)		54,600,000		39,845,679

TOTAL LIABILITIES AND OWNERS’ EQUITY	$30,215,024	$22,566,241		$(1,420,838)		$7,862,294	$6,885,168		$29,589,380		$95,697,269

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEETS

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004 is based on the Historical Balance Sheet of the MHI Hotels Services Group, adjusted to reflect the impact of the transactions described below.

The Pro Forma Consolidated Balance Sheets for MHI Hospitality Corporation reflect the assumption that the following occurred September 30, 2004:

•	An initial public offering of 6,000,000 shares at $10.00 per share with net proceeds of $54.6 million net of underwriting discounts, transaction and transfer costs of $5.4 million. Contribution of the net proceeds to MHI Hospitality, L.P. in exchange for a 61.1% ownership interest in the operating partnership. The remaining 38.9% of the partnership will be owned by the contributors of the initial properties along with the owners of the Hilton Philadelphia Airport Hotel.

•	Acquisition or contribution of the initial hotels for the following:

Property	Cash(1)	Debt	Units
Hilton Philadelphia Airport	$2,838,700	$15,250,000	732,254
Holiday Inn Brownstone	1,000,000	6,800,000	159,612
Hilton Savannah DeSoto	—	10,700,000	1,665,494
Maryland Inn Laurel	12,200,000	—	—
Holiday Inn Downtown – Williamsburg(2)	—	2,960,000	200,000
Hilton Wilmington Riverside(2)	—	15,140,000	1,059,676

(1)	Cash includes the following transaction costs: Hilton Philadelphia at $990,000 and Maryland Inn Laurel at $250,000.

(2)	Holiday Inn Downtown and Hilton Wilmington Riverside are owned by Capitol Hotel Associates. The aggregate debt to be assumed in connection with the contribution of Capitol Hotels Associates is approximately $18.1 million and the aggregate number of units to be issued will be 1,259,676.

•	Purchase of two lease agreements relating to the Shell Island resort for $3.5 million in cash. These leases have a remaining life of nine years.

•	Repayment of approximately $25.0 million in existing debt on the Holiday Inn Williamsburg, Hilton Philadelphia Airport and the Holiday Inn Brownstone from the proceeds of the offering.

•	Restructuring of the existing management agreements with MHI Hotels Services, LLC for five of the initial properties, the Hilton Savannah DeSoto, the Hilton Philadelphia Airport, The Hilton Wilmington Riverside, the Holiday Inn Brownstone and the Holiday Inn Downtown Williamsburg, for a fee of $2.0 million in cash. This is a material nonrecurring charge which results directly from the transaction and will be recognized by the Company during the first accounting period following completion of the offering. As a result, this charge is not reflected in the pro forma consolidated statement of operations.

In the opinion of management, all material adjustments to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Balance Sheets are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred as of September 30, 2004, nor does it purport to represent future results of operations.

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET—(Continued)

(a)	Reflects the cash costs incurred in connection with the acquisition of the Hilton Philadelphia Airport as follows:

Cash paid to acquire Hilton Philadelphia Airport

Transfer taxes	$850,000
Transfer of Hilton license	140,000
Cash Portion of Purchase Price (20%)	1,848,700

Total	$2,838,700

(b)	Reflects the mark up of the assets of the Hilton Philadelphia Airport to agree with the purchase price as follows:

Hilton Philadelphia Airport

Purchase Price (Cash, Units @ $10, Debt)	$25,264,941
Property Plant and Equipment
Land	2,100,000
Building and Improvements	21,000,000
Furniture, Fixtures and Equipment	2,164,941

Total	$25,264,941

(c)	Reflects the debt assumed as part of the purchase of the Hilton Philadelphia Airport.

(d)	Reflects the issuance of 732,254 units in the Operating Partnership in connection with the acquisition of the Hilton Philadelphia Airport.

(e)	Reflects the purchase price of $11,950,000 and transfer taxes of $250,000 to be paid in connection with the acquisition of the Best Western Maryland Inn Laurel.

(f)	Reflects the mark up of the assets of the Best Western Maryland Inn Laurel to reflect the fair market value of the 75% acquired from owners that are not members of the control group of MHI Hotels Services Group;

Mark Up of Laurel Assets

Property, Plant, and Equipment
Land	$900,000
Building and Improvements	9,679,162
Furniture, fixtures and equipment	200,000

Total Property & equipment	$10,779,162

(g)	Adjustment to MHI Hotels Services Group Equity in Accord, LLC resulting from the acquisition of the Maryland Inn.

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

Notes and Management Assumptions:

(h)	Reflects the payment of $1.0 million for the MAVAS interest in the Holiday Inn Brownstone Hotel.

(i)	Reflects the mark up of assets to give effect to the acquisition of the minority interest in the hotels of the MHI Hotels Services Group as follows:

Adjustments to Assets and Capital Accounts

	September 30, 2004 balance	Value received @ $10/unit	Account increase Asset markup
Savannah
Capital Account-Krichman interest	$(265,128)	$3,330,990	$3,596,118
Property Plant and Equipment
Land(1)			100,000
Building and Improvements(1)			3,496,118
Capital Account-Zaiser/Smith interest	$(222,707)	$2,798,030	$3,020,737
Property Plant and Equipment
Building and Improvements(1)			3,020,737
Capitol Hotel
Capital Account-Zaiser/Smith interest	$43,799	$661,330	$705,129
Property Plant and Equipment
Land(1)			150,000
Building and Improvements(1)			555,129
Brownestone
Capital Account-MAVAS interest	$1,088,233	$2,001,000	$912,767
Property Plant and Equipment
Building and Improvements(1)			912,767
Capital Account-Zaiser/Smith interest	$279,757	$335,190	$55,433
Property Plant and Equipment
Building and Improvements(1)			55,433

(1)  Purchase accounting was applied to the assets and liabilities related to entities for which MHI Hotels Services Group acquired ownership interests other than those held by the Sims Family. Acquisitions of ownership interests of parties other than the Sims Family are accounted for at fair value. Since the purchases of additional interests were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, “Business Combinations,” the fair value of the real estate acquired was determined on an as if vacant building basis. That value is allocated between land and building based on managements’ estimate of the fair value of those components for each property.

(j)	Reflects elimination of investment in Brownestone Partners, LLC and Accord, LLC upon acquisition and consolidation with MHI Hotels Services Group.

(k)	Reflects equity created by issuance of units for minority interest in MHI Hotels Services Group as follows:

Adjustment	to Members’ Equity

Value @ $10 Per unit issued
Savannah
Krichman Trusts (333,099 units)	$3,330,990
Zaiser/Smith (279,803 units)	2,798,030
Capitol Hotels
Zaiser/Smith (66,133 units)	661,330
Brownestone
Zaiser/Smith (33,519 units)	335,190
MAVAS (100 units, $1 million debt, $1 million cash)	2,001,000
Less cash paid out	(1,000,000)
Less debt of partners assumed	(2,000,000)

Total	$6,126,540

(l)	Reflects the elimination of the minority interests in the MHI Hotels Services Group.

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET—(Continued)

(m)	Reflects the adjustment of the capital accounts to establish the minority interest of 38.9% in MHI Hospitality Corporation based upon the ownership interest of unit holders in the operating partnership other than MHI Hospitality Corporation. Also reflects adjustment for a 61.1% shareholders equity account to give effect to the issuance of common stock. Minority interest is calculated by multiplying the percentage of units in the Operating Partnership not owned by MHI Hospitality Corporation (3,817,036 units or 38.9% of the total 9,821,036 units) by the equity balance of the Operating Partnership.

(n)	Reflects the uses of the net cash proceeds from the offering as follows:

Uses of Cash

Net proceeds from offering	$54,600,000
less payoff debt	(25,010,620)
purchase Shell Island leases	(3,500,000)
create reserve for renovations	(7,550,000)

$18,539,380

(o)	Reflects the establishment of a cash reserve for renovations.

(p)	Reflects the purchase of the Shell Island Resort leases for $3.5 million.

(q)	Reflects the repayment of debt as follows:

Debt Repayment

Total debt repaid (current and long term portions)
Philadelphia debt	$15,243,701
Brownstone debt	6,807,752
Williamsburg debt	2,959,167

$25,010,620

(r)	Reflects increase in equity corresponding to the offering net proceeds of $54.6 million.

MHI HOSPITALITY CORPORATION

Pro Forma Consolidated Statement of Operations

For the Nine Months Ended

September 30, 2004

(unaudited)

	MHI Hotels Services Group Historical	Elpizo LP (Hilton Philadelphia Airport) Historical	Accord, LLC (Maryland Inn) Historical	Brownestone Partners, LLC (Holiday Inn Brownstone) Historical	Pre-formation MHI Hospitality Corporation	Pro Forma Adjustments		MHI Hospitality Corporation Pro Forma
Operating Revenue
Rooms department	$13,370,476	$6,461,441	$2,578,439	$2,558,948	$24,969,304	$—		$24,969,304
Food and beverage department	5,849,616	2,770,557	—	1,108,482	9,728,655	—		9,728,655
Other operating departments	706,085	217,476	196,965	173,535	1,294,061	—		1,294,061
Lease income	—	—	63,000	—	63,000	417,000	(a)	480,000

Total operating revenues	19,926,177	9,449,474	2,838,404	3,840,965	36,055,020	417,000		36,472,020
Operating Expenses
Rooms department	3,313,711	1,780,765	680,407	850,127	6,625,010	—		6,625,010
Food and beverage department	4,284,888	2,102,813	—	810,709	7,198,410	—		7,198,410
Other operating departments	347,126	86,489	35,424	74,266	543,305	—		543,305
Lease expense	—	—	—	—	—	75,000	(b)	75,000
Selling, general and administrative	6,723,658	3,433,073	1,145,937	1,505,472	12,808,140	—		12,808,140
Management fee—related parties	736,478	140,543	69,560	115,229	1,061,810	(341,971)	(c)	719,839
Depreciation and amortization	1,589,531	729,568	233,060	348,998	2,901,157	314,103	(d)	3,215,260

Total operating expenses	16,995,392	8,273,251	2,164,388	3,704,801	31,137,832	47,132		31,184,964

Net Operating Income	2,930,785	1,176,223	674,016	136,164	4,917,188	369,868		5,287,056

Other Income (Expenses)
Interest expense	(1,708,856)	(967,364)	(478,807)	(176,611)	(3,331,638)	1,759,555	(e)	(1,572,083)
Interest expense-related party	—	—	(145,306)	—	(145,306)	145,306	(e)	—
Interest income	857	—	—	—	857	—		857
Equity in net income (loss) of Brownestone Partners, LLC	(15,977)	—	—	—	(15,977)	15,977	(f)	—
Equity in net income (loss) of Accord, LLC	12,476	—	—	—	12,476	(12,476	)(f)	—
Minority interest	(357,632)	—	—	—	(357,632)	(1,087,826	)(g)	(1,445,458))

Total other income (expense)	(2,069,132)	(967,364)	(624,113)	(176,611)	(3,837,220)	820,536		(3,016,684)

Net Income (Loss)	$861,653	$208,859	$49,903	$(40,447)	$1,079,968	$1,190,404		$2,270,372

Earnings per share
Basic and diluted								$0.38
Common shares outstanding
Basic and diluted								6,004,000

MHI HOSPITALITY CORPORATION

Pro Forma Consolidated Statement of Operations

For the year ended

December 31, 2003

(unaudited)

	MHI Hotels Services Group Historical	Elpizo LP (Hilton Philadelphia Airport) Historical	Accord, LLC (Maryland Inn) Historical	Brownestone Partners, LLC (Holiday Inn Brownstone) Historical	Pre-formation MHI Hospitality Corporation	Pro Forma Adjustments		MHI Hospitality Corporation Pro Forma
Operating Revenue
Rooms department	$15,828,663	$7,458,474	$2,967,718	$3,113,994	$29,368,849	$—		$29,368,849
Food and beverage department	7,772,413	3,798,338	—	1,492,937	13,063,688	—		13,063,688
Other operating departments	834,130	283,548	232,321	144,050	1,494,049	—		1,494,049
Lease income	—	—	84,000	—	84,000	556,000	(a)	640,000

Total operating revenues	24,435,206	11,540,360	3,284,039	4,750,981	44,010,586	556,000		44,566,586

Operating Expenses
Rooms department	4,143,106	2,203,972	769,122	1,042,325	8,158,525	—		8,158,525
Food and beverage department	5,563,915	2,671,710	—	1,068,798	9,304,423	—		9,304,423
Other operating departments	416,213	124,453	109,894	85,328	735,888	—		735,888
Lease expense	—	—	—	—	—	100,000	(b)	100,000
Selling, general and administrative	8,507,581	4,295,522	1,318,965	1,923,403	16,045,471	—		16,045,471
Management fees—related parties	910,142	173,031	79,784	142,528	1,305,485	(425,274)	(c)	880,211
Depreciation and amortization	2,045,250	966,090	333,365	533,047	3,877,752	425,470	(d)	4,303,222

Total operating expenses	21,586,207	10,434,778	2,611,130	4,795,429	39,427,544	100,196		39,527,740

Net Operating Income	2,848,999	1,105,582	672,909	(44,448)	4,583,042	455,804		5,038,846

Other Income (Expenses)
Interest expense	(2,369,422)	(1,317,473)	(647,876)	(328,371)	(4,663,142)	2,494,824	(e)	(2,168,318)
Interest expense-related party	—	—	(195,667)	—	(195,667)	195,667	(e)	—
Interest income	3,668	—	—	9,484	13,152	—		13,152
Equity in net income (loss) of Brownestone Partners, LLC	(143,983)	—	—	—	(143,983)	143,983	(f)	—
Equity in net income (loss) of Accord, LLC	(46,194)	—	—	—	(46,194)	46,194	(f)	—
Gain(loss) on disposal of asset	(1,135)	—	—	(1,178)	(2,313)	—		(2,313)
Minority interest	(152,097)	—	—	—	(152,097)	(963,253	)(g)	(1,115,350)
Other Income—net	—	—	(14,143)	—	(14,143)	—		(14,143)

Total other income (expense)	(2,709,163)	(1,317,473)	(857,686)	(320,065)	(5,204,387)	1,917,415		(3,286,972)

Net Income (Loss)	$139,836	$(211,891)	$(184,777)	$(364,513)	$(621,345)	$2,373,219		$1,751,874

Earnings Per Share
Basic and diluted								$0.29
Common shares outstanding
Basic and diluted								6,004,000

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The accompanying unaudited Pro Forma Consolidated Statements of Operations for the nine month period ended September 30, 2004 and the year ended December 31, 2003 are based upon the historical statements of operations of the MHI Hotels Services Group, adjusted to reflect the impact of the transactions described below.

The Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 assumes the following occurred on January 1, 2003:

•	Initial public offering of 6,000,000 shares of common stock at $10.00 per share with net proceeds of $54.6 million. Net proceeds from the offering will be contributed to MHI Hospitality, L.P. (the Operating Partnership) in exchange for units representing a 61.1% interest in the Operating Partnership;

•	Issuance of 3,817,036 units in exchange for 100% of the existing properties controlled by the MHI Hotels Services Group and 80% of the Hilton Philadelphia Airport. Of the 3,817,036 units, 732,254 will be exchanged for 80% of the Hilton Philadelphia Airport, 612,902 will be exchanged for the minority interest in the Hilton Savannah DeSoto, 66,133 will be exchanged for the minority interest in Capitol Hotel Associates, owner of the Hilton Wilmington Riverside and the Holiday Inn Downtown Williamsburg, and 33,596 will be exchanged for the 60.5% majority interest in the Holiday Inn Brownstone. The remaining 2,372,151 units be exchanged for 100% of the majority interest in the MHI Hotels Services Group;

•	Acquisition of the remaining 20% of the Hilton Philadelphia Airport will be exchanged for $1,848,700 in cash;

•	Acquisition of the leases for the common area of the Shell Island Resort for $3.5 million in cash;

•	Restructuring of the existing management agreements with MHI Hotels Services LLC for five of the initial properties, the Hilton Savannah DeSoto, the Hilton Philadelphia Airport, the Hilton Wilmington Riverside, the Holiday Inn Brownstone and the Holiday Inn Downtown Williamsburg, for a fee of $2.0 million in cash. This is a material nonrecurring charge which results directly from the transaction and will be recognized by the Company during the first accounting period following completion of the offering. As a result, this charge is not reflected in the pro forma consolidated statements of operations;

•	Acquisition of the MAVAS interests in the Holiday Inn Brownstone for $2.0 million in cash, of which $1.0 million will be used to repay a construction loan, and 100 units;

•	Repayment of approximately $25.0 million in existing debt on the Holiday Inn Downtown Williamsburg, Hilton Philadelphia Airport and the Holiday Inn Brownstone from the proceeds of the offering; and

•	Transaction and transfer costs of $5.4 million were netted from the proceeds.

In the opinion of management, all material adjustments to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred as of the beginning of each of the periods presented, nor does it purport to represent future results of operations.

Notes and Management Assumptions:

(a)	Reflects the initial annual revenue from the sub-leases on the Shell Island Resort of $640,000 and a reduction in annual rental income resulting from the termination of the Brass Duck restaurant lease located in the Maryland Inn Laurel in the amount of $84,000. For the nine months ended September 30, 2004, the adjustment consists of the reduction of rental income resulting from the termination of the restaurant lease and an increase to reflect the pro rata portion of the reduction in rental income and Shell Island Resort sub-leases.

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(b)	Reflects the initial annual expenses from the leases on the Shell Island Resort of $100,000 in 2003. For the nine months ended September 30, 2004 the adjustment is $75,000 to reflect the nine month pro rata portion of the annual expenses of the Shell Island Resort leases.

(c)	Reflects the reduction of management fees for each hotel described in the table below to 2.0% of gross revenue down from 4.5% for Hilton Wilmington Riverside, 3.5% for Holiday Inn Downtown Williamsburg, 3.0% for Holiday Inn Brownstone and Hilton Savannah DeSoto and 2.5% for Maryland Inn. The Hilton Philadelphia Airport’s management fee increased from 1.5% to 2.0%.

Management Fee Adjustments:	Historic Year ended December 31, 2003	Pro Forma Year ended December 31, 2003	Historic Nine months ended September 30, 2004	Pro Forma Nine months ended September 30, 2004
Hilton Savannah DeSoto	$319,938	$213,251	$274,899	$182,616
Capitol Hotels (Holiday Inn Downtown Williamsburg and Hilton Wilmington Riverside)	590,205	275,452	461,579	215,907
Hilton Philadelphia Airport	173,031	230,807	140,543	188,989
Maryland Inn	79,784	65,681	69,560	55,508
Holiday Inn Brownstone	142,528	95,020	115,229	76,819

Total management fees	$1,305,485	$880,211	$1,061,810	$719,839

Total		$(425,274)		$(341,971)

The management fees will increase to 2.5% in 2005 and 3.0% in 2007 and thereafter.

(d)	Reflects change in depreciation expense due to the acquisition of the minority interests in existing hotels, the acquisition of the Maryland Inn and Hilton Philadelphia Airport. Also reflects amortization expense relating to the amortization of the leases at Shell Island Resort. The Shell Island lease purchase of $3.5 million is being amortized over nine years.

Depreciation Adjustments:	Year ended December 31, 2003	Nine months ended September 30, 2004
Hilton Savannah DeSoto	$167,099	$125,324
Capitol Hotels (Holiday Inn Downtown Williamsburg and Hilton Wilmington Riverside)	14,234	10,676
Hilton Philadelphia Airport	(118,352)	(93,764)
Maryland Inn	(56,611)	(42,458)
Holiday Inn Brownstone	30,210	22,658

Total	$36,581	$22,436

Amortization Adjustments:	Year ended December 31, 2003	Nine months ended September 30, 2004
Shell Island Resort Leases	$388,889	$291,667

Total	$388,889	$291,667

Total depreciation and amortization, as adjusted	$425,470	$314,103

MHI HOSPITALITY CORPORATION

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(e)	Reflects the following decrease in interest expense due to the reduction in existing debt with proceeds of the offering.

Interest Adjustments:	Year ended December 31, 2003	Nine months ended September 30, 2004
Holiday Inn Downtown Williamsburg	$(201,104)	$(136,773)
Hilton Philadelphia Airport	(1,317,473)	(967,364)
Maryland Inn	(843,543)	(624,113)
Holiday Inn Brownstone	(328,371)	(176,611)

Total	$(2,690,491)	$(1,904,861)

(f)	Reflects elimination of equity in net income (loss) of Brownestone Partners, LLC and Accord, LLC.

(g)	Reflects the adjustment required to establish a minority interest of 38.9% which represents the units held by the majority owners’ of the initial hotels. Minority interest is calculated by multiplying the percentage of the units in the Operating Partnership not owned by MHI Hospitality Corporation (3,817,036 units or 38.9% of the total 9,821,036 units) by the equity balance of the Operating Partnership.

6,000,000 Shares

MHI

HOSPITALITY

CORPORATION

Common Stock

PROSPECTUS

BB&T Capital Markets

Ferris, Baker Watts Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Flagstone Securities

            , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered (assuming no exercise of the underwriter’s over-allotment option), all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$9,617
NASD filing fee	8,090
AMEX listing fee	50,000
Printing and engraving fees	100,000
Legal fees and expenses	650,000
Accounting fees and expenses	220,000
Blue sky fees and expenses	5,000
Transfer Agent and Registrar fees	5,000
Advisory fee	550,000
Miscellaneous	202,293

Total	$1,800,000

All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 32. Sales To Special Parties.

Except for the sale of 100 shares to Andrew Sims, our chairman, president and chief executive officer, at an aggregate price of 1,000 in connection with the Registrant’s formation in August 2004, there have been no sales of unregistered securities by the Registrant in the last six months. These 100 shares will be redeemed for the same price as the purchase price immediately prior to the completion of the Registrant’s initial public offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 33. Recent Sales of Unregistered Securities.

Except for the sale of 100 shares to Andrew Sims, our chairman, president and chief executive officer, at an aggregate price of $1,000 in connection with the Registrant’s formation in August 2004, there have been no sales of unregistered securities by the Registrant in the last three years. These 100 shares will be redeemed for the same price as the purchase price immediately prior to the completion of the Registrant’s initial public offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with the Maryland General Corporation Law and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by the director or officer or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibits
1.1*	Form of Underwriting Agreement by and among MHI Hospitality Corporation, MHI Hospitality, L.P. and BB&T Capital Markets and the Underwriters named herein.
3.1†	Articles of Amendment and Restatement of MHI Hospitality Corporation.
3.2†	Bylaws of MHI Hospitality Corporation.
3.3†	Form of Amended and Restated Agreement of Limited Partnership of MHI Hospitality, L.P.
5.1*	Opinion of Venable LLP, with respect to the legality of the shares being registered.
8.1*	Tax Opinion of Baker & McKenzie LLP.
10.1*	MHI Hospitality Corporation 2004 Omnibus Stock Incentive Plan.
10.2	Form of Executive Employment Agreement between MHI Hospitality Corporation and Andrew M. Sims.
10.3	Form of Executive Employment Agreement between MHI Hospitality Corporation and William J. Zaiser.
10.4†	Form of Strategic Alliance Agreement dated , 2004 between MHI Hospitality Corporation, MHI Hospitality, L.P. and MHI Hotels Services LLC.
10.5†	Form of Master Management Agreement with MHI Hotels Services LLC.
10.6†	Contribution Agreement dated August 23, 2004 by and between the owners of Capitol Hotel Associates L.P., L.L.P. and MHI Hospitality, L.P.
10.7†	Contribution Agreement dated August 23, 2004 by and between the owners of Savannah Hotel Associates LLC and MHI Hospitality, L.P.
10.8†	Contribution Agreement dated August 23, 2004 by and between KDCA Partnership, MAVAS LLC, and MHI Hospitality, L.P.
10.9†	Contribution Agreement dated September 8, 2004 by and between Elpizo Limited Partnership, Phileo Land Corporation and MHI Hospitality, L.P.
10.10†	Asset Purchase Agreement dated August 19, 2004 by and between Accord LLC, West Laurel Corporation and MHI Hotels Services, LLC.
10.11*	Form of Agreement to Assign and Sublease Common Space Lease dated , 2004 by and between MHI Hospitality L.P. and MHI Hotels, LLC.
10.12*	Form of Agreement to Assign and Sublease Commercial Space Lease dated , 2004 by and between MHI Hospitality L.P. and MHI Hotels Two, Inc.
10.13†	Form of Lease Agreement with MHI Hospitality TRS, LLC.
10.14†	Form of Management Restructuring Agreement dated , 2004 by and between MHI Hospitality TRS, LLC, MHI Hotels Services LLC and MHI Hospitality, L.P.
21*	List of Subsidiaries of MHI Hospitality Corporation.
23.1	Witt Mares & Company, PLC Consent.
23.2*	Baker & McKenzie LLP Consent (included in Exhibit 8.1).
23.3†	Smith Travel Research Consent.
23.4*	Venable LLP Consent (included in Exhibit 5.1)
24.1*	Power of Attorney.
99.1†	Consent of Kim E. Sims to being named as a director nominee.
99.2†	Consent of Christopher L. Sims to being named as a director nominee.
99.3†	Consent of Edward S. Stein to being named as a director nominee.
99.4†	Consent of David J. Beatty to being named as a director nominee.
99.5†	Consent of J. Paul Carey to being named as a director nominee.
99.6†	Consent of General Anthony C. Zinni (USMC Ret.) to being named as a director nominee.

*	To be filed by amendment.
†	Previously filed.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsburg, Commonwealth of Virginia on the 24th day of November, 2004.

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ William J. Zaiser	By:	/s/ Andrew M. Sims
	William J. Zaiser Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)		Andrew M. Sims President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

II-4